UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant     ☒
Filed by a Party other than the Registrant     ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
PACTIV CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which the transaction applies:
Common Stock of Pactiv Corporation, par value $0.01 per share (the “common stock”)

☐	(2)	Aggregate number of securities to which the transaction applies:
136,196,665 shares of common stock, including 3,200,000 shares issued to the Pactiv Rabbi Trust and 114,700 shares of restricted stock; as well as 3,268,413 shares underlying options to purchase common stock and performance share awards with respect to 2,031,816 shares of common stock.

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The maximum aggregate value was determined based upon the sum of (a) 136,196,665 shares of common stock multiplied by the merger consideration of $33.25 per share; (b) options to purchase 3,268,413 shares of common stock with exercise values of less than the merger consideration of $33.25 multiplied by $12.51 (which is the difference between $33.25 and the weighted average exercise price for such shares of $20.74 per share); and (c) performance share awards with respect to 2,031,816 shares of common stock multiplied by the merger consideration of $33.25 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00007130 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of the transaction: $4,636,984,839.88

(5)	Total fee paid: $330,617.02

☒	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Pactiv Corporation
1900 West Field Court
Lake Forest, Illinois 60045
Telephone: (847) 482-2000

October 15, 2010

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Pactiv Corporation to be held on November 15, 2010 at the Hilton Garden Inn, 26225 North Riverwoods Boulevard, Lake Forest, Illinois 60045, at 3:00 p.m., Chicago time. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 16, 2010, by and among Pactiv, Rank Group Limited, a company organized under the laws of New Zealand, Reynolds Group Holdings Limited, a company organized under the laws of New Zealand, and Reynolds Acquisition Corporation, a Delaware corporation and indirect wholly owned subsidiary of Reynolds. Reynolds is an affiliate of Rank Group. Pursuant to the merger agreement, Reynolds Acquisition Corporation will merge with and into Pactiv and Pactiv will become an indirect wholly owned subsidiary of Reynolds.

If the merger is completed, holders of Pactiv common stock will receive $33.25 in cash, or the merger consideration, without interest and less any applicable withholding tax, for each share of Pactiv common stock owned by them as of the date of the merger.

After careful consideration, our board of directors determined that the merger agreement and the merger are advisable, fair to and in the best interests of Pactiv stockholders. Our board of directors has unanimously approved the merger agreement. Our board of directors recommends that you vote “FOR” adoption of the merger agreement and approval of the transactions contemplated thereby at the special meeting.

Our board of directors considered a number of factors in evaluating the transaction and consulted with its legal and financial advisors in so doing. The enclosed proxy statement also provides detailed information about the merger agreement and the merger. We encourage you to read the proxy statement carefully.

Your vote is very important, regardless of the number of shares you own. The merger must be approved by the holders of a majority of shares of our outstanding common stock. Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement and approval of the transactions contemplated thereby. Only stockholders who owned shares of Pactiv common stock at the close of business on October 14, 2010, the record date for the special meeting, will be entitled to vote at the special meeting. On behalf of our board of directors, I urge you to sign, date and return the enclosed proxy card, or vote via the Internet or telephone as soon as possible, even if you currently plan to attend the special meeting.

On behalf of our board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Richard L. Wambold
Chairman and Chief Executive Officer

This proxy statement is dated October 15, 2010 and is being mailed to stockholders of Pactiv on or about October 15, 2010.

Pactiv Corporation
1900 West Field Court
Lake Forest, Illinois 60045
Telephone: (847) 482-2000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Notice is hereby given that a special meeting of stockholders of Pactiv Corporation, a Delaware corporation, will be held on November 15, 2010 at the Hilton Garden Inn, 26225 North Riverwoods Boulevard, Lake Forest, Illinois 60045, at 3:00 p.m., Chicago time, for the following purposes:

1. To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of August 16, 2010, by and among Pactiv, Rank Group Limited, Reynolds Group Holdings Limited and Reynolds Acquisition Corporation, an indirect wholly owned subsidiary of Reynolds, pursuant to which Reynolds Acquisition Corporation will merge with and into Pactiv, with Pactiv becoming an indirect wholly owned subsidiary of Reynolds, and each outstanding share of Pactiv common stock will be converted into the right to receive $33.25 in cash;

2. To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the special meeting; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

You are entitled to vote at the special meeting if you were a stockholder of record at the close of business on October 14, 2010. Your vote is important. The affirmative vote of the holders of a majority of Pactiv’s outstanding common stock is required to adopt the merger agreement and approve the transactions contemplated thereby. Holders of Pactiv common stock are entitled to appraisal rights under Delaware law in connection with the merger if they meet certain conditions. See “The Merger — Appraisal Rights” beginning on page 44 of the proxy statement and Annex C hereto.

All stockholders are cordially invited to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or vote via the Internet or telephone and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and approval of the transactions contemplated thereby and in favor of adjournment of the special meeting, if necessary or appropriate, to permit solicitations of additional proxies. If you fail to return your proxy card and do not vote via the Internet or by telephone, your shares will effectively be counted as a vote against adoption of the merger agreement and approval of the transactions contemplated thereby and will not be counted for purposes of determining whether a quorum is present at the special meeting or for purposes of the vote to adjourn the special meeting, if necessary or appropriate, to permit solicitations of additional proxies. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Our board of directors recommends that you vote “FOR” adoption of the merger agreement and approval of the transactions contemplated thereby at the special meeting and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the special meeting.

By Order of the Board of Directors,

Joseph E. Doyle
Secretary

PACTIV CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following Q&A is intended to address some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a Pactiv stockholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Pactiv Corporation. Throughout this proxy statement we refer to Pactiv Corporation as “Pactiv” and to Reynolds Group Holdings Limited as “Reynolds.” In addition, throughout this proxy statement, we refer to Rank Group Limited as “Rank Group” and Reynolds Acquisition Corporation as “Sub.”

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of stockholders or at any adjournments or postponements of the special meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to adopt a merger agreement that provides for the acquisition of Pactiv by Reynolds. Reynolds is an affiliate of Rank Group. The proposed acquisition would be accomplished through a merger of Sub, an indirect wholly owned subsidiary of Reynolds, with and into Pactiv. As a result of the merger, Pactiv will become an indirect wholly owned subsidiary of Reynolds and Pactiv common stock will cease to be listed on the New York Stock Exchange, or NYSE, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

In addition, you are being asked to grant Pactiv management authority to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement at the time of the special meeting.

Q:	What will I receive in the merger?

A:	As a result of the merger, holders of our common stock will receive $33.25 in cash, without interest and less any applicable withholding tax, for each share of common stock they own at the effective time of the merger. For example, if you own 100 shares of Pactiv common stock, you will receive $3,325.00 in cash, less any applicable withholding tax, in exchange for your 100 shares.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or vote via the Internet or telephone, so that your shares can be voted at the special meeting of our stockholders. Please do not send your stock certificates with your proxy card.

Q:	How does Pactiv’s board of directors recommend that I vote?

A:	At a meeting held on August 15, 2010, Pactiv’s board of directors unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable, fair to and in the best interests of Pactiv stockholders. Our board of directors recommends that you vote “FOR” adoption of the merger agreement and approval of the transactions contemplated thereby and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the special meeting.

Q:	Do any of Pactiv’s directors or officers have interests in the merger that may differ from those of Pactiv stockholders?

A:	Yes. When considering the recommendation of our board of directors, you should be aware that members of Pactiv’s board of directors and Pactiv’s executive officers may have interests with respect to the merger, that are, or may be, different from, or in addition to those of Pactiv stockholders generally. Our board of directors was aware of these interests, and considered them, when it approved the merger agreement. See “The Merger —

Interests of Pactiv’s Directors and Executive Officers in the Merger” beginning on page 38 for a description of the rights of our directors and executive officers that come into effect in connection with the merger.

Q:	What factors did Pactiv’s board of directors consider in making its recommendation?

A:	In making its recommendation, our board of directors took into account, among other things, the $33.25 per share cash consideration to be received by holders of our common stock in the merger, not only in relation to the closing price of our common stock on May 14, 2010, the last trading day prior to published reports regarding the potential sale of Pactiv, but also in relation to the current value of Pactiv and our board of directors’ estimate of the future value of Pactiv as an independent entity, the business, competitive position, strategy and prospects of Pactiv, the opinion of our financial advisor, and the terms and conditions of the merger agreement.

Q:	What vote is required to adopt the merger agreement and approve the transactions contemplated thereby?

A:	Adoption of the merger agreement and approval of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

As of October 14, 2010, the record date for determining who is entitled to vote at the special meeting, there were approximately 136,357,017 shares of Pactiv common stock issued and outstanding. Each holder of Pactiv common stock is entitled to one vote per share of stock owned by such holder.

Q:	Where and when is the special meeting of stockholders?

A:	The special meeting will be held on November 15, 2010 at the Hilton Garden Inn, 26225 North Riverwoods Boulevard, Lake Forest, Illinois 60045, at 3:00 p.m., Chicago time.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on October 14, 2010 are entitled to receive notice of the special meeting and to vote the shares of common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	May I attend the special meeting and vote in person?

A:	Yes. All stockholders as of the record date may attend the special meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of Pactiv common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone to ensure that your shares will be represented at the special meeting.

Q:	May I vote via the Internet or telephone?

A:	If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet by accessing www.proxyvote.com and following the on-screen instructions or telephonically by calling 1-800-690-6903 and following the telephone voting instructions. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern time, on November 14, 2010. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone. Based on your Internet and telephone voting, the proxy holders will vote your shares according to your directions.

Your proxy voting instructions, whether by Internet, telephone or mail, cover all shares registered in your name.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as if you voted against adoption of the merger agreement and approval of the transactions contemplated thereby and no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	If my shares of Pactiv common stock are held under the Pactiv Corporation 401(k) Savings and Investment Plan or the Pactiv Hourly 401(k) Savings and Investment Plan, will the applicable plan trustee vote my shares for me?

A:	If you are a participant in the Pactiv Corporation 401(k) Savings and Investment Plan or the Pactiv Hourly 401(k) Savings and Investment Plan and wish to vote your shares, you should follow the instructions provided by the applicable plan trustee. Please consult the voting form used by the applicable plan trustee for information on how to submit your instructions. If you do not provide voting instructions by 11:59 p.m., Eastern time, on November 11, 2010, shares allocated to your plan account(s) will be voted by the applicable plan trustee in the same proportion as those shares held by the plan for which the applicable plan trustee has received voting instructions from plan participants.

Q:	What happens if I do not return my proxy card, vote via the Internet or telephone or attend the special meeting and vote in person?

A:	Adoption of the merger agreement and approval of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement and approval of the transactions contemplated thereby. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, the failure to vote will have no effect on the outcome, assuming a quorum is present at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways.

• First, you can deliver a written notice bearing a date later than the proxy you previously delivered stating that you would like to revoke your proxy.

• Second, you can complete, execute and deliver a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m., Chicago time, on November 14, 2010.

• Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

If you did not submit a later-dated new proxy card via the Internet or telephone, any written notice of revocation or subsequent proxy should be delivered to Pactiv Corporation, 1900 West Field Court, Lake Forest, Illinois 60045, Attention: Secretary, or hand delivered to Pactiv’s Secretary or his representative, in each case no later than immediately prior to the beginning of the special meeting.

If you have instructed a broker or bank to vote your shares, you must follow the directions received from your broker or bank to change those instructions.

Participants in the Pactiv Corporation 401(k) Savings and Investment Plan or the Pactiv Hourly 401(k) Savings and Investment Plan who wish to revoke their voting instructions to the plan trustee must contact the applicable plan trustee and follow its procedures.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will

v

receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	What happens if I sell or otherwise transfer my shares of Pactiv common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or otherwise transfer your shares of Pactiv common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration. Even if you sell or otherwise transfer your shares of Pactiv common stock after the record date, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone.

Q:	Will the merger be taxable to me?

A:	The receipt of cash in exchange for your shares of Pactiv common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. stockholder will recognize gain or loss equal to the difference between the amount of cash received by that stockholder in the merger and that stockholder’s adjusted tax basis in the shares of Pactiv common stock exchanged for cash in the merger. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 51.

Q:	What will the holders of Pactiv stock options, restricted stock and performance share awards receive in the merger?

A:	At the effective time of the merger, each outstanding option to purchase shares of our common stock, whether or not vested or exercisable, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of $33.25 over the exercise price per share of each such option, multiplied by (ii) the total number of shares of Pactiv common stock subject to such option.

At the effective time of the merger, each outstanding restricted stock award will fully vest and be cancelled and converted into the right to receive the $33.25 per share in the same manner as shares of Pactiv common stock.

At the effective time of the merger, each outstanding performance share award will be cancelled in exchange for an amount in cash equal to the product of $33.25 and that number of shares of Pactiv common stock determined as the sum of (x) with respect to any completed calendar year(s) or other measuring period(s) for the award, the number of shares notionally or conditionally vested by Pactiv for the portion of the award related to such year(s) or period(s) plus (y) with respect to any calendar year(s) or other measuring period(s) for which Pactiv has not allocated a notional or conditional number of shares (including the current and future years), the number of shares determined as if 100% of any performance targets or goals were achieved during such year(s) or period(s) and assuming satisfaction of all other conditions for receiving the target amount with respect to all such awards had been met.

For a more complete description and a summary of the treatment of other equity-based awards, see “The Merger — Treatment of Stock Options and Other Equity-Based Awards” beginning on page 47.

Q:	Have you received the regulatory approvals and made the regulatory filings needed to complete the merger?

A:	Yes. The merger is subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and the merger control, competition or foreign investment laws of Austria, Germany and Mexico. The HSR Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice, or the DOJ, and the Federal Trade Commission, or the FTC, and the applicable waiting periods have expired or been terminated. Pactiv and Reynolds each filed their HSR Act premerger notifications on August 23, 2010. The 30-day waiting period expired on September 22, 2010 without a request for additional information or documentary material issued by the DOJ or FTC. We and Reynolds also have made the filings required in Austria, Germany and Mexico, and received the applicable approvals in Austria and Germany, and in Mexico the applicable waiting period has expired. See “The Merger — Regulatory Approvals Required for the Merger” beginning on page 52.

Q:	When do you expect the merger to be completed?

A:	We expect to complete the merger promptly after obtaining stockholder approval at the special meeting. In addition to obtaining stockholder approval, all other closing conditions must be satisfied or, to the extent permitted, waived prior to the consummation of the merger.

Q:	What rights do I have if I oppose the merger?

A:	Holders of Pactiv common stock are entitled to exercise appraisal rights in connection with the merger. If you do not vote in favor of the merger and it is completed, you may seek payment of the fair value of your shares under Delaware law. To do so, however, you must strictly comply with all of the required procedures under Delaware law. See “The Merger — Appraisal Rights” beginning on page 44 and Annex C hereto.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of common stock for the merger consideration of $33.25 in cash, without interest and less any applicable withholding tax, for each share of common stock you hold.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038
(866) 295-3782

Neither the Securities and Exchange Commission, or SEC, nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See “Where You Can Find More Information” beginning on page 77. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger.

The Companies (page 19)

Pactiv Corporation
1900 West Field Court
Lake Forest, Illinois 60045
Telephone: (847) 482-2000

Pactiv.  We are a leading producer of consumer and foodservice/food packaging products. With one of the broadest product lines in the specialty packaging industry, we derive more than 80% of our sales from market sectors in which we hold the No. 1 or No. 2 market share position. Our business operates 47 manufacturing facilities in North America, and one in Germany. We also have two joint-venture interests in China. In 2009, 96% of our $3.4 billion in sales was generated in North America.

Rank Group Limited
Level Nine
148 Quay Street
Auckland 1140 New Zealand
Telephone: (64 9) 366-6259

Rank Group Limited.  Rank Group is a private company headquartered in New Zealand that is wholly owned by Mr. Graeme Hart. It and its affiliates owned by Mr. Hart own businesses engaged in packaging (in particular beverage packaging), consumer products and building supplies.

Reynolds Group Holdings Limited
Level Nine
148 Quay Street
Auckland 1140 New Zealand
Telephone: (64 9) 366-6259

Reynolds Group Holdings Limited.  Reynolds, an affiliate of Rank Group, is a leading global manufacturer and supplier of consumer food and beverage packaging and storage products and operates through five primary segments: Reynolds Consumer, Reynolds Foodservice, SIG, Evergreen and Closures.

Reynolds Acquisition Corporation
c/o Reynolds Group Holdings Limited
Level Nine
148 Quay Street
Auckland 1140 New Zealand
Telephone: (64 9) 366-6259

Reynolds Acquisition Corporation.  Reynolds Acquisition Corporation was formed by Reynolds solely for the purpose of entering into the merger agreement with Pactiv and completing the merger. Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

Merger Consideration (page 47)

If the merger is completed, you will receive $33.25 in cash, without interest and less any applicable withholding tax, in exchange for each share of Pactiv common stock that you own and for which you have not properly exercised appraisal rights.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Pactiv stockholder as a result of the merger. Pactiv stockholders will receive the merger consideration in exchange for their Pactiv stock in accordance with the instructions contained in the letter of transmittal to be sent to holders of our common stock shortly after the closing of the merger.

Treatment of Stock Options and Other Equity-Based Awards (page 47)

At the effective time of the merger, each outstanding option granted under our 2002 Incentive Compensation Plan or any other equity-based compensation plan of Pactiv, whether or not vested or exercisable, will be cancelled and converted into the right to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the excess of $33.25, if any, over the exercise price per share of each such option, multiplied by

•	the number of shares of common stock subject to such option.

At the effective time of the merger, each outstanding restricted stock award granted under our 2002 Incentive Compensation Plan or any other equity-based compensation plan of Pactiv, will fully vest and such awards will be cancelled and converted into the right to receive the $33.25 per share in the same manner as shares of our common stock, with such payment to be subject to any applicable withholding tax.

At the effective time of the merger, each outstanding performance share award granted under our 2002 Incentive Compensation Plan or any other equity-based plan will be cancelled in exchange for an amount in cash, without interest and less any applicable withholding tax, equal to the product of $33.25 and that number of shares determined as the sum of (x) with respect to any completed calendar year(s) or other measuring period(s) for the award, the number of shares notionally or conditionally vested by us for the portion of the award related to such year(s) or period(s) plus (y) with respect to any calendar year(s) or other measuring period(s) for which we have not allocated a notional or conditional number of shares (including the current and future years), the number of shares determined as if 100% of any performance targets or goals were achieved during such year(s) or period(s) and assuming satisfaction of all other conditions for receiving the target amount with respect to all such awards had been met.

Subject to the satisfaction of the obligations set forth above, we will terminate our 2002 Incentive Compensation Plan and any other equity-based plan as of the effective time of the merger.

Treatment of Bonuses, SERP and Deferred Compensation Plans (page 48)

At the time the 2010 annual cash bonuses would have been paid under the terms of the applicable plan (or on the closing date of the merger for participants of our Amended and Restated Pactiv Corporation Change-in-Control Severance Benefit Plan for Key Executives), we will pay to each participant who has been granted an annual cash bonus in respect of the 2010 calendar year under each of our Executive Incentive Compensation Plan and 2002 Incentive Compensation Plan a minimum bonus equal to a pro rata portion (based on elapsed time through the effective time of the merger) of the cash payment that would have been made thereunder if 100% of any performance targets or goals for the calendar year were achieved and all other conditions for receiving payment were met. Any participant who voluntarily terminates his or her employment with Pactiv prior to the end of the 2010 calendar year will forfeit the right to any minimum bonus. In the event that the merger closes in 2011, the same principles will apply with respect to the payment of annual cash bonuses for the 2011 calendar year. All bonus payments are subject to applicable tax withholding.

As of the effective time of the merger, we will terminate our Deferred Compensation Plan and Deferred Retirement Savings Plan. We will pay to each participant under each plan the balance of each such participant’s deferred compensation account (whether vested or unvested) in a lump sum cash payment in accordance with the terms and conditions set forth in each plan. In addition, as of or prior to the effective time of the merger, we will terminate our Supplemental Executive Retirement Plan and pay to each participant his or her accrued benefit in a lump sum cash payment, in accordance with Section 409A of the Internal Revenue Code of 1986, or the Code. Any payments made under each plan will be subject to applicable tax withholding and, if applicable, holding periods required by Section 409A of the Code.

Market Prices and Dividend Data (page 15)

Our common stock is quoted on The NYSE under the symbol “PTV.” On May 14, 2010, the last trading day prior to published reports regarding the potential sale of Pactiv, the closing price of our common stock was $23.97 per share, on August 16, 2010, the last full trading day before the public announcement of the merger, the closing price for our common stock was $30.92 per share and on October 14, 2010, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $33.07 per share.

Material U.S. Federal Income Tax Consequences of the Merger (page 51)

The exchange of shares of common stock for the $33.25 per share cash merger consideration will be a taxable transaction to our stockholders for U.S. federal income tax purposes.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.

Recommendation of Our Board of Directors and Reasons for the Merger

Our board of directors recommends that you vote “FOR” adoption of the merger agreement and approval of the transactions contemplated thereby and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the special meeting.

At a special meeting of our board of directors on August 15, 2010, after careful consideration, including consultation with financial and legal advisors, our board of directors unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Pactiv stockholders and approved the merger agreement. In the course of reaching its decision over several board meetings, our board of directors consulted with our senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	the $33.25 per share in cash to be paid as merger consideration in relation to the then current market price of Pactiv common stock and also in relation to the current value of Pactiv and our board of directors’ estimate of the future value of Pactiv as an independent entity and, specifically, the fact that the $33.25 per share in cash to be paid as merger consideration represents a 39% premium over the closing price of our common stock on May 14, 2010, the last trading day prior to published reports regarding the potential sale of Pactiv;

•	information with respect to Pactiv’s financial condition, results of operations, business, competitive position and business strategy, on both a historical and prospective basis, as well as current industry, economic and market conditions and trends;

•	Pactiv’s future prospects if it were to remain independent, including the risks inherent in remaining independent;

•	the possible strategic alternatives to the merger (including the possibility of continuing to operate as an independent entity), as well as the potential values, benefits, risks and uncertainties to Pactiv stockholders associated with such alternatives and the timing and the likelihood of accomplishing the goals of such alternatives;

•	our board of directors’ belief that no other alternative reasonably available to Pactiv and our stockholders would provide greater value and certainty to stockholders within the foreseeable future;

•	the value of the consideration to be received by our stockholders and the fact that the consideration would be paid in cash, which provides certainty and immediate value to our stockholders;

•	the financial analyses presented to our board of directors by Perella Weinberg, as well as the opinion of Perella Weinberg, dated August 15, 2010, to our board of directors to the effect that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $33.25 cash per share merger consideration to be received by holders of shares of Pactiv common stock (other than the Reynolds Affiliates) was fair, from a financial point of view, to such holders;

•	the equity commitment entered into by Rank Group and the terms of the debt commitment provided to Reynolds in connection with the merger and the fact that such financing was committed prior to the execution of the merger agreement;

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities and reputation of Rank Group and Reynolds and the equity and debt financing commitments;

•	our assessment as to the probability that a third party with the financial means would agree to a transaction at a higher price than Reynolds, especially in light of the process involving many parties, including both strategic and financial buyers, in which Pactiv engaged in 2010, as more fully described in “The Merger — Background to the Merger” beginning on page 20;

•	the fact that Reynolds submitted a formal bid with executed equity and debt commitment letters on August 6, 2010 whereas Party A had been unable to secure committed debt financing on terms satisfactory to it and submitted an incomplete proposal to negotiate along two transaction scenarios;

•	the fact that the merger is not subject to any financing condition;

•	the terms of the merger agreement, including the number and nature of the conditions to complete the merger, Reynolds’ undertakings in the merger agreement to obtain regulatory approvals and the obligation of Reynolds under certain circumstances to pay us a termination fee of $250 million or, in certain other circumstances, $500 million (with the $250 million, if paid, credited against such $500 million payment);

•	the possibility that the funded ratio of our U.S. pension plan could return to fully funded in the future in the event that interest rates increase and we achieve high single digit returns on pension assets;

•	the current state of the economy, debt financing markets and general uncertainty surrounding forecasted economic conditions in both the near-term and the long-term, nationally as well as within our industry; and

•	stockholders who do not vote in favor of the merger will have the right to dissent from the merger and to demand appraisal of the fair value of their shares under Delaware law.

Our board of directors also considered potentially negative factors in its deliberations concerning the merger including, among others, the following:

•	the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our earnings or possible growth as an independent company;

•	the fact that under the terms of the merger agreement, we cannot solicit a third party acquisition proposal, although we can furnish information to and negotiate with any third party in response to an unsolicited written acquisition proposal if our board of directors determines in good faith that such person is reasonably likely to submit to us an acquisition proposal that is a superior proposal and, although we are not permitted to terminate the merger agreement in such circumstances, the board is permitted to change its recommendation and communicate such change to stockholders in advance of the special meeting;

•	the risk that while the merger agreement is not by its terms subject to a financing condition, if sufficient debt financing is not obtained by Reynolds, the merger may not be consummated;

•	the risk that necessary regulatory approvals and clearances may be delayed, conditioned or denied;

•	the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise or any other action we would otherwise take with respect to the our operations absent the pending completion of the merger;

•	an all cash transaction would be taxable to our stockholders that are U.S. holders for U.S. federal income tax purposes; and

•	the announcement and pendency of the merger, or the failure to close the merger, may cause substantial harm to relationships with our employees, vendors, customers and partners and may divert management and employee attention away from the day-to-day operation of our business.

During its consideration of the transaction with Reynolds, our board of directors was also aware that some of our directors and executive officers may have interests with respect to the merger, that are, or may be, different from, or in addition to those of Pactiv stockholders generally, as described in “The Merger — Interests of Pactiv’s Directors and Executive Officers in the Merger” beginning on page 38.

While our board of directors considered potentially positive and potentially negative factors, our board of directors concluded that, overall, the potentially positive factors far outweighed the potentially negative factors.

In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation, including the financial analyses presented to our board of directors by Perella Weinberg and the opinion of Perella Weinberg described under the caption “The Merger — Opinion of Perella Weinberg, Financial Advisor to the Board of Directors of Pactiv” on page 28. In addition, individual directors may have given differing weights to different factors, including the financial analyses presented to our board of directors by Perella Weinberg and the opinion of Perella Weinberg described under the caption “The Merger — Opinion of Perella Weinberg, Financial Advisor to the Board of Directors of Pactiv” on page 28.

Opinion of Perella Weinberg, Financial Advisor to the Board of Directors of Pactiv (page 28)

Perella Weinberg Partners LP, or Perella Weinberg, rendered its oral opinion, subsequently confirmed in writing, to the board of directors of Pactiv that, on August 15, 2010, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the $33.25 cash per share merger consideration to be received by holders of shares of Pactiv common stock (other than Reynolds, Sub or any other direct or indirect wholly owned subsidiary of Reynolds, or collectively the Reynolds Affiliates) in the merger was fair, from a financial point of view, to such holders.

The full text of Perella Weinberg’s written opinion, dated August 15, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex B and is incorporated by reference herein. Holders of shares of Pactiv common stock are urged to read the opinion carefully and in its entirety. The opinion does not address Pactiv’s underlying business decision to enter into the merger or the relative merits of the merger as compared with any other strategic alternative which may have been available to Pactiv. The opinion does not constitute a recommendation to any holder of Pactiv common stock as to how such holder should vote or otherwise act with respect to the merger or any other matter. In addition, Perella Weinberg expressed no opinion as to the fairness of the merger to, or any consideration to, the holders of any other class of securities, creditors or other constituencies of Pactiv. Perella Weinberg provided its opinion for the information and assistance of the board of directors of Pactiv in connection with, and for the purposes of its evaluation of, the merger. This summary is qualified in its entirety by reference to the full text of the opinion.

Financing (page 36)

We anticipate that the total amount of funds necessary to complete the merger and the related transactions, including the funds needed to (i) pay our stockholders the amounts due under the merger agreement, (ii) refinance, repay or repurchase certain of our outstanding indebtedness, and (iii) pay customary fees and expenses in connection with the transactions contemplated by the merger agreement, will be approximately $5.7 billion.

Pactiv has been advised by Reynolds that on September 30, 2010, Reynolds entered into an amendment to its existing Credit Agreement, dated as of November 5, 2009, as amended or restated from time to time, between Reynolds, certain of its subsidiaries, the other borrowers set forth therein, the lenders party thereto and Credit Suisse AG, as administrative agent, or the senior secured credit facility, pursuant to which incremental lenders committed to provide incremental term loans in an aggregate principal amount equal to $2,020 million, to be funded on, or in escrow prior to, the closing date of the merger. The proceeds of such incremental term loans will be used to finance, in part, the acquisition, repay certain Pactiv indebtedness, and pay associated transaction costs. Pactiv also has been advised by Reynolds that it intends to finance the merger and associated transaction costs with a revised capital structure consisting of a combination of $2,020 million aggregate principal amount of additional indebtedness under its existing senior secured credit facility, $1.5 billion of 7.125% Senior Secured Notes due 2019, $1.5 billion of 9.000% Senior Notes due 2019, and approximately $711 million of new equity and available cash. The closing of Reynolds’ notes offering is subject to customary closing conditions, some of which are beyond the control of Reynolds, and there is no guarantee that the offering will close in a timely manner, or at all.

Reynolds and certain of its affiliates have received (i) an equity commitment for an aggregate investment of up to approximately $2 billion from Rank Group and (ii) debt commitments from Credit Suisse Securities (USA) LLC, Credit Suisse AG, or CS, HSBC Securities (USA) Inc., HSBC Bank USA, National Association, or HSBC Bank and Australia and New Zealand Banking Group Limited and its affiliates, or ANZ, and pursuant to joinders, Sumitomo Mitsui Banking Corporation, or Sumitomo, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, or Rabobank, to provide $5 billion of aggregate debt financing, subject to adjustments, including to reflect (x) certain alternative debt financing (including certain of the debt incurred pursuant to the amendment to Reynolds’ existing senior secured credit facility) that may be incurred, and (y) any issuance of the notes described above prior to the consummation of the merger. Both the equity and debt financings are subject to certain conditions.

Reynolds’ obligation to close the merger is not conditioned on the receipt of equity or debt financing.

The Special Meeting (page 16)

Date, Time and Place.  A special meeting of our stockholders will be held on November 15, 2010 at the Hilton Garden Inn, 26225 North Riverwoods Boulevard, Illinois 60045, at 3:00 p.m., Chicago time, to:

•	consider and vote upon adoption of the merger agreement and approval of the transactions contemplated thereby;

•	adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the special meeting; and

•	transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date; Shares Entitled to Vote; Quorum.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on October 14, 2010, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are approximately 136,357,017 shares of our common stock entitled to be voted at the special meeting. A quorum of stockholders is necessary to hold a valid special meeting. Under our bylaws, a quorum is present at the special meeting if the holders of shares of common stock entitled to cast a majority of votes at the special meeting are present either in person or by proxy.

Vote Required.  The approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date. Approval of a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock, in person or represented by proxy, at the special meeting, provided a quorum is present in person or represented by proxy at the special meeting.

Interests of Pactiv’s Directors and Executive Officers in the Merger (page 38)

When considering the recommendation of Pactiv’s board of directors, you should be aware that members of Pactiv’s board of directors and Pactiv’s executive officers have interests in the merger other than their interests as Pactiv stockholders generally, including those described below. These interests may be different from, or in conflict with, your interests as Pactiv stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

•	Our executive officers and directors will have their stock options cancelled and converted into the right to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of the excess of $33.25 over the exercise price per share of each such option, multiplied by the number of shares of our common stock subject to such option. As of October 1, 2010, our directors and executive officers held, in the aggregate, vested in-the-money stock options to acquire 1,682,527 shares of our common stock. There were no unvested in-the-money stock options to acquire shares of our common stock held by any optionee.

•	Our executive officers will have their performance share awards cancelled in exchange for an amount in cash, without interest and less any applicable withholding tax, equal to the product of $33.25 and that number of shares determined as the sum of (x) with respect to any completed calendar year(s) or other measuring period(s) for the award, the number of shares notionally or conditionally vested by us for the portion of the award related to such year(s) or period(s) plus (y) with respect to any calendar year(s) or other measuring period(s) for which we have not allocated a notional or conditional number of shares (including the current and future years), the number of shares determined as if 100% of any performance targets or goals were achieved during such year(s) or period(s) and assuming satisfaction of all other conditions for receiving the target amount with respect to all such awards had been met.

•	Our executive officers will be entitled to a minimum bonus equal to a pro rata portion (based on elapsed time through the effective time of the merger) of the cash payment that would have been made if 100% of any performance targets or goals for the 2010 calendar year were achieved and all other conditions for receiving payment were met, payable at the closing of the merger. In the event that the merger closes in 2011, the same principles will apply with respect to the payment of annual cash bonuses for the 2011 calendar year.

•	Our executive officers and directors will be paid the balance of their account under our Deferred Compensation Plan and Deferred Retirement Savings Plan (whether vested or unvested) in a lump sum cash payment in accordance with the terms and conditions set forth in each plan. Our executive officers will be paid his or her accrued benefit under our Supplemental Executive Retirement Plan in a lump sum cash payment.

•	Our executive officers are participants in our Amended and Restated Pactiv Corporation Change-in-Control Severance Benefit Plan for Key Executives which provides certain severance payments and benefits in the event of his or her termination of employment under certain circumstances, including a “gross-up” payment under certain circumstances where the benefit received by the executive officer gives rise to an excise tax for the executive officer.

•	The merger agreement provides for indemnification arrangements for each of our current and former directors and officers and Reynolds will continue such indemnification following the effective time of the merger, as well as continue, for no less than six years following the effective time of the merger, insurance coverage covering such directors’ and officers’ service to Pactiv.

•	Reynolds has indicated a desire to retain senior management after the consummation of the merger. While preliminary discussion of the terms of employment have taken place between Reynolds and these managers, as of the date of this proxy statement, the parties have not reached agreement on any employment arrangements, nor have they entered into any employment agreements or similar contracts. Consummation of the merger is not conditioned on management entering into employment arrangements with Reynolds.

Conditions to the Closing of the Merger (page 68)

Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:

•	the merger agreement is adopted by our stockholders at the special meeting;

•	no governmental entity having jurisdiction over any of the parties to the merger agreement has issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting (temporarily, preliminarily or permanently) consummation of the merger substantially on the terms contemplated by the merger agreement; and

•	all applicable waiting periods have expired or been terminated or applicable approvals have been obtained under the HSR Act, and applicable non-United States merger control, competition or foreign investment laws.

Reynolds and Sub will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	each of our representations and warranties (i) regarding certain matters related to our corporate power and authority to execute the merger agreement, our board of directors’ recommendation and facilitation of the merger and the requisite shareholder approval thereof, and the fees and opinions of our financial advisors, is true and accurate when made and as of the closing of the merger as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), (ii) with respect to our capitalization is true and accurate when made and as of the closing of the merger as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except for inaccuracies that are, in the aggregate, de minimis, and (iii) other than those addressed in clause (i) and (ii) of this paragraph is true and accurate when made and as of the closing of the merger as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to materiality or material adverse effect set forth therein), would not, individually or in the aggregate, have a company material adverse effect;

•	we have performed in all material respects our obligations required under the merger agreement at or prior to the closing of the merger (it being understood and agreed that any inability of Reynolds and Sub to obtain the equity and debt financing contemplated by the applicable commitment letter that results primarily from our breach of any covenant or agreement in the merger agreement will be deemed a failure of the condition set forth in this bulleted paragraph to be satisfied, so long as Reynolds notified us in writing of such breach as soon as reasonably practicable after Reynolds became aware of such breach);

•	Reynolds has received a certificate signed by an executive officer of Pactiv certifying that the conditions described in the preceding two bullets have been satisfied;

•	since the date of the merger agreement, no fact, circumstance, change, event, development or effect has occurred that, individually or in the aggregate, constitutes a company material adverse effect;

•	we have delivered to Reynolds an affidavit, dated as of the closing of the merger, setting forth our name, address and federal employer identification number and stating under penalties of perjury that we are not and have not during the previous five years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; and

•	the marketing period has occurred and been completed, unless (i) Reynolds has received at least $5 billion in net proceeds as contemplated by the debt commitment letter prior to the commencement of the marketing period and (ii) such proceeds, if funded into escrow, remain in escrow as of the date the closing is required to occur pursuant to the merger agreement.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	each of the representations and warranties of Rank Group, Reynolds and Sub is true and accurate as of the closing of the merger as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to materiality or material adverse effect set forth therein) would not, individually or in the aggregate, have, with respect to Rank Group, an investor material adverse effect or, with respect to Reynolds and Sub, a parent material adverse effect;

•	each of Rank Group, Reynolds and Sub has performed in all material respects all of their respective obligations required under the merger agreement at or prior to the closing of the merger agreement; and

•	we have received a certificate signed by an executive officer of Rank Group and an executive officer of Reynolds certifying that the conditions described in the preceding two bulleted paragraphs have been satisfied.

No Solicitation of Third Parties by Pactiv (page 61)

The merger agreement provides that we will not, and will cause our subsidiaries not to, and will use our reasonable best efforts to cause our and our subsidiaries’ respective officers, directors, employees and other representatives not to:

•	initiate or solicit or knowingly encourage, directly or indirectly, any inquiries with respect to, or the making of, any acquisition proposal;

•	engage in negotiations or discussions with, or furnish access to our properties, books and records or provide any information or data to, any person relating to an acquisition proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal;

•	execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal (other than a confidentiality agreement described below); or

•	grant any waiver, amendment or release under any standstill obligation.

We have agreed that we will, and will direct each of our representatives to, immediately cease any solicitations, discussions or negotiations with any person (other than Reynolds and Sub) that has made or indicated an intention to make an acquisition proposal.

Notwithstanding the above, in the event that, prior to our stockholders having adopted the merger agreement and approved the transactions contemplated thereby, we receive a written acquisition proposal, we and our board of directors may participate in discussions or negotiations with, or furnish any information to, any person making such acquisition proposal and its representatives or potential sources of financing (provided that (i) such person will have first entered into a confidentiality agreement that contains confidentiality provisions that are no less favorable to us than those contained in our confidentiality agreement with Rank Group and (ii) all such information has previously been provided or made available to Reynolds or is provided or made available to Reynolds substantially concurrently with the time it is so furnished) if our board of directors determines in good faith, after consultation with outside legal counsel and financial advisor, that such person is reasonably likely to submit to us an acquisition proposal that is a superior proposal.

Our board of directors may not (i) approve, endorse or recommend a superior proposal or enter into a definitive agreement with respect to a superior proposal or (ii) qualify, modify or amend in a manner adverse to Reynolds or withhold or withdraw (or publicly propose to do any of the foregoing) the recommendation to our stockholders to adopt the merger agreement and approve the transactions contemplated thereby, except that our board of directors may, at any time prior to our stockholders having adopted the merger agreement, make a change in its recommendation:

•	if an event, fact, development or occurrence that affects our business, assets or operations that is unknown to our board of directors as of the date of the merger agreement becomes known to our board of directors, and as a result thereof, our board of directors determines in good faith (after consultation with outside counsel and financial advisor) that the failure to make such a change in recommendation would be reasonably likely to violate the directors’ fiduciary duties under applicable law, (or an Intervening Event); or

•	in response to a superior proposal.

Notwithstanding anything to the contrary in the agreement, we may not make a change in recommendation to our stockholders unless:

•	we notify Reynolds in writing of our intention to take such action at least five business days prior to taking such action, in the case of a change in recommendation with respect to an Intervening Event, specifying the basis for such change in recommendation, and in the case of a change in recommendation with respect to a superior proposal, specifying the material terms thereof, the identity of the person(s) making such superior proposal and copies of all relevant documents from such person(s) relating to such superior proposal; and

•	Reynolds does not make, after being provided with reasonable opportunity to negotiate with us and our representatives, within such five business day period, an offer that our board of directors determines, in good faith after consultation with outside counsel and financial advisors, is at least as favorable to our stockholders as such superior proposal or, in the case of a proposed change in recommendation with respect to an Intervening Event, obviates the need for such a change in recommendation.

Termination of the Merger Agreement (page 69)

We and Reynolds can terminate the merger agreement under certain circumstances, including:

•	by mutual written agreement;

•	the merger has not occurred on or prior to the termination date, which is March 16, 2011 (but the right to terminate the merger agreement under this circumstance will not be available to any party whose failure to fulfill any of its obligations under the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated on or before such date), provided that such date may be extended by Reynolds to June 16, 2011 if all conditions to effect the merger other than one or more of certain regulatory conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied by deliveries at the closing) at the time of such extension;

•	any governmental entity having jurisdiction over any of the parties to the merger agreement has issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or other action has become final and nonappealable; or

•	the special meeting has concluded without our stockholders having adopted the merger agreement and approved the transactions contemplated thereby.

We can terminate the merger agreement:

•	upon a breach of any covenant or agreement on the part of Reynolds or Sub, or if any representation or warranty of Reynolds or Sub is or becomes untrue, which in any case would give rise to the failure of the related conditions to our obligations to consummate the merger, except that (i) if such breach is curable by Reynolds and Sub through the exercise of their reasonable best efforts and Reynolds and Sub are exercising their reasonable best efforts to cure such breach, then we may not terminate the merger agreement as a result of such breach unless such breach is not cured on or prior to the date that is the earlier of 30 days after we have provided written notice of such breach to Reynolds or the termination date, and (ii) the right to terminate under this paragraph will not be available to us if we are then in material breach of any of our covenants or other agreements contained in the merger agreement; or

•	if all the mutual conditions to the parties’ obligations to consummate the merger and the conditions to the obligations of Reynolds and Sub to consummate the merger are satisfied (other than those conditions that by their terms are to be satisfied by deliveries to Reynolds at the closing of the merger) and Reynolds and Sub fail to complete the closing of the merger as required by the merger agreement, provided that we may not terminate the merger agreement pursuant to this paragraph unless Reynolds’ breach is not cured on or prior to the date that is the earlier of 30 days after we have provided written notice of such failure to Reynolds or the termination date.

Reynolds can terminate the merger agreement:

•	upon a breach of any covenant or agreement on our part, or if any of our representations or warranties is or becomes untrue, which would give rise to the failure of the related conditions to Reynolds’ and Sub’s obligations to consummate the merger, except that (i) if such breach is curable by us through the exercise of our reasonable best efforts and we are exercising our reasonable best efforts to cure such breach, then Reynolds may not terminate the merger agreement as a result of such breach unless such breach is not cured on or prior to the date that is the earlier of 30 days after Reynolds has provided us with written notice of such breach or the termination date, and (ii) the right to terminate under this paragraph will not be available to Reynolds if it is then in material breach of any of its covenants or other agreements contained in the merger agreement; or

•	if our board of directors has effected a change in recommendation.

Termination Payments and Expenses (page 70)

Except as otherwise provided for below and in certain circumstances described under “The Merger Agreement — Financing” and “The Merger Agreement — Actions with Respect to Existing Notes,” all costs and expenses incurred in connection with the merger, the merger agreement, and the consummation of the transactions contemplated by the merger agreement will be paid by the party incurring such costs and expenses.

Company Payments

The merger agreement requires that we pay Reynolds a termination payment of $160 million if:

•	Reynolds or we terminate the merger agreement because the special meeting has concluded without our stockholders having adopted the merger agreement and approved the transactions contemplated thereby, or

•	Reynolds terminates the merger agreement after the fifth day following the date on which our board of directors has effected a change in recommendation in response to a superior proposal, and

•	in the case of a termination described in the first bulleted paragraph above, there has been publicly disclosed after the date of the merger agreement and prior to the time of the special meeting, an acquisition proposal which is not withdrawn prior to the time of the special meeting, and

•	in the case of a termination described in either the first bulleted paragraph or the second bulleted paragraph above, within 12 months after such termination, either we enter into a definitive agreement with respect to any acquisition proposal or such a transaction occurs.

The merger agreement also requires that we pay Reynolds a termination payment of $160 million if Reynolds terminates the merger agreement because our board of directors has effected a change in recommendation and:

•	in the case of a change in recommendation in response to a superior proposal, such termination occurs on or prior to the fifth day following the date on which our board of directors changes its recommendation, or

•	in the case of a change in recommendation for any other reason, such termination occurs at any time.

The merger agreement requires that we pay Reynolds a termination payment of $500 million if the merger agreement is terminated:

•	by us or Reynolds because the merger is not completed on March 16, 2011 (or, if extended by Reynolds to achieve certain regulatory approvals, June 16, 2011) and at such time all of the mutual conditions to the parties’ obligations to consummate the merger and the conditions to our obligations to consummate the merger have been satisfied (other than those conditions that by their terms are to be satisfied by deliveries at the closing or are not satisfied due to a willful breach by us of any of our covenants in the merger agreement),

•	by Reynolds due to a breach of any covenant or agreement on our part, or if any of our representations or warranties is or becomes untrue, which would give rise to the failure of the related conditions to Reynolds’ and Sub’s obligations to consummate the merger, or

•	by Reynolds because our board has effected a change in recommendation, and, in each case,

•	the financing contemplated by the debt and equity commitment letters has been funded or, absent our breach of any covenant or other agreement in the merger agreement (provided that if any such breach occurred prior to the date of termination, that Reynolds notified us in writing of such breach as soon as reasonably practicable after Reynolds became aware of such breach) or the failure of our representation and warranty in the merger agreement with respect to our financial statements to be true and correct in all material respects, would be available at closing; and

•	we have willfully breached any of our covenants or other agreements in the merger agreement.

For purposes of determining whether a termination payment is payable by us, an “acquisition proposal” means any inquiry, offer or proposal made by any person or group of persons other than Reynolds, Sub or of any their respective affiliates, relating to any direct or indirect acquisition or purchase of a business that constitutes 51% or more of the consolidated total revenues or consolidated total assets of Pactiv and its subsidiaries, taken as a whole, or securities of Pactiv representing 51% or more of the outstanding voting capital stock of Pactiv or any tender offer, exchange offer, merger, reorganization, consolidation, share exchange or other business combination that if consummated would result in any person or group of persons beneficially owning more than 51% of the outstanding voting capital stock of Pactiv.

Reynolds Fees

If the termination date remains March 16, 2011 because Reynolds has not extended such date to seek to obtain certain regulatory approvals as described in “The Merger Agreement — Termination of the Merger Agreement” and the merger agreement is terminated by:

•	(i) us or Reynolds because the merger was not consummated by March 16, 2011, or (ii) us because of a breach of any covenant or agreement on the part of Reynolds or Sub, or if any representation or warranty of Reynolds or Sub is or becomes untrue, which in any case would give rise to the failure of the related conditions to our obligations to consummate the merger, and, at such time:

•	all of the mutual conditions to the parties’ obligations to consummate the merger and the conditions to Reynolds’ and Sub’s obligations to consummate the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied by deliveries at the closing or are not satisfied due to a willful breach by Rank Group, Reynolds or Sub of any of their respective covenants or other agreements in the merger agreement) and the closing did not occur when required pursuant to the merger agreement, then Reynolds is required to pay us a termination fee of:

•	$250 million if none of Rank Group, Reynolds or Sub is in willful breach of any of their respective covenants or other agreements in the merger agreement, or

•	$500 million if any of Rank Group, Reynolds or Sub is in willful breach of any of their respective covenants or other agreements under the merger agreement, or

•	(x) all of the mutual conditions to the parties’ obligations to consummate the merger and the conditions to Reynolds’ and Sub’s obligations to consummate the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied by deliveries at the closing), other than the certain conditions that are not satisfied due to the failure to receive any required consent or clearance under antitrust laws or any action by any governmental entity to prevent the merger for antitrust reasons, and (y) the failure of such conditions to be satisfied was not due to any requirement by any governmental entity as a condition to its approval of the merger agreement that Reynolds or Sub agree to any divestiture or restriction that would, or would reasonably be expected to, result in a material adverse effect on the combined business of Reynolds and the surviving corporation at or after the effective time, then Reynolds is required to pay us a termination fee of $500 million (however, if Reynolds would not have been able to consummate the closing because the financing contemplated by the debt and equity commitment letters would not have been available and none of Rank Group, Reynolds or Sub are in willful breach of any of their respective covenants or other agreements in the merger agreement, then Reynolds will only be obligated to pay us a termination fee of $250 million).

•	If we terminate the merger agreement because all of the mutual conditions to the parties’ obligations to consummate the merger agreement and the conditions to Reynolds’ and Sub’s obligations to consummate the merger have been satisfied (other than those conditions that by their terms are to be satisfied by deliveries at the closing) and Reynolds and Sub fail to complete the closing of the merger as required by the merger agreement, then Reynolds is required to pay us a termination fee of:

•	$250 million if none of Rank Group, Reynolds or Sub is in willful breach of any of their respective covenants or other agreements in the merger agreement, or

•	$500 million if any of Rank Group, Reynolds or Sub is in willful breach of any of their respective covenants or other agreements under the merger agreement.

For purposes of the foregoing, Reynolds will not be required to make any such payments if the financing contemplated by the debt and equity commitment letters (or any replacement thereof permitted or required by the merger agreement) would not have been available as a result of the failure of our representation and warranty in the merger agreement with respect to our financial statements to be true and correct in all material respects.

If Reynolds has extended the termination date to June 16, 2011 in order to seek to obtain certain regulatory approvals and the merger agreement is terminated by:

•	(i) us or Reynolds because the merger was not consummated by June 16, 2011, or (ii) us because of breach of any covenant or agreement on the part of Reynolds or Sub, or if any representation or warranty of Reynolds or Sub is or becomes untrue, which in any case would give rise to the failure of the related conditions to our obligations to consummate the merger, and, at such time, (x) all of the mutual conditions to the parties’ obligations to consummate the merger and the conditions to Reynolds’ and Sub’s obligations to consummate the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied by deliveries at the closing), other than certain conditions that are not satisfied due to the failure to receive any required consent or clearance under antitrust laws or any action by any governmental entity to prevent the merger for antitrust reasons, and (y) the failure of such conditions related to antitrust matters to be satisfied was not due to any requirement by any governmental entity as a condition to its approval of the merger agreement that Reynolds or Sub agree to any divestiture or restriction that would, or would reasonably be expected to, result in a material adverse effect on the combined business of Reynolds and the surviving corporation at or after the effective time, then Reynolds is required to pay us a termination fee of $500 million, or

•	we terminate the merger agreement because all of the mutual conditions to the parties’ obligations to consummate the merger agreement and the conditions to Reynolds’ and Sub’s obligations to consummate the merger have been satisfied (other than those conditions that by their terms are to be satisfied by deliveries at the closing) and Reynolds and Sub fail to complete the closing of the merger as required by the merger agreement, then Reynolds is required to pay us a termination fee of $500 million (however, Reynolds will not be required to make such payment if the financing contemplated by the debt and equity commitment letters would not have been available as a result of the failure of our representation and warranty in the merger agreement with respect to our financial statements to be true and correct in all material respects).

In no event will (i) we be required to pay the $160 million termination payment (which will be credited against any payment of the $500 million termination payment that may be required to be paid by us) or the $500 million termination payment on more than one occasion and (ii) Reynolds be required to pay the $250 million termination fee (which will be credited against any payment of the $500 million termination fee that may be required to be paid by Reynolds) or the $500 million termination fee on more than one occasion.

Regulatory Waiting Periods and Approvals Required for the Merger

The HSR Act prohibits us from completing the merger until we have furnished certain information and materials to the DOJ and the FTC and the applicable waiting periods have expired or been terminated. Pactiv and Reynolds each filed their HSR Act premerger notifications on August 23, 2010. The 30-day waiting period expired on September 22, 2010 without a request for additional information or documentary material issued by the DOJ or FTC.

In addition, we were required to make filings with competition authorities in several foreign jurisdictions, and in certain circumstances, receive their approval prior to consummation of the merger. We and Reynolds have made the filings required in Austria, Germany and Mexico, and received the applicable approvals in Austria and Germany, and in Mexico the applicable waiting period has expired.

Appraisal Rights

Under Delaware law, holders of our common stock are entitled to exercise appraisal rights in connection with the merger.

If you do not vote in favor of adoption of the merger agreement and approval of the transactions contemplated thereby and instead perfect your appraisal rights under Delaware law, you will have the right to a judicial appraisal of the “fair value” of your shares in connection with the merger. This value could be more than, less than, or the same as the value of the right to receive merger consideration in the merger.

In order to preserve your appraisal rights, you must take all the steps provided under Delaware law within the appropriate time periods. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. The relevant section of Delaware law regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety.

ANY PACTIV STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

FORWARD-LOOKING STATEMENTS

This proxy statement contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These forward-looking statements are not based on historical facts, but rather on our current expectations or projections about future events. Accordingly, these forward-looking statements are subject to known and unknown risks and uncertainties. While we believe that the assumptions underlying these forward-looking statements are reasonable and make the statements in good faith, actual results almost always vary from expected results, and differences could be material. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors, including, without limitation:

•	the occurrence of any event, change or circumstance that could give rise to the termination of the merger agreement and the possibility that we would be required to pay either a $160 million termination fee or a $500 million termination fee, as applicable, in connection therewith;

•	the outcome of any legal proceedings that may be instituted against us and others related to the merger agreement;

•	the failure by Reynolds to obtain the financing arrangements set forth in the financing commitment letters received in connection with the merger or alternative financing arrangements;

•	the inability to complete the merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the merger;

•	risks that the proposed transaction disrupts current plans and operations or affects our ability to retain or recruit key employees;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	risks related to diverting management’s attention from ongoing business operations;

•	changes in consumer demand and selling prices for our products, including new products that our competitors or we may introduce that could impact sales and margins;

•	material substitutions and changes in costs of raw materials, including plastic resins, labor, utilities, or transportation that could impact our expenses and margins;

•	changes in laws or governmental actions, including changes in regulations such as those relating to air emissions or plastics generally;

•	the availability or cost of capital could impact growth or acquisition opportunities;

•	workforce factors such as strikes or other labor interruptions;

•	the general economic, political, and competitive conditions in countries in which we operate, including currency fluctuations and other risks associated with operating outside of the U.S.;

•	changes in (i) assumptions regarding the long-term rate of return on pension assets and other factors, (ii) the discount rate and (iii) the level of amortization of actuarial gains and losses;

•	changes in U.S. and/or foreign governmental regulations relating to pension plan funding;

•	changes enacted by the SEC, the Financial Accounting Standards Board or other regulatory or accounting bodies;

•	competition from producers located in countries that have lower labor and other costs; and

•	our ability to integrate new businesses that we have acquired and may acquire or to dispose of businesses or business segments that we may wish to divest.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010 and other reports we file with the SEC identify other factors that could cause such differences (see Item 1A. “Risk Factors” therein). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Pactiv stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on the NYSE under the symbol “PTV.” This table shows, for the periods indicated, the range of intraday high and low per share sales prices for our common stock as reported on the NYSE and the frequency and amount of cash dividends declared on our common stock.

	Fiscal Quarters
	First	Second	Third	Fourth

Fiscal Year ending December 31, 2010 (through October 14, 2010)
High	$25.81	$30.18	$32.99	$33.13
Low	$21.55	$22.24	$27.39	$32.90
Fiscal Year ended December 31, 2009
High	$25.31	$23.52	$26.81	$27.71
Low	$10.62	$14.01	$20.04	$22.27
Fiscal Year ended December 31, 2008
High	$29.52	$27.34	$28.49	$26.95
Low	$23.00	$20.82	$18.98	$20.44

The following table sets forth the closing price per share of our common stock, as reported on the NYSE on May 14, 2010, the last trading day prior to published reports regarding the potential sale of Pactiv, on August 16, 2010, the last full trading day before the public announcement of the merger, and on October 14, 2010, the latest practicable trading day before the printing of this proxy statement:

Common Stock
Closing Price

May 14, 2010	$23.97
August 16, 2010	$30.92
October 14, 2010	$33.07

Following the merger, there will be no further market for our common stock and our stock will be delisted from the NYSE and deregistered under the Exchange Act.

We did not pay a cash dividend on our common stock in the fiscal years ended December 31, 2008 and December 31, 2009 and have not paid a cash dividend this year. We currently intend to retain all future earnings for use in our business. In addition, under the merger agreement, we have agreed not to pay any cash dividends on our common stock before completion of the merger.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of our board of directors for use at the special meeting of stockholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting on November 15, 2010 at the Hilton Garden Inn, 26225 North Riverwoods Boulevard, Lake Forest, Illinois 60045, at 3:00 p.m., Chicago time.

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders to adopt the merger agreement and approve the transactions contemplated thereby, and, if there are not sufficient votes in favor of adoption of the merger agreement and approval of the transactions contemplated thereby, to adjourn the special meeting to a later date to solicit additional proxies.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on October 14, 2010, the record date, are entitled to notice of, and to vote at, the special meeting. On the record date, approximately 136,357,017 shares of our common stock were issued and outstanding and held by approximately 27,490 holders of record. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement and approve the transactions contemplated thereby and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

A quorum of stockholders is necessary to hold a valid special meeting. Under our bylaws, a quorum is present at the special meeting if the holders of shares of our common stock entitled to cast a majority of votes at the special meeting are present, either in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies. For purposes of determining the presence or absence of a quorum, abstentions and “broker non-votes” (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be counted as present.

Vote Required; Abstentions and Broker Non-Votes

Adoption of the merger agreement and approval of the transactions contemplated thereby requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. Adoption of the merger agreement and approval of the transactions contemplated thereby is a condition to the closing of the merger.

Approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or represented by proxy, at the special meeting, provided a quorum is present in person or by proxy at the special meeting.

If a Pactiv stockholder abstains from voting, it will count as a vote against adoption of the merger agreement and approval of the transactions contemplated thereby and against the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. Each “broker non-vote” will also count as a vote against adoption of the merger agreement and approval of the transactions contemplated thereby but will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Shares Held by Pactiv’s Directors and Executive Officers

At the close of business on October 14, 2010, the record date for the special meeting, our directors and executive officers beneficially owned 2,663,952 shares of our common stock, which represented approximately 1.9% of the shares of our outstanding common stock on that date.

Voting of Proxies

If your shares are registered in your name, you may cause your shares to be voted by returning a signed proxy card or may vote in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet by accessing www.proxyvote.com and following the on-screen instructions or telephonically by calling 1-800-690-6903 and following the telephone voting instructions. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern time, on November 14, 2010. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone. Based on your Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” adoption of the merger agreement and approval of the transactions contemplated thereby and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares are held in “street name” through a broker or bank, you may vote through your broker or bank by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank. If you do not return your bank’s or broker’s voting form, do not vote via the Internet or telephone through your broker or bank, if possible, or do not attend the special meeting and vote in person with a proxy from your broker or bank, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement and approval of the transactions contemplated thereby.

If you are a participant in the Pactiv Corporation 401(k) Savings and Investment Plan or the Pactiv Hourly 401(k) Savings and Investment Plan and wish to vote your shares, you should follow the instructions provided by the applicable plan trustee. Please consult the voting form used by the applicable plan trustee for information on how to submit your instructions. If you do not provide voting instructions by 11:59 p.m., Eastern time, on November 11, 2010, shares allocated to your plan account(s) will be voted by the applicable plan trustee in the same proportion as those shares held by the plan for which the applicable plan trustee has received voting instructions from plan participants.

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked by one of three ways.

•	First, you can deliver a written notice bearing a date later than the proxy you previously delivered stating that you would like to revoke your proxy.

•	Second, you can complete, execute and deliver a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy card using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m., Eastern time, on November 14, 2010.

•	Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

If you did not submit a later-dated new proxy card via the Internet or telephone, any written notice of revocation or subsequent proxy should be delivered to Pactiv Corporation, 1900 West Field Court, Lake Forest, Illinois 60045, Attention: Secretary, or hand delivered to Pactiv’s Secretary or his representative, in each case no later than immediately prior to the beginning of the special meeting.

If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change those instructions.

Participants in the Pactiv Corporation 401(k) Savings and Investment Plan or the Pactiv Hourly 401(k) Savings and Investment Plan who wish to revoke their voting instructions to the plan trustee must contact the applicable plan trustee and follow its procedures.

Board of Directors Recommendation

After careful consideration, our board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable, fair to and in the best interests of Pactiv and its stockholders. Our board of directors recommends that Pactiv stockholders vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated thereby and also recommends that stockholders vote “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the special meeting.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Pactiv. We have retained Georgeson Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $20,000 plus expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to Pactiv Corporation, Investor Relations Department, 1900 West Field Court, Lake Forest, Illinois 60045, Telephone: (866) 456-5439, Email: investorrelations@pactiv.com. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address, phone number and email address set forth in the prior sentence.

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for examination by any Pactiv stockholder at the special meeting. For ten days prior to the special meeting, this stockholder list will be available for inspection during ordinary business hours at our corporate offices located at 1900 West Field Court, Lake Forest, Illinois 60045.

THE COMPANIES

Pactiv

We are a leading producer of consumer and foodservice/food packaging products. With one of the broadest product lines in the specialty packaging industry, we derive more than 80% of our sales from market sectors in which we hold the No. 1 or No. 2 market share position. Our business operates 47 manufacturing facilities in North America, and one in Germany. We also have two joint-venture interests in China. In 2009, 96% of our $3.4 billion in sales was generated in North America.

We have three reporting segments:

•	Consumer Products manufactures disposable plastic, foam, molded fiber, pressed paperboard, and aluminum packaging products, and sells them to customers such as grocery stores, mass merchandisers, and discount chains. Products include waste bags, food storage bags, and disposable tableware and cookware. We sell many of our consumer products under well-known trademarks, such as Hefty®.

•	Foodservice/Food Packaging manufactures foam, clear plastic, aluminum, pressed paperboard, and molded fiber packaging products, and sells them to customers in the food distribution channel, who prepare and process food for consumption. Customers include foodservice distributors, restaurants, other institutional foodservice outlets, food processors, and grocery chains.

•	Other includes corporate and administrative service operations and retiree benefit income and expense.

Our company was incorporated in the state of Delaware in 1965 under the name of Packaging Corporation of America, operating as a subsidiary of Tenneco Inc., or Tenneco. In November 1995, we changed our name to Tenneco Packaging Inc. In November 1999, we were spun-off from Tenneco as an independent company, and changed our name to Pactiv Corporation.

Our principal executive offices are located at 1900 West Field Court, Lake Forest, Illinois 60045. Our telephone number is (847) 482-2000. Our website is located at http://www.pactiv.com. Additional information regarding Pactiv is contained in our filings with the SEC. See “Where You Can Find More Information.”

Rank Group Limited

Rank Group is a private company headquartered in New Zealand that is wholly owned by Mr. Graeme Hart. It and its affiliates owned by Mr. Hart own businesses engaged in packaging (in particular beverage packaging), consumer products and building supplies.

Reynolds Group Holdings Limited

Reynolds, an affiliate of Rank Group, is a leading global manufacturer and supplier of consumer food and beverage packaging and storage products and operates through five primary segments: Reynolds Consumer, Reynolds Foodservice, SIG, Evergreen, and Closures.

Reynolds Acquisition Corporation

Reynolds Acquisition Corporation was formed as an indirect wholly owned subsidiary of Reynolds solely for the purpose of entering into the merger agreement with Pactiv and completing the merger. Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

The executive offices of Rank Group, Reynolds and Sub are located at c/o Rank Group Limited, Level Nine, 148 Quay Street, P.O. Box 3515, Auckland, New Zealand. Their telephone number is +64 9 3666 259.

THE MERGER

Background to the Merger

As part of the ongoing evaluation of our business, we consider a variety of strategic alternatives and have acquired various businesses over the years. In that regard, representatives of Pactiv have from time to time discussed potential business relationships with representatives of various companies in the consumer and foodservice/food packaging businesses that might expand our business, improve our competitive position and enhance stockholder value.

On February 9, 2010, representatives of a private equity firm we refer to as Party A telephoned Richard L. Wambold, President and Chief Executive Officer of Pactiv, inviting Mr. Wambold to meet with them to discuss unspecified topics. Party A is affiliated with a portfolio company in the packaging business.

On February 18, 2010, at a meeting of our board of directors, Mr. Wambold reported that he had been contacted by Party A and had scheduled a meeting with representatives of Party A at their request for early March 2010. Mr. Wambold also reported that he had heard a rumor that Party A was potentially interested in acquiring Pactiv.

On March 3, 2010, Mr. Wambold had a meeting with representatives of Party A who expressed an interest in making a proposal to acquire Pactiv and combining Pactiv with its portfolio company in the packaging business. Mr. Wambold contacted the members of our board of directors to report on Party A’s interest in Pactiv.

On March 17, 2010, Pactiv received a letter from Party A, indicating a preliminary interest in acquiring Pactiv at a proposed per share consideration of $30.50 in cash, subject to confirmatory due diligence, and outlining other terms, including the anticipated financing arrangements for an acquisition. The letter did not address any management retention, compensation or similar matters. Party A requested a period of exclusivity in which to conduct due diligence. Mr. Wambold contacted the members of our board of directors to inform them of the contents of the letter.

On March 25 and 26, 2010, our board of directors met with representatives of Credit Suisse Securities (USA) LLC, or Credit Suisse, its financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden, its legal advisor, and management, to discuss Party A, Party A’s proposal and its related portfolio company and Pactiv’s strategic plans and alternatives. A representative of Skadden reviewed with the board its fiduciary duties in assessing Party A’s proposal. Representatives of Credit Suisse discussed Party A, reviewed certain financial aspects of its proposal, reviewed preliminary financial materials regarding Pactiv, including preliminary valuation information, and discussed other relevant considerations. A representative of another investment banking firm that was interested in serving as a financial advisor to Pactiv also reviewed preliminary valuation information regarding Pactiv. The board decided not to retain such firm. After discussion, our board of directors concluded that the per share consideration proposed by Party A was not satisfactory and did not provide a basis for further discussions. The board directed Mr. Wambold to respond to Party A accordingly. The board directed that, in connection with any discussions with Party A or any other person, neither Mr. Wambold nor any member of management would have any discussions regarding management retention, compensation or similar matters without the prior consent of our board of directors. Mr. Wambold was to advise the other members of management of the board’s instructions and, after the meeting, he did so. The board reiterated its instructions prohibiting such discussions on several occasions, including at its meetings held on April 15, 2010, May 5, 2010, June 25, 2010 and August 8, 2010. Each time, Mr. Wambold confirmed that neither he nor any members of management had engaged in any such discussions with any potential acquiror. In addition, at the board’s request, a representative of Skadden attended the June 10, 2010 meeting between Mr. Wambold and representatives of Reynolds and the June 16, 2010 meeting between Mr. Wambold, Edward T. Walters, Senior Vice President and Chief Financial Officer of Pactiv, and representatives of Party A.

Following the March 25 and 26, 2010 board meetings, Mr. Wambold sent a letter to Party A informing it of the board’s decision that the per share consideration proposed by Party A did not provide a basis for further discussions. Representatives of Party A telephoned Mr. Wambold to discuss the board’s decision.

On April 13, 2010, Pactiv received a second letter from Party A, in which Party A increased its proposed per share consideration to $33.00 in cash, subject to confirmatory due diligence. Party A advised that the other terms contained in its letter dated March 17, 2010 remained unchanged. Mr. Wambold contacted the members of our board of directors to inform them of the contents of the letter.

On April 15, 2010, our board of directors met with representatives of Credit Suisse and Skadden and management to discuss Party A’s revised proposal. Representatives of Credit Suisse reviewed certain financial aspects of Party A’s revised proposal, reviewed certain updated preliminary financial materials regarding Pactiv, including preliminary valuation information, and discussed other relevant considerations. After discussion, our board of directors concluded that the revised per share consideration did not reflect a value sufficient to engage in discussions with Party A and to provide it with non-public information as part of a due diligence process. The board directed Mr. Wambold to respond to Party A accordingly.

Following the April 15, 2010 board meeting, Mr. Wambold sent a letter to Party A informing it of the board’s decision. Representatives of Party A telephoned Mr. Wambold to discuss the board’s decision.

On May 3, 2010, Pactiv received a third letter from Party A, in which Party A increased its proposed per share consideration to $35.00 in cash, subject to confirmatory due diligence. Party A advised that the other terms contained in its letter dated March 17, 2010 remained unchanged. Representatives of Party A also telephoned Mr. Wambold to discuss the revised proposal. Mr. Wambold contacted the members of our board of directors to inform them of the contents of the letter.

On May 5, 2010, our board of directors met with representatives of Credit Suisse and Skadden and management to discuss the revised proposal received from Party A. Representatives of Credit Suisse discussed certain financial aspects of Party A’s revised proposal, discussed certain updated preliminary financial materials regarding Pactiv and discussed other relevant considerations. After discussion, the board met in executive session with a representative of Skadden who reviewed with the directors their legal duties and responsibilities and various legal considerations relating to the board’s evaluation and any decision to engage in discussions and a due diligence process with Party A. The directors discussed Party A’s proposal, forecasts of Pactiv’s future performance as a stand-alone entity prepared by management and financial materials regarding Pactiv previously prepared by Credit Suisse. After discussion, our board of directors concluded that Party A’s revised proposal offered the prospect of sufficient value to support further discussion with Party A. The board authorized management to provide customary business and financial due diligence information to Party A.

In mid-May 2010, representatives of Credit Suisse and Pactiv worked to set up an online data room that contained customary business and financial due diligence information about Pactiv. The online data room was established on May 21, 2010 and periodically updated thereafter.

On May 10, 2010, Party A executed a confidentiality and standstill agreement with Pactiv that did not contain exclusivity terms. The agreement provided that the standstill restrictions on Party A would terminate upon the occurrence of a number of events, including an announcement that Pactiv was considering a transaction, or had entered into an agreement, for the acquisition of a majority of the voting securities or assets of Pactiv with a party other than Party A or its affiliates. On May 21, 2010, Party A was granted access to the online data room and commenced a due diligence review of Pactiv.

On May 14, 2010, our board of directors met and Mr. Wambold reported on the status of discussions with Party A and its diligence process. The directors considered whether to establish a special committee and discussed, among other things, the fact that seven of the eight board members are non-management directors and are considered independent under the rules of the SEC and NYSE and under the definition of independence in Pactiv’s Corporate Governance Guidelines. Our board of directors concluded there was no need to establish such a committee.

On May 17, 2010, an article was published in the Wall Street Journal reporting that a private equity firm was in talks to acquire Pactiv but that the potential value of such a transaction could not be learned. The closing price of our common stock on May 17, 2010 was $28.44, an increase of approximately 19% over the closing price of our common stock on May 14, 2010, the last trading day prior to publication of the article. On May 19, 2010, another article was published in the Wall Street Journal, identifying two additional parties that were reported to be interested in potentially acquiring Pactiv. Pactiv did not comment publicly in response to these stories or subsequent rumors about a potential acquisition.

Between May 17 and May 21, 2010, following the Wall Street Journal articles regarding the potential sale of Pactiv and other similar media reports, five financial parties and three strategic parties in the packaging business, including Reynolds, contacted Mr. Wambold and representatives of Credit Suisse regarding their interest in possibly acquiring Pactiv.

On May 25, 2010, Rank Group executed a confidentiality and standstill agreement with Pactiv. The agreement provided that the standstill restrictions on Rank Group would terminate upon the occurrence of a number of events, including an announcement that Pactiv was considering a transaction, or had entered into an agreement, for the acquisition of a majority of the voting securities or assets of Pactiv with a party other than Rank Group or its affiliates. Reynolds was granted access to the online data room on June 1, 2010 and commenced a due diligence review of Pactiv.

On May 27, 2010, representatives of Pactiv made a presentation to representatives of Party A regarding the business, prospects and financial condition of Pactiv. Representatives of Credit Suisse were also in attendance.

On May 27, 2010, our board of directors met with representatives of Credit Suisse and Skadden and management to discuss the recent inquiries received regarding the possible acquisition of Pactiv. At the meeting, representatives of Credit Suisse reviewed with the board the parties that had made the inquiries, a proposed process and timeline for evaluating and potentially responding to the inquiries and recent adverse developments in the debt financing markets. After discussion, our board of directors determined that it needed additional information from the parties, including a preliminary indication of value, in order to evaluate and respond to their inquiries. The board directed Joseph E. Doyle, Vice President, General Counsel and Secretary of Pactiv, to send letters to each party requesting such information. In light of Party A’s letter dated May 3, 2010, which included a preliminary indication of value, the board did not direct Mr. Doyle to send a letter to Party A.

On May 28, 2010, Mr. Doyle sent letters to the eight parties that had contacted Pactiv as directed by the board, asking for written confirmation of interest and certain information by June 4, 2010.

Beginning on May 31, 2010 and continuing through the first week of June 2010, three parties provided written indications of interest in acquiring Pactiv. Reynolds indicated it would expect to submit a bid with a per share price in the mid-$30 range and a private equity firm we refer to as Party B indicated that it would expect to submit a bid with a per share price of $35.00. Party B is affiliated with a portfolio company in the packaging business. A strategic party in the packaging business submitted the third written indication of interest, which was withdrawn prior to our June 5, 2010 board meeting, and did not include a proposed per share consideration. Of the remaining five parties, two indicated they could not provide a preliminary value or value range without performing due diligence on Pactiv, one indicated an interest in a strategic transaction not involving the acquisition of Pactiv, one indicated that it was not interested in acquiring Pactiv and one did not provide a response. Over the course of the week, representatives of Credit Suisse and Mr. Wambold had telephone conversations with several of these parties to discuss their submissions and gauge their interest in acquiring Pactiv. During this time, the board was updated through regular communications from Mr. Wambold.

On June 1, 2010, representatives of Pactiv made a presentation to representatives of Reynolds regarding the business, prospects and financial condition of Pactiv. Representatives of Credit Suisse were also in attendance.

On June 5, 2010, our board of directors met with representatives of Credit Suisse and Skadden and management to discuss the responses to Pactiv’s request for written confirmations of interest. At the meeting, representatives of Credit Suisse reviewed with the board the parties who had responded, outlined the responses and provided an update on recent developments in the debt financing markets, including with respect to the deterioration that had taken place in the debt financing markets and the difficult financing environment. The board discussed the low level of interest in exploring a potential transaction evidenced by the two parties who had indicated that they could not provide a preliminary value or value range prior to performing due diligence on Pactiv. Mr. Wambold updated the board on the on-going diligence review of Pactiv by Party A and Reynolds. After discussion, our board of directors directed management to enter into a confidentiality and standstill agreement with Party B and to facilitate Party B’s diligence review of Pactiv.

On June 9, 2010, representatives of Pactiv made a second, more detailed presentation to representatives of Party A regarding the business, prospects and financial condition of Pactiv. Representatives of Credit Suisse were also in attendance.

On June 10, 2010, representatives of Pactiv made a second, more detailed presentation to representatives of Reynolds regarding the business, prospects and financial condition of Pactiv. Representatives of Credit Suisse were also in attendance. Following the presentation, Mr. Wambold met with representatives of Reynolds to discuss Reynolds’ on-going diligence. A representative of Skadden was also in attendance.

On June 10, 2010, Party B executed a confidentiality and standstill agreement with Pactiv. The agreement provided that the standstill restrictions on Party B would terminate upon the occurrence of a number of events, including an announcement that Pactiv was considering a transaction, or had entered into an agreement, for the acquisition of a majority of the voting securities or assets of Pactiv with a party other than Party B or its affiliates. Party B was granted access to the online data room on June 11, 2010 and commenced a due diligence review of Pactiv.

In the course of their discussions with Mr. Wambold in May 2010, each of Party A and Reynolds had described its prior relationships with Credit Suisse and requested that Pactiv consent to Credit Suisse being available to provide financing to each of them to support an acquisition proposal. Following discussions with our board of directors, including with respect to the retention of Perella Weinberg as an additional financial advisor to the board, Pactiv’s long-standing relationship with Credit Suisse, Credit Suisse’s familiarity with Pactiv and its business and the value the board ascribed to the advice and analysis provided by Credit Suisse, Pactiv gave its consent to Credit Suisse performing such a role for Party A and Reynolds, as well as providing financing to each of the other interested parties who provided written indications of interest.

On June 11, 2010, after requesting proposals from three potential additional financial advisors, our board of directors engaged Perella Weinberg to act as its financial advisor in connection with a potential transaction (as subsequently confirmed in writing in a letter dated June 15, 2010). Perella Weinberg was retained to provide the board with independent financial analysis and assistance in connection with any potential transaction and, if requested, a fairness opinion regarding such a transaction. On the same day, representatives of Pactiv made a presentation to Perella Weinberg regarding the business, prospects and financial condition of Pactiv.

On June 16, 2010, Mr. Wambold and Mr. Walters met with representatives of Party A to discuss its on-going diligence. A representative of Skadden was also in attendance.

On June 18, 2010, representatives of Pactiv made a presentation to representatives of Party B regarding the business, prospects and financial condition of Pactiv. Representatives of Credit Suisse and Perella Weinberg were also in attendance.

On June 25, 2010, our board of directors met with representatives of Credit Suisse, Perella Weinberg and Skadden and management and received an update on the on-going diligence review of Pactiv by Reynolds, Party A and Party B. Mr. Wambold reported on his meetings with representatives of Reynolds and Party A. Representatives of Credit Suisse stated that it was unlikely that any party with an interest in acquiring Pactiv and the financial means to do so had not contacted Pactiv given the articles published in the Wall Street Journal. After discussion, the board concluded that there were no additional parties that should be contacted about making an offer to acquire Pactiv.

On July 7, 2010, our board of directors met with representatives of Credit Suisse, Perella Weinberg and Skadden and management and received an update on the on-going diligence review of Pactiv by Reynolds, Party A and Party B. Representatives of Credit Suisse outlined a potential timeline for completing the diligence process and submitting formal bids. Representatives of Perella Weinberg reviewed preliminary financial analyses of Pactiv, including a valuation summary. After discussion, the board directed Credit Suisse to send letters to Reynolds, Party A and Party B requesting definitive proposals with committed financing when the due diligence process was substantially complete.

On July 12, 2010, Party B notified a representative of Credit Suisse that it was no longer interested in acquiring Pactiv because it was primarily focused on another acquisition opportunity and withdrew from the process. Mr. Wambold contacted the members of our board of directors to inform them of the development.

During July 2010, representatives of Reynolds, Party A and their respective financing sources continued to conduct additional due diligence on Pactiv, including the review of materials in the online data room and diligence calls with management and Pactiv’s advisors, Perella Weinberg, Credit Suisse, Skadden, Ernst & Young LLP, Deloitte & Touche LLP and Hewitt Associates, Inc.

On July 26, 2010, management concluded that the due diligence process was substantially complete and directed Credit Suisse to send Party A and Reynolds a proposed form of merger agreement prepared by Skadden and a letter setting forth the process to submit formal bids and requesting definitive cash proposals with committed financing. Responses originally were requested by August 5, 2010 but the deadline was extended to August 6, 2010 to allow the parties to complete their final due diligence review of Pactiv.

On August 6, 2010, Pactiv received from Party A two proposals to negotiate instead of a formal bid in accordance with the terms of Pactiv’s letter dated July 26, 2010. Party A’s proposals did not include a markup of the proposed merger agreement or executed commitment letters. Rather, Party A outlined two possible transactions. Under the first scenario, which was subject to a financing contingency, a portfolio company of Party A in the packaging business would acquire Pactiv for a per share price of $35.00 in cash and, in the event it could not secure debt financing in accordance with certain terms specified by Party A, the portfolio company would have the right to replace up to $5.00 of the cash per share consideration with an equivalent amount of ten year senior unsecured notes bearing a 13.00% interest rate. If the portfolio company was unable to successfully obtain debt financing, it would pay a $100 million termination fee to Pactiv. Under the second scenario, Party A proposed that Pactiv acquire its portfolio company in a stock-for-stock merger in which existing stockholders of the portfolio company would own approximately 22% of the combined company.

On August 6, 2010, Pactiv also received a formal bid from Reynolds, which included a markup of the proposed merger agreement and executed equity and debt commitment letters. Reynolds proposed a per share price of $33.00 in cash. Reynolds advised Pactiv that its offer would expire if Pactiv did not execute an exclusivity agreement by August 10, 2010.

Representatives of Credit Suisse, Perella Weinberg and Skadden and management reviewed the materials submitted by Party A and Reynolds. Representatives of Skadden prepared a summary of the responses, which was provided to the board prior to its August 8, 2010 meeting.

On August 8, 2010, our board of directors met with representatives of Perella Weinberg and Skadden and management to discuss the responses from Party A and Reynolds. Representatives of Perella Weinberg and Skadden and management reviewed a preliminary analysis of the responses, including key financial and legal terms and conditions. The board expressed its concerns regarding Party A’s proposals, including the significant risks associated with Party A’s inability to date to secure committed debt financing satisfactory to Party A and the financing contingency outlined in Party A’s first scenario. The board noted that Party A had been actively engaged in an extensive due diligence review of Pactiv since early May 2010 and had contacted numerous financial institutions to arrange committed financing. Further, the board noted that without a mark-up of the proposed merger agreement, it could not compare Party A’s views on risk allocation, certainty of closing and other transaction terms with those presented in the formal bid submitted by Reynolds. Mr. Wambold expressed his view that, after discussing a review and analysis of the proposal with Pactiv management, Pactiv’s acquisition of Party A’s portfolio company in a stock-for-stock merger, as outlined in Party A’s second scenario, was not attractive to Pactiv in light of the portfolio company’s high levels of debt and its business portfolio. The board concurred. Pactiv’s financial advisors did not prepare preliminary financial analyses with respect to the proposed stock-for-stock merger. Representatives of Perella Weinberg then reviewed updated preliminary financial analyses of Pactiv, including a valuation summary, and management and the board discussed Pactiv’s long term prospects as a stand-alone company. After further discussion, the board determined it would pursue Reynolds’ formal bid and authorized Mr. Wambold to engage in discussions with Reynolds regarding certain transaction terms, including with respect to antitrust matters and the definition of material adverse effect in the proposed merger agreement, to indicate to Reynolds that the board wanted a per share consideration of $34.00, and to obtain information to better understand, and try to improve the terms of, Reynolds’ proposed financing for the transaction. Representatives of Credit Suisse then joined the board meeting. The debt financing commitments provided by Reynolds indicated that Credit Suisse was the lead bank for the debt commitment. Representatives of Credit Suisse reported that Credit Suisse expected to receive fees from Reynolds if Reynolds acquired Pactiv that Credit Suisse believed would be customary and market based and appropriate for similar commitments and risks taken on by Credit Suisse given the prevailing market conditions at the time and the volatility in the financial markets. Representatives of Credit Suisse then reviewed the potential impact that changes in certain liabilities of Pactiv may have had on Reynolds’ and Party A’s valuation of Pactiv, recent developments in the debt financing markets, including with respect to increased borrowing costs, particularly in the leveraged loan market, the potential debt and equity financing that could reasonably be expected to be required for Reynolds or Party A to consummate the acquisition of Pactiv and the ability of Reynolds and Party A to finance such a transaction.

On August 9, 2010, Mr. Wambold telephoned Mr. Graeme Hart, the owner of Rank Group, to discuss a number of issues, including the consideration to be paid to Pactiv stockholders in the proposed transaction. During the conversation, Mr. Wambold stated that our board of directors wanted a per share consideration of $34.00. After discussion, Mr. Hart agreed to increase the per share consideration to $33.25 and indicated that such offer was his best and final. Mr. Hart also agreed to increase the amount of Rank Group’s equity commitment to Reynolds in support of the acquisition financing and to extend the deadline for executing the exclusivity agreement to August 11, 2010.

On August 9, 2010, our board of directors met with representatives of Perella Weinberg and Skadden and management to receive a report on Mr. Wambold’s discussions with Mr. Hart. After discussion, the board directed Mr. Wambold to execute an exclusivity agreement with Reynolds and authorized management to negotiate the terms of the merger agreement and commitment letters consistent with the discussion at the meeting.

On August 11, 2010, Pactiv and Reynolds executed an exclusivity agreement with an August 25, 2010 expiration date and Skadden delivered a revised draft of the merger agreement to representatives of Reynolds’ legal advisor, Debevoise & Plimpton LLP. Pactiv and Reynolds and their respective advisors began negotiating the terms of the merger agreement and the commitment letters. Negotiations continued from August 11, 2010 through August 16, 2010.

On August 15, 2010, our board of directors met to consider the proposed merger agreement. Representatives from Skadden reviewed the board’s fiduciary duties and outlined in detail the principal terms of the merger agreement and Reynolds’ equity and debt financing commitments. Skadden also described the few open issues that remained to be resolved. Representatives of Credit Suisse provided an overview of Rank Group and Reynolds as well as a review of Reynolds’ current outstanding debt. Representatives of Credit Suisse also discussed the revised equity and debt financing commitments and described the increased amount of the equity commitment to Reynolds from Rank Group. Perella Weinberg presented its financial analyses of Pactiv and delivered its oral opinion, which was confirmed by delivery of a written opinion dated August 15, 2010, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the $33.25 cash per share merger consideration to be received by holders of shares of Pactiv common stock (other than the Reynolds Affiliates) in the merger was fair, from a financial point of view, to such holders, as more fully described under the caption “The Merger — Opinion of Perella Weinberg, Financial Advisor to the Board of Directors of Pactiv” on page 28. Following extended discussion, our board of directors unanimously declared that the merger agreement and the merger with Reynolds were advisable, fair to and in the best interests of Pactiv’s stockholders. The board approved the merger agreement (with management directed to negotiate an acceptable resolution of the open issues) and the merger with Reynolds in accordance with Delaware law and recommended that Pactiv stockholders adopt the merger agreement. Our board of directors authorized the appropriate officers of Pactiv to finalize, execute and deliver the merger agreement and related documents.

Following the meeting of our board of directors, representatives of Pactiv and Reynolds and their advisors finalized the documentation for the transaction. After the close of trading on the NYSE on August 16, 2010, the merger agreement was executed and each of Pactiv and Reynolds issued separate press releases announcing the agreement prior to the opening of trading on the NYSE on August 17, 2010.

Recommendation of Our Board of Directors and Reasons for the Merger

Our board of directors recommends that you vote “FOR” adoption of the merger agreement and approval of the transactions contemplated thereby and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the special meeting.

At a special meeting of our board of directors on August 15, 2010, after careful consideration, including consultation with financial and legal advisors, our board of directors unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Pactiv stockholders and approved the merger agreement. In the course of reaching its decision over several board meetings, our board of directors consulted with our senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	the $33.25 per share in cash to be paid as merger consideration in relation to the then current market price of Pactiv common stock and also in relation to the current value of Pactiv and our board of directors’ estimate of the future value of Pactiv as an independent entity and, specifically, the fact that the $33.25 per share in cash to be paid as merger consideration represents a 39% premium over the closing price of our common stock on May 14, 2010, the last trading day prior to published reports regarding the potential sale of Pactiv;

•	information with respect to Pactiv’s financial condition, results of operations, business, competitive position and business strategy, on both a historical and prospective basis, as well as current industry, economic and market conditions and trends;

•	Pactiv’s future prospects if it were to remain independent, including the risks inherent in remaining independent;

•	the possible strategic alternatives to the merger (including the possibility of continuing to operate as an independent entity), as well as the potential values, benefits, risks and uncertainties to Pactiv stockholders associated with such alternatives and the timing and the likelihood of accomplishing the goals of such alternatives;

•	our board of directors’ belief that no other alternative reasonably available to Pactiv and our stockholders would provide greater value and certainty to stockholders within the foreseeable future;

•	the value of the consideration to be received by our stockholders and the fact that the consideration would be paid in cash, which provides certainty and immediate value to our stockholders;

•	the financial analyses presented to our board of directors by Perella Weinberg, as well as the opinion of Perella Weinberg, dated August 15, 2010, to our board of directors to the effect that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $33.25 cash per share merger consideration to be received by holders of shares of Pactiv common stock (other than the Reynolds Affiliates) was fair, from a financial point of view, to such holders;

•	the equity commitment entered into by Rank Group and the terms of the debt commitment provided to Reynolds in connection with the merger and the fact that such financing was committed prior to the execution of the merger agreement;

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities and reputation of Rank Group and Reynolds and the equity and debt financing commitments;

•	our assessment as to the probability that a third party with the financial means would agree to a transaction at a higher price than Reynolds, especially in light of the process involving many parties, including both strategic and financial buyers, in which Pactiv engaged in 2010, as more fully described in “The Merger — Background to the Merger” beginning on page 20;

•	the fact that Reynolds submitted a formal bid with executed equity and debt commitment letters on August 6, 2010 whereas Party A had been unable to secure committed debt financing on terms satisfactory to it and submitted an incomplete proposal to negotiate along two transaction scenarios;

•	the fact that the merger is not subject to any financing condition;

•	the terms of the merger agreement, including the number and nature of the conditions to complete the merger, Reynolds’ undertakings in the merger agreement to obtain regulatory approvals and the obligation of Reynolds under certain circumstances to pay us a termination fee of $250 million or, in certain other circumstances, $500 million (with the $250 million, if paid, credited against such $500 million payment);

•	the possibility that the funded ratio of our U.S. pension plan could return to fully funded in the future in the event that interest rates increase and we achieve high single digit returns on pension assets;

•	the current state of the economy, debt financing markets and general uncertainty surrounding forecasted economic conditions in both the near-term and the long-term, nationally as well as within our industry; and

•	stockholders who do not vote in favor of the merger will have the right to dissent from the merger and to demand appraisal of the fair value of their shares under Delaware law.

Our board of directors also considered potentially negative factors in its deliberations concerning the merger including, among others, the following:

•	the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our earnings or possible growth as an independent company;

•	the fact that under the terms of the merger agreement, we cannot solicit a third party acquisition proposal, although we can furnish information to and negotiate with any third party in response to an unsolicited written acquisition proposal if our board of directors determines in good faith that such person is reasonably likely to submit to us an acquisition proposal that is a superior proposal and, although we are not permitted to terminate the merger agreement in such circumstances, the board is permitted to change its recommendation and communicate such change to stockholders in advance of the special meeting;

•	the risk that while the merger agreement is not by its terms subject to a financing condition, if sufficient debt financing is not obtained by Reynolds, the merger may not be consummated;

•	the risk that necessary regulatory approvals and clearances may be delayed, conditioned or denied;

•	the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise or any other action we would otherwise take with respect to the our operations absent the pending completion of the merger;

•	an all cash transaction would be taxable to our stockholders that are U.S. holders for U.S. federal income tax purposes; and

•	the announcement and pendency of the merger, or the failure to close the merger, may cause substantial harm to relationships with our employees, vendors, customers and partners and may divert management and employee attention away from the day-to-day operation of our business.

During its consideration of the transaction with Reynolds, our board of directors was also aware that some of our directors and executive officers may have interests with respect to the merger, that are, or may be, different from, or in addition to those of Pactiv stockholders generally, as described in “The Merger — Interests of Pactiv’s Directors and Executive Officers in the Merger” beginning on 43.

While our board of directors considered potentially positive and potentially negative factors, our board of directors concluded that, overall, the potentially positive factors far outweighed the potentially negative factors.

In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation, including the financial analyses presented to our board of directors by Perella Weinberg and the opinion of Perella Weinberg described under the caption “The Merger — Opinion of Perella Weinberg, Financial Advisor to the Board of Directors of Pactiv” on page 28. In addition, individual directors may have given differing weights to different factors, including the financial analyses presented to our board of directors by Perella Weinberg and the opinion of Perella Weinberg described under the caption “The Merger — Opinion of Perella Weinberg, Financial Advisor to the Board of Directors of Pactiv” on page 28.

Opinion of Perella Weinberg, Financial Advisor to the Board of Directors of Pactiv

Pactiv retained Perella Weinberg to act as financial advisor to its board of directors in connection with the proposed merger. The board of directors of Pactiv selected Perella Weinberg based on Perella Weinberg’s qualifications, expertise and reputation and its knowledge of the industries in which Pactiv conducts its business. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.

On August 15, 2010, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the board of directors of Pactiv that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the $33.25 cash per share merger consideration to be received by holders of shares of Pactiv common stock (other than the Reynolds Affiliates) in the merger was fair, from a financial point of view, to such holders.

The full text of Perella Weinberg’s written opinion, dated August 15, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex B and is incorporated by reference herein. Holders of shares of Pactiv common stock are urged to read the opinion carefully and in its entirety. The opinion does not address Pactiv’s underlying business decision to enter into the merger or the relative merits of the merger as compared with any other strategic alternative which may have been available to Pactiv. The opinion does not constitute a recommendation to any holder of Pactiv common stock as to how such holder should vote or otherwise act with respect to the merger or any other matter. In addition, Perella Weinberg expressed no opinion as to the fairness of the merger to, or any consideration to, the holders of any other class of securities, creditors or other constituencies of Pactiv. Perella Weinberg provided its opinion for the information and assistance of the board of directors of Pactiv in connection with, and for the purposes of its evaluation of, the merger. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Perella Weinberg, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Pactiv, including research analyst reports;

•	reviewed certain internal financial statements, analyses, forecasts, and other financial and operating data relating to the business of Pactiv, in each case, prepared by the management of Pactiv;

•	reviewed certain publicly available financial forecasts relating to Pactiv;

•	discussed the past and current operations, financial condition and prospects of Pactiv with senior executives of Pactiv;

•	compared the financial performance of Pactiv with that of certain publicly-traded companies which it believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain transactions which it believed to be generally relevant;

•	reviewed the historical trading prices and trading activity for shares of Pactiv common stock, and compared such price and trading activity of shares of Pactiv common stock with that of securities of certain publicly-traded companies which it believed to be generally relevant;

•	reviewed the premia paid in certain publicly available transactions, which it believed to be generally relevant;

•	reviewed a draft, dated August 14, 2010, of the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as it deemed appropriate.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that was available from generally recognized public sources) for purposes of its opinion and further relied upon the assurances of the management of Pactiv that information furnished by them for purposes of Perella Weinberg’s analysis did not contain any material omissions or misstatements of material fact. With respect to the Financial Forecasts prepared by Pactiv’s management, Perella Weinberg was advised by the management of Pactiv, and assumed, with the consent of the board of directors of Pactiv, that the such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Pactiv as to the future financial performance of Pactiv and the other matters covered thereby, and Perella Weinberg expressed no view as to the assumptions on which they were based. In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Pactiv, nor was it furnished with any such valuations or appraisals, nor did it assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of Pactiv. With respect to the pension plan and other post-employment benefit liabilities, Perella Weinberg, at the direction of the board of directors of Pactiv, relied on calculations provided to it by management of Pactiv and did not make any independent evaluation thereof, nor was Perella Weinberg furnished with any actuarial report related thereto. In addition, Perella Weinberg did not evaluate the solvency of any party to the merger agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg assumed that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by it and that the merger would be consummated in accordance with the terms set forth in the draft merger agreement reviewed by it, without material modification, waiver or delay. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

Perella Weinberg’s opinion addressed only the fairness from a financial point of view, as of the date thereof, of the $33.25 cash per share merger consideration to be received by the holders of shares of Pactiv common stock (other than the Reynolds Affiliates) pursuant to the merger agreement. Perella Weinberg was not asked to, nor did it, offer any opinion as to any other term of the merger agreement or the form of the merger or the likely timeframe in which the merger would be consummated. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the $33.25 cash per share merger consideration to be received by the holders of shares of Pactiv common stock pursuant to the merger agreement or otherwise. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the merger agreement, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which it understood Pactiv had received such advice as it deemed necessary from qualified professionals. Perella Weinberg was not authorized to solicit, and did not solicit, indications of interest in a transaction with Pactiv from any party, although Perella Weinberg understood that another financial advisor to Pactiv had solicited indications of interest in such a transaction from other parties. Except as described above, the board of directors of Pactiv imposed no other limitations on the investigations made or procedures followed by Perella Weinberg in rendering its opinion.

Perella Weinberg’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Perella Weinberg as of, the date of its opinion. It should be understood that subsequent developments may affect Perella Weinberg’s opinion, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Perella Weinberg’s opinion was approved by an authorized committee of Perella Weinberg.

Summary of Material Financial Analyses

The following is a brief summary of the material financial analyses performed by Perella Weinberg and reviewed by the board of directors of Pactiv in connection with Perella Weinberg’s opinion relating to the merger and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg. Some of the summaries of the financial analyses include information presented in tabular format.

In order to fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses.

Analysis of Implied Premia and Multiples.  Perella Weinberg calculated the implied premium represented by the $33.25 cash per share merger consideration to be received by the holders of shares of Pactiv common stock in the merger relative to the following:

•	the closing market price per share of Pactiv common stock on May 14, 2010, the last trading day prior to the date upon which news of a potential acquisition of Pactiv became public, or the Reference Date;

•	the average closing market price per share of Pactiv common stock for each of the one-month, two-month, three-month, six-month and one-year periods ended on the Reference Date; and

•	each of the highest and lowest closing market price per share of Pactiv common stock during the one-year period ended on the Reference Date.

The results of these calculations are summarized in the following table:

	Price for Period
	Ended on the	Implied
	Reference Date	Premium

Closing Price on Reference Date	$23.97	38.7%
One-month average	$25.72	29.3%
Two-month average	$25.63	29.7%
Three-month average	$25.27	31.6%
Six-month average	$24.63	35.0%
One-year average	$24.29	36.9%
One-year high	$27.52	20.8%
One-year low	$20.00	66.3%

In the analysis of implied multiples, Perella Weinberg first derived the implied enterprise value of Pactiv based on the $33.25 cash per share merger consideration to be received by the holders of shares of Pactiv common stock in the merger. Enterprise value for Pactiv was calculated as the aggregate value of Pactiv’s fully diluted equity (based on the total number of fully diluted outstanding shares of Pactiv common stock and the $33.25 cash per share merger consideration) plus debt at book value and noncontrolling interests at book value, less cash and cash equivalents as provided by Pactiv management. Perella Weinberg also reviewed historical and estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for Pactiv for certain periods described below. As Pactiv’s underfunded pension and other post-employment benefit liabilities are higher, relative to other companies reviewed in the Selected Publicly Traded Companies Analysis described below, Perella Weinberg adjusted enterprise value for Pactiv. Adjusted enterprise value for Pactiv was calculated as enterprise value, based on the $33.25 cash per share merger consideration to be received by the holders of shares of Pactiv common stock in the merger, plus an adjustment of $675 million based on the sum of (i) $964 million in under-funded pension plan liabilities as of July 20, 2010, tax effected at a 37% tax rate and (ii) $68 million in unfunded post-employment benefit liabilities for Pactiv, based on calculations of such liabilities prepared by Pactiv management (or (i) and (ii), collectively, the Pension Liability Adjustments). Perella Weinberg also derived adjusted EBITDA for Pactiv, which was calculated as EBITDA for the applicable period, less net periodic benefit income (net of service costs) (or, the Pension Income Adjustments) based on calculations of such income included in the Financial Forecasts prepared by Pactiv management.

In this analysis, Perella Weinberg calculated the following multiples of historical and estimated financial results for Pactiv:

•	enterprise value as a multiple of last twelve months, or LTM, EBITDA;

•	adjusted enterprise value as a multiple of LTM adjusted EBITDA;

•	enterprise value as a multiple of estimated EBITDA for calendar years 2010 and 2011 based on the Base Case Forecasts prepared by Pactiv management; and

•	adjusted enterprise value as a multiple of estimated adjusted EBITDA for calendar years 2010 and 2011 based on the Base Case Forecasts prepared by Pactiv management.

The results of these analyses are summarized in the following table:

	Based on $33.25 Cash per
Financial Multiple	Share Merger Consideration

Enterprise Value/
LTM EBITDA	8.5	x
2010E EBITDA	8.0	x
2011E EBITDA	7.3	x
Adj. Enterprise Value/
LTM Adj. EBITDA	10.3	x
2010E Adj. EBITDA	9.7	x
2011E Adj. EBITDA	8.7	x

Historical Stock Trading.  Perella Weinberg reviewed the historical trading price per share of Pactiv common stock for the 52-week period ending on the Reference Date, the date upon which news of a potential acquisition of Pactiv became public, and the historical trading price per share of Pactiv common stock for the period starting on May 15, 2010 and ending on August 12, 2010. Perella Weinberg noted that the range of closing market prices per share of Pactiv common stock during the 52-week period ending on the Reference Date was $20.00 to $27.52 and that the range of closing market prices per share of Pactiv common stock during the period starting on May 15, 2010 and ending on August 12, 2010 was $27.58 to $31.54.

Equity Research Analyst Price Target Statistics.  Perella Weinberg reviewed and analyzed the most recent publicly available research analyst price targets for shares of Pactiv common stock prepared and published by selected equity research analysts prior to the Reference Date, and during the period starting on May 15, 2010 and ending on August 12, 2010. As the general convention of Wall Street equity research analysts is to provide 12-month price targets, Perella Weinberg discounted such research analyst price targets for shares of Pactiv common stock to August 12, 2010 using an assumed cost of equity of 9.4%. The assumed cost of equity was derived utilizing the Capital Asset Pricing Model, or CAPM. Perella Weinberg noted that the range of discounted equity analyst price targets for shares of Pactiv common stock prior to the Reference Date was $24.67 to $31.07 per share. Perella Weinberg also noted that the range of discounted equity analyst price targets for shares of Pactiv common stock during the period starting on May 15, 2010 and ending on August 12, 2010 was $26.50 to $31.98.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Pactiv common stock and these estimates are subject to uncertainties, including the future financial performance of Pactiv and future financial market conditions.

Selected Publicly Traded Companies Analysis.  Perella Weinberg reviewed and compared certain financial information for Pactiv to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the packaging and consumer products industries, which, in the exercise of its professional judgment and based on its knowledge of such industries, Perella Weinberg determined to be relevant to its analysis. Although none of the following companies is identical to Pactiv, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be similar to Pactiv in one or more respects including the nature of their business, size, financial performance and geographic concentration.

Selected Packaging Companies	Selected Consumer Products Companies

Aptargroup, Inc.	The Clorox Company
Bemis Company, Inc.	Energizer Holdings, Inc.
Graham Packaging Company Inc.	Kimberly-Clark Corporation
Sealed Air Corporation	Tupperware Brands Corporation

For each of the selected companies, Perella Weinberg calculated and compared financial information and various financial market multiples and ratios based on the closing price per share as of August 12, 2010, SEC filings for historical information and third-party research estimates from FactSet for forecasted information. For Pactiv, Perella Weinberg made calculations based on the closing market price per share of Pactiv common stock on the Reference Date and the $33.25 cash per share merger consideration, and utilized the Financial Forecasts prepared by Pactiv management and third-party research estimates from FactSet for forecasted information.

With respect to Pactiv and each of the selected companies, Perella Weinberg reviewed adjusted enterprise value as a multiple of estimated adjusted EBITDA for each of calendar years 2010 and 2011. The results of these analyses are summarized in the following table:

Adj. Enterprise Value/Adj. EBITDA
	2010E	2011E

Selected Packaging Companies
Range	6.1x - 7.8x	5.9x - 7.3x
Median	7.3x	6.8x
Selected Consumer Products Companies
Range	7.6x - 9.4x	7.0x - 8.8x
Median	8.2x	7.8x
Pactiv (Base Case Forecasts)
At Price as of Reference Date	7.8x	7.1x
At Per Share Merger Consideration	9.7x	8.7x
Pactiv (I/B/E/S Consensus Estimates)
At Price as of Reference Date	7.7x	7.3x
At Per Share Merger Consideration	9.6x	9.0x

Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to Pactiv’s business. Accordingly, Perella Weinberg’s comparison of selected companies to Pactiv and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and Pactiv.

Present Value of Illustrative Future Stock Price Analysis.  Perella Weinberg performed an illustrative analysis of the implied present value of the future price per share of Pactiv common stock, which is designed to provide an indication of the present value of a theoretical future value of Pactiv common stock, assuming such future share price is derived from Pactiv’s estimated adjusted EBITDA and an assumed adjusted enterprise value to estimated adjusted EBITDA multiple. For this analysis, Perella Weinberg used financial information from the Recessionary Case Forecasts, Base Case Forecasts and Recovery Case Forecasts in the Financial Forecasts prepared by Pactiv management for each of the calendar years 2010 to 2014, and assumed that the pre-tax pension deficit and other post-employment benefit liability, as provided by Pactiv management, stay constant at current levels. Perella Weinberg first calculated the implied values per share of Pactiv common stock at the end of each of the calendar years 2010 to 2013 based on applying multiples of adjusted enterprise value to next twelve months adjusted EBITDA of 6.5x to 8.5x to adjusted EBITDA estimates for the Recessionary Case Forecasts, Base Case Forecasts and Recovery Case Forecasts in the Financial Forecasts for each of the calendar years 2011 to 2014. The 6.5x to 8.5x multiple range was generally consistent with the adjusted enterprise value to adjusted EBITDA multiples at which Pactiv common stock had traded over the past three years. Perella Weinberg then, for each case, discounted the 2010 to 2013 year-end implied per share values back to June 30, 2010 using an assumed cost of equity of 9.4%, which resulted in the following ranges of implied present values per share of Pactiv common stock:

Present Value of Implied Share Prices as of December 31,
Pactiv Forecasts Case	2010	2011	2012	2013

Recessionary Case Forecasts	$15.69 - $24.51	$16.74 - $24.95	$17.33 - $24.91	$15.82 -$22.83
Base Case Forecasts	$21.60 - $32.14	$23.28 - $33.28	$24.50 - $33.93	$25.43 - $34.31
Recovery Case Forecasts	$22.39 - $33.17	$24.67 - $35.14	$26.52 - $36.60	$28.07 -$37.79

The implied present value of future prices per share of Pactiv common stock was reviewed for illustrative purposes only. The illustrative future prices per share of Pactiv common stock should not be viewed as an accurate representation of what actual prices per share of Pactiv common stock will be. Actual prices per share of Pactiv common stock for any period may be greater or less than the illustrative future prices per share of Pactiv common stock reviewed by Perella Weinberg, and the differences may be material. Future share prices are inherently uncertain, being based upon numerous factors or events that are not possible to predict.

Discounted Cash Flow Analysis.  Perella Weinberg conducted a discounted cash flow analysis for Pactiv to calculate the present value as of June 30, 2010 of the estimated standalone unlevered free cash flows that Pactiv could generate during the period commencing in the second half of calendar year 2010 through calendar year 2014. Estimates of unlevered free cash flows used for this analysis were derived from each of the Recessionary Case Forecasts, Base Case Forecasts and Recovery Case Forecasts of the Financial Forecasts prepared by Pactiv management, treated stock-based compensation as a cash expense and were calculated based on customary methods. Perella Weinberg also calculated a range of terminal values assuming terminal year multiples of next twelve months adjusted EBITDA ranging from 6.5x to 8.5x. For each case based on the Financial Forecasts, Perella Weinberg used discount rates ranging from 7.5% to 8.5% based on estimates of the weighted average cost of capital of Pactiv. Perella Weinberg estimated Pactiv’s weighted average cost of capital by calculating the weighted average of Pactiv’s cost of equity (derived utilizing CAPM) and Pactiv’s after-tax cost of debt (taking into account the yield to maturity on Pactiv’s outstanding debt). The present values of unlevered free cash flows generated over the period described above were then added to the present values of terminal values resulting in a range of implied adjusted enterprise values for Pactiv. For each such range of implied adjusted enterprise values, Perella Weinberg derived ranges of implied equity values for Pactiv by subtracting the Pension Liability Adjustments, debt at book value of $1,483 million and noncontrolling interests at book value of $12 million and by adding cash and cash equivalents of $43 million. The debt, noncontrolling interests and cash and cash equivalents balances utilized in the analysis were as of June 30, 2010 as reported in Pactiv’s Form 10-Q for the quarterly period ended June 30, 2010. These analyses resulted in the following reference ranges of implied equity values per share of Pactiv common stock:

Range of Implied
Pactiv Forecasts Case	Present Values

Recessionary Case Forecasts	$17.75 - $26.14
Base Case Forecasts	$26.56 - $37.24
Recovery Case Forecasts	$29.77 - $41.61

Selected Transactions Analysis.  Perella Weinberg analyzed certain information relating to selected precedent transactions with cash consideration in the packaging and food service products industries from February 1998 to August 12, 2010 which, in the exercise of its professional judgment, Perella Weinberg determined to involve relevant public companies with operations comparable to Pactiv. The selected transactions analyzed were the following:

Transaction Announcement	Target	Acquirer

August 9, 2010	Liquid Container, L.P.	Graham Packaging Company Inc.
June 16, 2010	Ball Corporation — Plastics Packaging Americas Business	Amcor Limited
March 28, 2010	BWAY Holding Company	Madison Dearborn Partners, LLC
February 23, 2010	PWP Industries, Inc.	Pactiv Corporation
October 15, 2009	Reynolds Consumer Products Group and Closure Systems International Inc.	Beverage Packaging Holdings (Luxembourg) III SA
August 18, 2009	Alcan Packaging — Certain Businesses*	Amcor Limited
July 5, 2009	Alcan Packaging Food Americas	Bemis Company, Inc.
December 21, 2007	Alcoa Inc. — Packaging & Consumer Business	Rank Group Limited
December 21, 2007	Captive Plastics, Inc.	Berry Plastics Holding Corporation
June 11, 2007	Owens-Illinois, Inc. — Plastics Group	Rexam PLC
April 12, 2007	Prairie Packaging, Inc.	Pactiv Corporation
June 28, 2006	Berry Plastics Corporation	Apollo Management, L.P. and Graham Partners
December 20, 2005	Tyco International Ltd. — Plastics and Adhesives Business	Apollo Management, L.P.
November 13, 2005	Georgia-Pacific Corporation	Koch Industries, Inc.
June 23, 2005	Pactiv Corporation — Protective and Flexible Packaging Businesses	AEA Investors LLC
May 6, 2005	Kerr Group, Inc.	Berry Plastics Corporation
July 28, 2004	Owens-Illinois, Inc. — Blow-Molded Plastic Container Business	Graham Packaging Company Inc.
December 22, 2003	SF Holdings Group, Inc.	Solo Cup Company
August 21, 2003	Rexam PLC — Healthcare Flexibles Business	Amcor Limited
March 18, 2002	Ivex Packaging Corporation	Alcoa Inc.
May 28, 2002	Berry Plastics Corporation	GS Capital Partners 2000, L.P.
March 31, 2000	Pliant Corporation	J.P. Morgan Partners LLC
February 2, 1998	Graham Packaging Company Inc.	Blackstone Group LP

*	Businesses acquired by Amcor Limited include Alcan Packaging Pharmaceuticals, Food Europe, Food Asia and Global Tobacco.

For each of the selected transactions, Perella Weinberg calculated and compared the resulting enterprise value in the transaction as a multiple of LTM EBITDA (as adjusted from GAAP to exclude certain non-recurring expenses). Such multiples for the selected transactions were based on publicly available information at the time of the relevant transaction. Due to the limited financial disclosure available for most of the selected precedent transactions, Perella Weinberg did not calculate the multiple of adjusted enterprise value to adjusted EBITDA for each of the selected precedent transactions. The results of these analyses are summarized in the following table:

Selected Transactions
Financial Multiple	Range		Median

Enterprise Value/LTM EBITDA	4.0x - 10.5	x	7.5x

Perella Weinberg observed that, as discussed above under “Analysis of Implied Premia and Multiples,” (i) the implied enterprise value of Pactiv based on the $33.25 cash per share merger consideration as a multiple of LTM EBITDA, based on publicly available information, was 8.5x and (ii) the implied adjusted enterprise value of Pactiv based on the $33.25 cash per share merger consideration as a multiple of adjusted LTM EBITDA, based on publicly available information and the Pension Liability Adjustments and Pension Income Adjustments prepared by Pactiv management, was 10.3x.

Although the selected transactions were used for comparison purposes, none of the selected transactions nor the companies involved in them was either identical or directly comparable to the merger, Pactiv or Reynolds. In addition, in connection with its review, Perella Weinberg considered the dates on which these transactions were announced and the market conditions existing at such time. Accordingly, Perella Weinberg’s comparison of the selected transactions to the merger and analysis of the results of such comparisons were not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the companies involved in such transactions and of the merger and were based on Perella Weinberg’s experience working with corporations on various merger and acquisition transactions.

Illustrative Premiums Paid Analysis.  Perella Weinberg analyzed the premiums paid in the 17 acquisitions of United States companies since October 2008 with cash consideration and transaction values of $3 billion to $10 billion. For each of the 17 transactions, based on publicly available information, Perella Weinberg calculated the premiums of the offer price in the transaction to the target company’s closing stock price one day, one week and one month prior to the announcement of the transaction. Perella Weinberg observed that the median premiums to target company closing stock price one day, one week and one month prior to transaction announcement were 40.5%, 39.9% and 38.9%, respectively. Perella Weinberg observed that, as discussed above under “Analysis of Implied Premia and Multiples,” the implied premium represented by the $33.25 cash per share merger consideration to be received by the holders of shares of Pactiv common stock in the merger relative to $23.97, the closing market price per share of Pactiv common stock on the Reference Date, was 38.7%.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to Pactiv or the merger.

Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the board of directors of Pactiv as to the fairness, from a financial point of view, as of the date of such opinion, of the $33.25 cash per share merger consideration to be received by holders of shares of Pactiv common stock (other than the Reynolds Affiliates) in the merger. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Perella Weinberg’s analyses were based in part upon the financial forecasts provided by Pactiv’s management and third party research analyst estimates, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger agreement or their respective advisors, none of Pactiv, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecasted by Pactiv management or third parties.

As described above, the opinion of Perella Weinberg to the board of directors of Pactiv was one of many factors taken into consideration by the board of directors of Pactiv in making its determination to approve the merger. Perella Weinberg was not asked to, and did not, recommend the specific consideration provided for in the merger agreement, which consideration was determined through negotiations between Pactiv and Reynolds.

Pursuant to the terms of the engagement letter between Perella Weinberg and Pactiv, Pactiv agreed to pay to Perella Weinberg a fee of $3 million upon Perella Weinberg’s delivery of its opinion. In addition, Pactiv agreed to reimburse Perella Weinberg for its reasonable expenses, including attorneys’ fees and disbursements and to indemnify Perella Weinberg and related persons against various liabilities, including certain liabilities under the federal securities laws.

In the ordinary course of its business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of Pactiv or Reynolds or any of their respective affiliates. During the two year period prior to the date of Perella Weinberg’s opinion, no material relationship existed between Perella Weinberg and its affiliates and Pactiv, Reynolds or Rank Group pursuant to which compensation was received by Perella Weinberg or its affiliates; however Perella Weinberg and its affiliates may in the future provide investment banking and other financial services to Pactiv, Reynolds and Rank Group and their respective affiliates for which they would expect to receive compensation.

Financing

We anticipate that the total amount of funds necessary to complete the merger and the related transactions, including the funds needed to (i) pay our stockholders the amounts due under the merger agreement, (ii) refinance, repay or repurchase certain of our outstanding indebtedness and (iii) pay customary fees and expenses in connection with the transactions contemplated by the merger agreement will be approximately $5.7 billion.

Pactiv has been advised by Reynolds that on September 30, 2010, Reynolds entered into an amendment to its existing senior secured credit facility pursuant to which incremental lenders committed to provide incremental term loans in an aggregate principal amount equal to $2,020 million, to be funded on, or in escrow prior to, the closing date of the merger. The proceeds of such incremental term loans will be used to finance, in part, the acquisition, repay certain Pactiv indebtedness and pay associated transaction costs. Pactiv also has been advised by Reynolds that it intends to finance the merger and associated transaction costs with a revised capital structure consisting of a combination of $2,020 million aggregate principal amount of additional indebtedness under its existing senior secured credit facility, $1.5 billion of 7.125% Senior Secured Notes due 2019, $1.5 billion of 7.000% Senior Notes due 2019, and approximately $711 million of new equity and available cash. The closing of Reynolds’ notes offering is subject to customary closing conditions, some of which are beyond the control of Reynolds, and there is no guarantee that the offering will close in a timely manner, or at all.

Reynolds and certain of its affiliates have obtained equity and debt financing commitments described below in connection with the transactions contemplated by the merger agreement. Both the equity and debt financings are subject to certain conditions.

Equity Financing

Reynolds has received from Rank Group an equity commitment letter for an aggregate investment at closing of up to approximately $2 billion, which will constitute the equity portion of the financing for the transaction. Rank Group has agreed to furnish to Reynolds an amount of cash equal to the amount by which approximately $2 billion, reduced by the amount contributed by Rank Group (i) to any borrower of indebtedness contemplated by the debt financing to enable it to fund any negative carry or like or other expenses associated with such indebtedness or (ii) to Reynolds to cure a default existing under any of its existing debt financings, exceeds the available cash on hand of Reynolds and Pactiv and their respective subsidiaries immediately prior to the merger.

Rank Group may be obligated to furnish funds from its equity commitment as a result of a reduction in the indebtedness available under the debt financing (described below) that is required in order for Reynolds to be in compliance on the closing date with any limitation on the occurrence of indebtedness under Reynolds’ existing debt financings.

The equity commitment is generally subject to (1) the satisfaction of the conditions to closing under the merger agreement, (2) the absence of modifications to the terms of the debt financing contemplated by the debt commitment letter described below, (3) the funding of such debt financing and (4) the consummation of the merger or Pactiv obtaining an order of specific performance requiring Reynolds to cause Rank Group to fund its commitment under the equity commitment letter and consummate the merger. The obligations of Rank Group under the equity commitment letter will terminate upon the earlier to occur of (i) the consummation of the merger (provided that Rank Group must provide the funding contemplated by the equity commitment letter in connection therewith) and (ii) the termination of the merger agreement.

Debt Financing

In connection with the execution and delivery of the merger agreement, Reynolds and certain of its affiliates have entered into a debt commitment letter, dated August 16, 2010, with CS, HSBC Bank and ANZ, which was subsequently amended on September 9, 2010 by a joinder entered into by Sumitomo and on September 10, 2010 by a joinder entered into with Rabobank. Under the debt commitment letter, CS, HSBC Bank, ANZ, Sumitomo and Rabobank have agreed to provide up to $5 billion in aggregate debt financing, subject to certain conditions and subject to adjustments, including to reflect (x) certain alternative debt financing (including certain of the debt incurred pursuant to the amendment to Reynolds’ existing senior secured credit facility) that may be incurred, and (y) any issuance of the notes described below prior to the consummation of the Merger. After giving effect to the adjustments resulting from the commitments to provide incremental term loans pursuant to the amendment to Reynolds’ existing senior secured credit facility, such debt commitments consist of (a) up to $1.5 billion in aggregate amount of secured bridge loans, reduced by the amount of any net proceeds that may be obtained from the issuance and sale by one or more affiliates of Reynolds of senior secured notes and (b) up to $1.5 billion in aggregate amount of unsecured bridge loans, reduced by the amount of any net proceeds that may be obtained from the issuance and sale by one or more affiliates of Reynolds of senior unsecured notes. The proceeds of the incremental term loans under the amendment to Reynolds’ existing senior secured credit facility and any such bridge loans and/or debt securities and alternative debt financing will be used to finance, in part, the payment of the merger consideration, the refinancing, repayment or repurchase of certain of our debt outstanding on the closing date of the merger and the payment of premiums, fees and expenses incurred in connection with such transactions.

The debt facilities contemplated by the debt commitment letter are subject to customary closing conditions, including, among others:

•	the absence of any amendments, modifications or waivers to the merger agreement that are adverse to the interests of the lenders in any material respect and that have not been approved by the arrangers;

•	the absence of any material adverse effect (as defined in the debt commitment letter, which definition is substantially identical to the definition in the merger agreement) with respect to Pactiv;

•	the negotiation, execution and delivery of definitive credit documentation, including with respect to guarantees and security interests, in form and substance (i) consistent with the debt commitment letter and the term sheets for the debt facilities and (ii) otherwise substantially consistent with Reynolds’ existing senior secured credit facility, with such changes as are customary and appropriate for the relevant debt facilities;

•	compliance with clear market conditions;

•	use of commercially reasonable efforts to promptly obtain credit ratings if reasonably requested by the arrangers;

•	bring down of specified representations, including with respect to solvency and no violation of Reynolds’ existing debt financings;

•	refinancing, repayment or repurchase of certain of our outstanding debt;

•	the receipt by the arrangers of specified financial statements of Reynolds and Pactiv, including pro forma financial information;

•	provision of marketing materials and a marketing period; and

•	the receipt of certain closing documents, opinions, certificates and other deliverables.

The incremental term loans contemplated by the amendment to Reynolds’ existing senior secured credit facility and Reynolds’ notes offering are each subject to closing conditions, which include certain of the above closing conditions.

Reynolds and Sub have agreed to use their (and Reynolds has agreed to cause Reynolds Group Holdings Inc. to use its) reasonable best efforts to obtain debt financing for the merger on the terms described in the debt commitment letter (as the same may be amended as contemplated by the merger agreement). If the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Reynolds and Sub have agreed to use their (and Reynolds has agreed to cause Reynolds Group Holdings, Inc. to use its) reasonable best efforts to obtain alternative financing from alternative sources on terms that are, in the aggregate, no more materially adverse to Pactiv, Reynolds or Sub.

The existence of any condition in the debt commitment letter, in the amendment to Reynolds’ existing senior secured credit facility or Reynolds’ notes offering does not constitute a condition to the obligation of Reynolds and Sub to effect the merger. We have agreed to reasonably cooperate in connection with the arrangement of the financing as may be reasonably requested by Reynolds. We will not be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the financing prior to the effective time of the merger for which we are not reimbursed or indemnified by the Reynolds.

Although the debt financing described in this proxy statement is not subject to due diligence or a “market out” provision (i.e., a provision allowing lenders not to fund their commitments if certain conditions in the financial markets prevail), such financing might not be funded on the closing date because of a failure to meet the closing conditions or for other reasons.

In connection with and to facilitate the financing for the transaction, Reynolds has requested that Pactiv undertake certain corporate restructurings and tax elections prior to the consummation of the Merger. Pactiv intends to comply with this request, and Reynolds has agreed to reimburse Pactiv for the related costs in the event that the Merger does not occur.

Interests of Pactiv’s Directors and Executive Officers in the Merger

When considering the recommendation of our board of directors, you should be aware that the members of our board of directors and our executive officers have interests with respect to the merger, that are, or may be, different from, or in addition to those of Pactiv stockholders generally, pursuant to certain agreements between such directors and executive officers and Pactiv and certain company benefit plans. Our board of directors was aware of these additional interests, and considered them, when it approved the merger agreement.

Effect of Awards Outstanding Under our 2002 Incentive Compensation Plan

At the effective time of the merger, each outstanding option granted under our 2002 Incentive Compensation Plan or any other equity-based compensation plan of Pactiv, whether or not vested or exercisable, will be cancelled and converted into the right to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of

•	the excess of $33.25, if any, over the exercise price per share of each such option, multiplied by

•	the number of shares of common stock subject to such option.

The following table summarizes the vested options with exercise prices of less than $33.25 per share held by our directors and executive officers as of October 1, 2010, and the consideration that each of them will receive in connection with the cancellation of their options. None of our executive officers or directors holds any unvested options.

	No. of Shares	Weighted Average	Total Consideration
	Underlying	Exercise Price of	Resulting from
	Vested Options	Vested Options	Vested Stock Options

Directors
Larry D. Brady	6,000	$23.98	$55,620
K. Dane Brooksher	18,000	$21.50	$211,500
Robert J. Darnall	12,000	$22.12	$133,560
Mary R. (Nina) Henderson	24,000	$19.89	$320,640
N. Thomas Linebarger	0	—	—
Roger B. Porter	27,000	$19.30	$376,650
Norman H. Wesley	24,000	$19.89	$320,640
Executive Officers
Richard L. Wambold	1,005,000	$19.39	$13,929,300
Edward T. Walters	67,200	$22.04	$753,312
Joseph E. Doyle	0	—	—
Peter J. Lazaredes	271,327	$22.70	$2,862,500
John N. Schwab	228,000	$22.02	$2,560,440
Michael O. Oliver	0	—	—

Totals	1,682,527	$20.46	$21,524,162

At the effective time of the merger, each outstanding restricted stock award granted under our 2002 Incentive Compensation Plan or any other equity-based compensation plan of Pactiv, will fully vest and such awards will be cancelled and converted into the right to receive the $33.25 per share in the same manner as shares of our common stock, with such payment to be subject to any applicable withholding tax. None of our directors or executive officers hold any shares of restricted stock.

Our executive officers will have their performance share awards cancelled in exchange for an amount in cash, without interest and less any applicable withholding tax, equal to the product of $33.25 and that number of shares determined as the sum of (x) with respect to any completed calendar year(s) or other measuring period(s) for the award, the number of shares notionally or conditionally vested by us for the portion of the award related to such year(s) or period(s) plus (y) with respect to any calendar year(s) or other measuring period(s) for which we have not allocated a notional or conditional number of shares (including the current and future years), the number of shares determined as if 100% of any performance targets or goals were achieved during such year(s) or period(s) and assuming satisfaction of all other conditions for receiving the target amount with respect to all such awards had been met.

The following table summarizes the estimated resulting consideration for performance share awards that each of our executive officers will receive pursuant to the merger agreement, assuming that the merger occurs as of November 15, 2010:

		Estimated Resulting
	Estimated Number of Shares	Consideration from
	as to which Performance	Performance Share
	Share Awards will Vest	Awards

Richard L. Wambold	484,650	$16,114,613
Edward T. Walters	122,060	$4,058,495
Joseph E. Doyle	68,210	$2,267,983
Peter J. Lazaredes	197,450	$6,565,213
John N. Schwab	107,700	$3,581,025
Michael O. Oliver	73,957	$2,459,077

Totals	1,054,027	$35,046,406

2010 Annual Bonuses

At the effective time of the merger, we will pay to each of our executive officers a minimum bonus equal to a pro rata portion (based on elapsed time through the effective time of the merger) of the cash payment that they would have received if 100% of any performance targets or goals for the 2010 calendar year were achieved and all other conditions for receiving payment were met. All bonus payments are subject to applicable tax withholding.

The following table summarizes the estimated 2010 annual bonus payment that each of our executive officers will receive pursuant to the merger agreement, assuming that the merger occurs as of November 15, 2010:

Estimated 2010
Bonus Payout

Richard L. Wambold	$1,106,875
Edward T. Walters	$231,000
Joseph E. Doyle	$192,500
Peter J. Lazaredes	$399,000
John N. Schwab	$182,875
Michael O. Oliver	$159,006

Total	$2,271,316

Deferred Compensation Plan and Deferred Retirement Savings Plan

Under the terms of our Deferred Compensation Plan, or DCP, and Deferred Retirement Savings Plan, or DRSP, in the event of a change in control (including consummation of the merger), participants will be entitled to a lump sum distribution of their account balances under such plans. The following table summarizes, as of October 1, 2010, the value of the account balances credited to each of our directors and executive officer under these plans (assuming for this purpose that, to the extent the credited amount is deemed invested in common stock equivalents, a value of $33.25 per share):

	Estimated Account	Estimated Account
	Balance	Balance
	Under DCP	Under DRSP

Directors
Larry D. Brady	$1,315,093	—
K. Dane Brooksher	$727,293	—
Robert J. Darnall	$1,132,917	—
Mary R. (Nina) Henderson	$684,820	—
N. Thomas Linebarger	$1,122,240	—
Roger B. Porter	$1,670,040	—
Norman H. Wesley	$587,997	—
Executive Officers
Richard L. Wambold	$3,105,432	$99,266
Edward T. Walters	$2,506,499	$143,396
Joseph E. Doyle	$1,379,204	—
Peter J. Lazaredes	$1,111,758	$87,995
John N. Schwab	$1,762,424	$127,647
Michael O. Oliver	$176,159	—

Totals	$17,281,876	$458,304

Supplemental Executive Retirement Plan

As of or prior to the effective time of the merger, we will terminate our Supplemental Executive Retirement Plan and pay to each executive officer his accrued benefit in a lump sum cash payment. The following table summarizes, as of December 1, 2010, the estimated value of the lump sum cash payment to each of our executive officer:

Estimated Cash Payment

Richard L. Wambold	$19,307,382
Edward T. Walters	$2,761,056
Joseph E. Doyle	$57,904
Peter J. Lazaredes	$5,718,672
John N. Schwab	$1,386,959
Michael O. Oliver	$33,951

Amended and Restated Pactiv Corporation Change-in-Control Severance Benefit Plan for Key Executives

Our Amended and Restated Pactiv Corporation Change-in-Control Severance Benefit Plan for Key Executives, or CIC Plan, provides specified benefits to the executive officers if a change in control occurs and additional specified compensation and benefits if both (i) a change in control occurs, and (ii) we terminate the executive’s employment without “cause” or the executive resigns for “good reason” within two years after a change in control occurs. The consummation of the merger constitutes a change in control.

Benefits payable to our executive officers under the CIC Plan if a change in control occurs (but not a termination of employment) are as follows:

•	Cash payments of any earned but unpaid incentive compensation granted under our annual incentive or other incentive compensation plans, plus a cash bonus for the year in which the change in control event occurs, calculated as of 100% of the performance targets or goals for the applicable year were achieved, prorated to the date of the change in control.

•	Unless replaced with a replacement award, all options will become immediately vested and fully exercisable and all restricted stock will vest in full.

•	For performance share awards, a lump sum cash payment equal to the value of (x) with respect to any completed calendar year(s) or other measuring period(s) for the award, the number of shares notionally or conditionally vested by us for the portion of the award related to such year(s) or period(s) and (y) with respect to any calendar year(s) or other measuring period(s) for which we have not allocated a notional or conditional number of shares (including the current and future years), the number of shares determined as if 100% of any performance targets or goals were achieved during such year(s) or period(s) and assuming satisfaction of all other conditions for receiving the target amount with respect to all such awards had been met.

Benefits payable to our executive officers under the CIC Plan if both (i) a change in control occurs, and (ii) we terminate the executive’s employment without “cause” or the executive resigns for “good reason” within two years after a change in control occurs are as follows (provided that there will be no duplication of benefits provided under the terms of any of our compensation and benefit plans):

•	Severance payments equal to two times the sum of (i) current annual base salary, plus (ii) the greater of: (x) the average of the executive officer’s annual bonus awards for the last three years of the executive officer’s employment with us (or such shorter period as the executive officer has been employed by us), or (y) the executive officer’s targeted annual award in effect immediately prior to the change in control, payable in a lump sum payment six months after the date of termination of employment (or sooner if permitted under applicable rules promulgated under the Code).

•	Payment of all deferred compensation (and earnings accrued thereon) credited to the account of the executive officer.

•	Coverage under our health, life and disability plans for two years.

•	Lump sum cash payment equal to the value of an additional pension benefit in our Retirement Plan and Supplemental Executive Retirement Plan as if the executive officer’s employment had continued for an additional two years, calculated without regard to the Retirement Plan amendments that become effective November 1, 2010.

•	Outplacement services not to exceed $50,000.

In addition, if the sum, or the combined amount, of the benefits payable under the CIC Plan and other payments or benefits to the executive officer would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), the combined amount will, unless the following sentence applies, be decreased by the smallest amount that will eliminate any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). If the decrease is 10% or more of the combined amount, the combined amount will not be decreased, but rather the executive officer will be entitled to an additional gross-up amount that, after payment of all taxes, is equal to any federal excise tax imposed under Section 4999 of the Code by reason of the benefits.

Estimated Value of Change in Control Benefits

The table below shows the estimated amount of potential benefits payable to our executive officers based on an assumed termination date of December 31, 2010 (assuming the termination date is after the change in control) and assuming the executive’s employment was terminated at that time by Pactiv other than for cause or by the executive for good reason. Certain of the payments (those made in respect of performance share awards and payments of the

2010 annual bonus) have already been quantified above. Moreover, certain of the payments and benefits noted in the table below (namely, the payment for the performance share awards) will be made merely by reason of completion of the merger and are not contingent upon a termination of employment.

These amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to the executive following completion of the merger, or the actual costs of or value of health and welfare benefits or perquisites following completion of the merger, which will only be known if and when the individual becomes eligible for payment due to job termination after completion of the merger. Factors that affect the calculation of amounts payable under these agreements include date of completion of the merger; date of termination; interest rates then in effect; actual performance goal attainment levels; Internal Revenue Service regulations, including excise taxes imposed by Section 4999 of the Code; our costs of providing health care, insurance, financial counseling and outplacement services to terminated executives; and certain other assumptions used in the calculation.

Termination by Pactiv Other Than for Cause, Retirement or Disability,
Termination by the Executive for Good Reason Following a Change in Control
(assuming November 15, 2010 termination date)
(including amounts paid immediately upon a change in control)

		Prorata				Welfare
		Target	Performance		Additional	and		Excise Tax
	Severance	Bonus	Share	Deferred	Retirement	Other	Out	& Tax	Aggregate
Name	Amount(1)	Payment(2)	Awards(3)	Compensation(4)	Benefit(5)	Benefits	Placement	Gross-up	Payments

Richard L. Wambold	$5,466,667	$1,106,875	$16,114,613	$3,204,698	$418,000	$150,000 (6)	$50,000	$0	$26,510,853
Edward T. Walters	$1,409,200	$231,000	$4,058,495	$2,649,895	$398,000	$27,674	$50,000	$1,230,035	$10,054,299
Joseph E. Doyle	$1,349,333	$192,500	$2,267,983	$1,379,204	$61,000	$27,238	$50,000	$1,768,047	$7,095,305
Peter J. Lazaredes	$2,345,333	$399,000	$6,565,213	$1,199,753	$982,000	$23,350	$50,000	$0	$11,564,649
John N. Schwab	$1,273,333	$182,875	$3,581,025	$1,890,071	$407,000	$16,862	$50,000	$0	$7,401,166
Michael O. Oliver	$1,186,100	$159,066	$2,459,077	$176,159	$59,000	$11,772	$50,000	$1,720,035	$5,821,209
Totals	$13,029,996	$2,271,316	$35,046,406	$10,499,780	$2,325,000	$256,896	$300,000	$4,718,117	$68,447,481

(1)	This amount represents severance payments equal to two times the sum of (i) current annual base salary, plus (ii) the greater of: (x) the average of the executive officer’s annual bonus awards for the last three years of the executive officer’s employment with Pactiv (or such shorter period as the executive officer has been employed by Pactiv), or (y) the executive officer’s targeted annual award in effect immediately prior to the change in control.

(2)	This amount represents the payment of the annual cash incentive for the year in which the termination of employment would occur based on each executive’s target award percentage.

(3)	These awards will become vested and paid immediately upon a change of control. The amount shown represents the value of (x) with respect to any completed calendar year(s) or other measuring period(s) for the award, the number of shares notionally or conditionally vested by Pactiv for the portion of the award related to such year(s) or period(s) and (y) with respect to any calendar year(s) or other measuring period(s) for which Pactiv has not allocated a notional or conditional number of shares (including the current and future years), the number of shares determined as if 100% of any performance targets or goals were achieved during such year(s) or period(s).

(4)	This amount represents the deferred compensation credited to the executive officer under the DCP and DSRP.

(5)	This amount represents the lump sum cash payment equal to the value of an additional pension benefit in our Retirement Plan, as if the executive officer’s employment had continued for an additional two years. No amounts have been reflected for an additional pension benefit in our Supplemental Executive Retirement Plan as such plan will be terminated prior to the closing of the merger.

(6)	Represents Pactiv’s agreement to provide Mr. Wambold and his spouse access to medical coverage under the medical benefit options in the Pactiv Corp. Master Health and Welfare Plan on the same terms it provides to its actively employed, salaried employees, on and after the date Mr. Wambold may terminate employment from Pactiv and until the date of his death or, if he shall predecease his spouse, until the date of her death.

Indemnification and Insurance

The merger agreement provides that Reynolds will cause the surviving corporation in the merger, and Reynolds and the surviving corporation agree, to indemnify the present and former directors and officers of Pactiv for acts and omissions occurring at or prior to the effective time to the fullest extent permitted by law, and Reynolds will cause the surviving corporation to promptly advance expenses as incurred to the fullest extent permitted by law.

The merger agreement also provides that, after the effective time, the surviving corporation will maintain in effect provisions in the surviving corporation’s organizational documents related to indemnification and advancement of expenses that were set forth in Pactiv’s organizational documents as of the date of the merger agreement. In addition, (i) Reynolds will cause to be maintained by the surviving corporation for a period of six years following the effective time the current directors’ and officers’ liability policies, or may substitute policies of substantially the same coverage containing terms and conditions that are no less advantageous to the insured or (ii) at Reynolds’ option, Reynolds may cause the surviving corporation to purchase at or after the effective time, or at Pactiv’s option (subject to Reynolds’ consent, which consent will not be unreasonably withheld), Pactiv may purchase prior to the effective time, a directors’ and officers’ liability “tail” insurance policy covering a period of six years following the effective time providing substantially equivalent benefits as the current policies maintained by Pactiv.

Post Merger Employment Arrangements

Reynolds has indicated a desire to retain senior management after the consummation of the merger. While preliminary discussion of general terms of employment have taken place between Reynolds and these managers, as of the date of this proxy statement, the parties have not reached agreement on any employment arrangements, nor have they entered into any employment agreements or similar contracts. Consummation of the merger is not conditioned on management entering into employment arrangements with Reynolds.

Appraisal Rights

Holders of Pactiv common stock who dissent and do not approve the merger are entitled to certain appraisal rights under Delaware law in connection with the merger, as described below and in Annex C hereto. Such holders who perfect their appraisal rights and strictly follow certain procedures in the manner prescribed by Section 262 of the Delaware General Corporation Law, or DGCL, as in effect on the date the parties entered into the merger agreement, or Section 262 of the DGCL, will be entitled to receive payment of the fair value of their shares in cash from Pactiv, as the surviving corporation in the merger.

ANY PACTIV STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

If a Pactiv stockholder has a beneficial interest in shares of Pactiv common stock that are held of record in the name of another person, such as a broker or nominee, and such Pactiv stockholder desires to perfect whatever appraisal rights such beneficial Pactiv stockholder may have, such beneficial Pactiv stockholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below.

A VOTE IN FAVOR OF THE MERGER BY A PACTIV STOCKHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO APPRAISAL RIGHTS.

When the merger becomes effective, Pactiv stockholders who strictly comply with the procedures prescribed in Section 262 of the DGCL will be entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of the fair value of their shares in cash from Pactiv, as the surviving corporation in the merger. The following is a brief summary of the statutory procedures that must be followed by a common stockholder of Pactiv in order to perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is included as Annex C to this proxy statement. We advise any Pactiv stockholder considering demanding appraisal to consult legal counsel.

In order to exercise appraisal rights under Delaware law, a stockholder must be the stockholder of record of the shares of Pactiv common stock as to which Pactiv appraisal rights are to be exercised on the date that the written demand for appraisal described below is made, and the stockholder must continuously hold such shares through the effective date of the merger.

While Pactiv stockholders electing to exercise their appraisal rights under Section 262 of the DGCL are not required to vote against the approval of the merger, a vote in favor of approval of the merger will result in a waiver of the holder’s right to appraisal rights. Pactiv stockholders electing to demand the appraisal of such stockholder’s shares shall deliver to Pactiv, before the taking of the vote on the merger, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs Pactiv of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger will not constitute such a demand. Please see the discussion below under the heading “— Written Demands” for additional information regarding written demand requirements.

Within ten days after the effective time of the merger, Pactiv, as the surviving corporation, must provide notice of the date of effectiveness of the merger to all Pactiv stockholders who have not voted for approval of the merger agreement and who have otherwise complied with the requirements of Section 262 of the DGCL.

A record holder of shares of Pactiv common stock who elects to exercise appraisal rights with respect to the merger, or Dissenting Stockholder, must mail or deliver the written demand for appraisal to:

Pactiv Corporation
1900 West Field Court
Lake Forest, Illinois 60045
Telephone: (847) 482-2000
Attn: Investor Relations

Within 120 days after the effective date of the merger, any Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL will be entitled, upon written request, to receive from Pactiv, as the surviving corporation, a statement of the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received by Pactiv, and the aggregate number of holders of those shares. This statement must be mailed to the Dissenting Stockholder within ten days after the Dissenting Stockholder’s written request has been received by Pactiv, as the surviving corporation, or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later.

Within 120 days after the effective date of the merger, either Pactiv, as the surviving corporation, or any Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL, may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of each share of Pactiv stock of all Dissenting Stockholders. If a petition for an appraisal is timely filed by a stockholder and a copy of the petition is delivered to Pactiv, as the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of any Dissenting Stockholders with whom agreements as to the value of their shares have not been reached.

After giving notice to the Dissenting Stockholders, the Delaware Court of Chancery will conduct a hearing upon the petition, and determine those stockholders that have complied with Section 262 of the DGCL and that have become entitled to appraisal rights. The Delaware Court of Chancery may require the Dissenting Stockholders to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any Dissenting Stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery determines the stockholders entitled to an appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court of Chancery shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, on the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the day of payment of the judgment. When fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest, if any, by the surviving corporation to the stockholders entitled to appraisal rights, upon surrender to the surviving corporation of the certificates representing those shares.

If no petition for appraisal is filed with the Delaware Court of Chancery by Pactiv, as the surviving corporation, or any Dissenting Stockholder within 120 days after the effective time of the merger, then the Dissenting Stockholders’ rights to appraisal will cease and they will be entitled only to receive merger consideration paid in the merger on the same basis as other Pactiv stockholders. Inasmuch as Pactiv, as the surviving corporation, has no obligation to file a petition, any Pactiv stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any Pactiv stockholder, however, without the approval of the Delaware Court of Chancery, which may be conditioned on any terms the Delaware Court of Chancery deems just.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL, the court may order that all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of this determination or assessment, each party bears its own expenses. A Dissenting Stockholder that has timely demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the Pactiv common stock subject to such demand for any purpose or to receive payment of dividends or other distributions on the Pactiv common stock, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any Dissenting Stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to submit a written withdrawal of the stockholder’s demand for appraisal and to accept the right to receive merger consideration in the merger on the same basis on which Pactiv common stock is converted in the merger. After this 60 day period, a Dissenting Stockholder may withdraw the stockholder’s demand for appraisal only with the written consent of Pactiv or Reynolds and the approval of the Delaware Court of Chancery.

Written Demands

When submitting a written demand for appraisal under Delaware law, the written demand for appraisal must reasonably inform Pactiv of the identity of the stockholder of record making the demand and indicate that the stockholder intends to demand appraisal of the stockholder’s shares. A demand for appraisal should be executed by or for the Pactiv common stockholder of record, fully and correctly, as that stockholder’s name appears on the stockholder’s stock certificate. If Pactiv common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. If Pactiv common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, should execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the record owner.

A record owner who holds Pactiv common stock as a nominee for other beneficial owners of the shares may exercise appraisal rights with respect to the Pactiv common stock held for all or less than all beneficial owners of the Pactiv stock for which the holder is the record owner. In that case, the written demand must state the number of shares of Pactiv common stock covered by the demand. Where the number of shares of Pactiv common stock is not expressly stated, the demand will be presumed to cover all shares of Pactiv common stock outstanding in the name of that record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the merger.

Pactiv stockholders considering whether to seek appraisal should bear in mind that the fair value of their Pactiv common stock determined under Section 262 of the DGCL could be more than, the same as or less than the value of the right to receive merger consideration in the merger. Also, Pactiv and Reynolds reserve the right to assert in any appraisal proceeding that, for purposes thereof, the “fair value” of the Pactiv common stock is less than the value of the merger consideration to be issued in the merger.

The process of dissenting and exercising appraisal rights requires strict compliance with technical prerequisites. Pactiv stockholders wishing to dissent and to exercise their appraisal rights should consult with their own legal counsel in connection with compliance with Section 262 of the DGCL.

Any stockholder who fails to strictly comply with the requirements of Section 262 of the DGCL, attached as Annex C to this proxy statement, will forfeit his, her or its rights to dissent from the merger and to exercise appraisal rights and will receive merger consideration on the same basis as all other stockholders.

THE PROCESS OF DISSENTING REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL SHALL CONTROL.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Sub, an indirect wholly owned subsidiary of Reynolds and a party to the merger agreement, will merge with and into us. We will survive the merger as an indirect wholly owned subsidiary of Reynolds. Our certificate of incorporation, as in effect immediately prior to the effective time of the merger, will at the effective time of the merger be amended and restated in full to read as set forth in Exhibit A of the merger agreement and as so amended and restated will be the certificate of incorporation of Pactiv, as the surviving corporation, until thereafter amended as provided by law. The bylaws of Sub, as in effect immediately prior to the effective time of the merger, will be the bylaws of Pactiv, as the surviving corporation in the merger, until thereafter amended as provided by law.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares owned by Reynolds, Sub or any of their direct or indirect wholly owned subsidiaries, and shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive $33.25 in cash, without interest and less any applicable withholding tax. Treasury shares and shares owned by Reynolds, Sub or any of their direct or indirect wholly owned subsidiaries will be cancelled immediately prior to the effective time of the merger.

As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights as a stockholder, except the right to receive $33.25 per share in cash, without interest and less applicable withholding tax (other than stockholders who have perfected their appraisal rights).

Treatment of Stock Options and Other Equity-Based Awards

At the effective time of the merger, each outstanding option granted under our 2002 Incentive Compensation Plan or any other equity-based compensation plan of Pactiv, whether or not vested or exercisable, will be cancelled and converted into the right to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the excess of $33.25, if any, over the exercise price per share of each such option, multiplied by

•	the number of shares of common stock subject to such option.

At the effective time of the merger, each outstanding restricted stock award granted under our 2002 Incentive Compensation Plan or any other equity-based compensation plan of Pactiv, will fully vest and such awards will be cancelled and converted into the right to receive the $33.25 per share in the same manner as shares of our common stock, with such payment to be subject to any applicable withholding tax.

At the effective time of the merger, each outstanding performance share award granted under our 2002 Incentive Compensation Plan or any other equity-based plan will be cancelled in exchange for an amount in cash, without interest and less any applicable withholding tax, equal to the product of $33.25 and that number of shares determined as the sum of (x) with respect to any completed calendar year(s) or other measuring period(s) for the award, the number of shares notionally or conditionally vested by us for the portion of the award related to such year(s) or period(s) plus (y) with respect to any calendar year(s) or other measuring period(s) for which we have not allocated a notional or conditional number of shares (including the current and future years), the number of shares determined as if 100% of any performance targets or goals were achieved during such year(s) or period(s) and assuming satisfaction of all other conditions for receiving the target amount with respect to all such awards had been met.

Subject to the satisfaction of the obligations set forth above, we will terminate our 2002 Incentive Compensation Plan and any other equity-based plan as of the effective time of the merger.

Treatment of Bonuses, SERP and Deferred Compensation Plans

At the time the 2010 annual cash bonuses would have been paid under the terms of the applicable plan (or on the closing date of the merger for participants of our Amended and Restated Pactiv Corporation Change-in-Control Severance Benefit Plan for Key Executives), we will pay to each participant who has been granted an annual cash bonus in respect of the 2010 calendar year under each of our Executive Incentive Compensation Plan and 2002 Incentive Compensation Plan a minimum bonus equal to a pro rata portion (based on elapsed time through the effective time of the merger) of the cash payment that would have been made thereunder if 100% of any performance targets or goals for the calendar year were achieved and all other conditions for receiving payment were met. Any participant who voluntarily terminates his or her employment with Pactiv prior to the end of the 2010 calendar year will forfeit the right to any minimum bonus. In the event that the merger closes in 2011, the same principles will apply with respect to the payment of annual cash bonuses for the 2011 calendar year. All bonus payments are subject to applicable tax withholding.

As of the effective time of the merger, we will terminate our Deferred Compensation Plan and Deferred Retirement Savings Plan. We will pay to each participant under each plan the balance of each such participant’s deferred compensation account (whether vested or unvested) in a lump sum cash payment in accordance with the terms and conditions set forth in each plan. In addition, as of or prior to the effective time of the merger, we will terminate our Supplemental Executive Retirement Plan and pay to each participant his or her accrued benefit in a lump sum cash payment, in accordance with Section 409A of the Code. Any payments made under each plan will be subject to applicable tax withholding and, if applicable, holding periods required by Section 409A of the Code.

Effective Time

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by the parties to the merger agreement in writing and specified in such certificate of merger, and such time will be the effective time. The filing of the certificate of merger will occur at the closing, which will take place at (i) 9:00 a.m., New York City time, on a date to be agreed by the parties, which will be no later than five business days after the satisfaction or waiver of all of the conditions to the parties’ obligations to consummate the merger (other than conditions that by their terms are to be satisfied by deliveries at the closing, but subject to the satisfaction or waiver of such conditions at the closing) or (ii) such other date and time as agreed to in writing by the parties.

Delisting and Deregistration of Pactiv Common Stock

If the merger is completed, our common stock will be delisted from and will no longer be traded on the NYSE and will be deregistered under the Exchange Act. Following the completion of the merger, Pactiv will no longer be an independent public company.

Certain Forecasts Prepared by Pactiv

While Pactiv does publicly disclose certain quarterly and annual financial forecasts as to future performance, earnings and other results, Pactiv does not as a matter of general practice publicly disclose or prepare financial forecasts beyond the upcoming full fiscal year. However, to assist our board of directors in its consideration and evaluation of the merger and to assist Perella Weinberg with its evaluation of the fairness, from a financial point of view, of the $33.25 cash merger consideration, we provided our board of directors and Perella Weinberg with certain non-public, internal financial forecasts regarding our anticipated future operations under three different scenarios for fiscal years 2010 through 2014 that are referred to as the Base Case Forecasts, the Recovery Case Forecasts and the Recessionary Case Forecasts and, collectively, the Financial Forecasts. The Financial Forecasts were prepared by management in March of 2010 and do not take into account the proposed merger set forth in the merger agreement. The Base Case Forecasts and Recovery Case Forecasts were provided to Reynolds and the other parties who conducted a due diligence review of Pactiv.

The Base Case Forecasts assume, among other things, a recovery in the general economy as well as the markets for our Consumer Products segment and our Foodservice/Food Packaging segment, margins would reflect an average of our historical range and we would not make any contributions to our U.S. pension plan. The Recovery Case Forecasts assume, among other things, a quicker recovery in the general economy, with the market for our Consumer Products segment growing with the general economy and the market for our Foodservice/Food Packaging segment growing somewhat faster than the general economy, margins would be at the higher end of our historical range and we would not make any contributions to our U.S. pension plan. The Recessionary Case Forecasts assume, among other things, that there is effectively no recovery in the general economy and that general economic growth is very limited, driving limited growth in the markets for our Consumer Products segment and our Foodservice/Food Packaging segment, and that margins would be at the lower end of our historical range.

At the time of our spin-off from Tenneco in 1999, we became the sponsor of Tenneco (now Pactiv) pension plans. These plans cover most of our employees as well as individuals/beneficiaries from many companies previously owned by Tenneco, but not owned by Pactiv. As a result, while persons who are not current employees do not accrue benefits under the plans, the total number of individuals/beneficiaries covered by these plans is much larger than would have been the case if only Pactiv personnel were participants. For this reason, the impact of the pension plans on our net income, shareholders’ equity and cash from operations is greater than is typically found at similarly sized companies. Changes in the following factors can have a disproportionate effect on our results compared with similarly sized companies:

•	Assumptions regarding the long-term rate of return on pension assets and other factors

•	Interest rate used to discount projected benefit obligations

•	Level of amortization of actuarial gains and losses

•	Governmental regulations relating to funding of retirement plans in the U.S. and foreign countries

•	Financial market performance

The requirement to make contributions to this plan is a function of several factors, the most important of which are the return on plan assets and applicable funding discount rate used in calculating plan liabilities. During 2009, we contributed $550 million pretax to the plan, and plan assets earned a return of approximately 26%. As of December 31, 2009, our U.S. pension plan was 94% funded on an ERISA basis, which determines the minimum funding requirements for the plan. As long as our funded ratio is above 60%, there is no meaningful impact on us or to the plan. Were Pactiv to remain a stand-alone company, Pactiv would not expect to make additional sizeable contributions to the plan for the foreseeable future.

We believe that cash flow from operations, available cash reserves, and the ability to obtain cash under our credit facility and asset securitization program will be sufficient to meet current and future potential pension funding, liquidity, and capital requirements.

We have included below summary information from the Financial Forecasts solely to give our stockholders access to certain non-public information that was furnished to our board of directors, Perella Weinberg, Reynolds and the other parties who conducted a due diligence review of Pactiv. The summary information from the Financial Forecasts is not being included in this document to influence your decision whether to vote for the merger.

The Financial Forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC regarding forward-looking statements, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. The Financial Forecasts do not necessarily comply with GAAP and contain certain financial measures that were not calculated in accordance with GAAP. In addition, the Financial Forecasts were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants.

The Financial Forecasts were based on numerous variables and assumptions that are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that are difficult to predict and beyond our control, including certain of the factors described under “Forward-Looking Statements” beginning on page 14. The Financial Forecasts also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Financial Forecasts. Accordingly, there can be no assurance that any of the Financial Forecasts will be realized. In addition, the Financial Forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on this information.

The inclusion of the Financial Forecasts in this document should not be regarded as an indication that any of Pactiv or its affiliates, advisors or representatives considered the Financial Forecasts to be predictive of actual future events, and the Financial Forecasts should not be relied upon as such. None of Pactiv or its affiliates, advisors or representatives can give you any assurance that actual results will not differ from the Financial Forecasts. The Financial Forecasts speak only as of the time they were prepared. Pactiv has made no representation to Reynolds in the merger agreement or otherwise, concerning the Financial Forecasts.

The Financial Forecasts for fiscal years 2010 through 2014 included the following:

	2010	2011	2012	2013	2014
	($ in millions, except per share figures)

Base Case Forecasts
Revenue	$3,660	$3,897	$4,002	$4,113	$4,222
EBITDA	756	824	848	873	899
Adjusted EBITDA(1)	693	768	792	817	843
EBIT	563	645	679	706	731
EPS	$2.19	$2.56	$2.72	$2.85	$2.97
Recovery Case Forecasts
Revenue	$3,660	$3,959	$4,131	$4,314	$4,502
EBITDA	756	842	884	931	979
Adjusted EBITDA(1)	693	786	828	875	923
EBIT	563	662	716	763	811
EPS	$2.19	$2.64	$2.89	$3.12	$3.35
Recessionary Case Forecasts
Revenue	$3,660	$3,849	$3,906	$3,964	$4,019
EBITDA	756	695	702	711	718
Adjusted EBITDA(1)	693	639	646	655	662
EBIT	563	515	534	543	551
EPS	$2.19	$1.94	$2.03	$2.08	$2.12

(1)	Adjusted to exclude net periodic benefit income (net of service costs).

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger to U.S. stockholders of Pactiv shares whose shares of Pactiv common stock are exchanged for cash in the merger. This summary is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. This summary is based on current provisions of the Code existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. This summary applies only to our stockholders in whose hands shares of our common stock are capital assets within the meaning of Section 1221 of the Code. This summary does not address foreign, state or local tax consequences of the merger, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, and stockholders holding shares that are part of a straddle, hedging, constructive sale or conversion transaction or pursuant to the exercise of employee stock options or otherwise as compensation). In addition, this summary does not address U.S. federal taxes other than income taxes. This summary assumes that the shares of our common stock are not United States real property interests within the meaning of Section 897 of the Code.

Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the merger on a beneficial holder of shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

The Merger.  The receipt of cash in exchange for our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction, if any, of any withholding tax) and the U.S. stockholder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the merger. A stockholder’s adjusted tax basis will generally equal the price the U.S. stockholder paid for such common stock. Gain or loss will be determined separately for each block of shares of common stock (that is, shares of common stock acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss, provided that a stockholder’s holding period for such shares of common stock is more than one year at the time of consummation of the merger. Capital gains recognized by an individual upon a disposition of a share of common stock that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 15% for taxable years ending before January 1, 2011 (and 20% thereafter). In the case of a share of common stock that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the deductibility of a stockholder’s capital losses.

Information Reporting and Backup Withholding.  Payments made to stockholders whose shares of our common stock are exchanged for cash pursuant to the merger will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, stockholders that do not otherwise establish an exemption should complete and return the Form W-9 included in the letter of transmittal, certifying that such stockholder is a U.S. person, the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service. Foreign stockholders should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the depositary, in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate.

Regulatory Approvals Required for the Merger

General

Pactiv and Reynolds have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement. These approvals include approval under, or notifications pursuant to, the HSR Act and the competition laws of Austria, Germany and Mexico.

Antitrust in the United States

The completion of the merger is subject to expiration or termination of the applicable waiting periods of the HSR Act and the rules thereunder. The merger may not be completed unless certain information and documents have been furnished to the DOJ or FTC in premerger notification filings by each party, and certain waiting period requirements have been satisfied.

Under the HSR Act, the merger may not be consummated until 30 days after the latter of the premerger notification filings (unless early termination of this waiting period is granted) or, if the DOJ or FTC issues a request for additional information or documentary material, 30 days after Pactiv and Reynolds have each substantially complied with such request (unless early termination of this period is granted). Pactiv and Reynolds each filed their HSR Act premerger notifications on August 23, 2010. The 30-day waiting period expired on September 22, 2010 without a request for additional information or documentary material issued by the DOJ or FTC.

Other Foreign Competition Law Filings

Consummation of the merger is conditioned on approval under, or notices pursuant to, the competition laws of Austria, Germany and Mexico.

Reynolds and Pactiv submitted a premerger notification with the Austrian Federal Competition Authority, and the Phase I waiting period in Austria expired on October 1, 2010 without any request to open Phase II proceedings. By letter dated October 4, 2010, the Federal Competition Authority and the Federal Cartel Prosecutor confirmed that a request to open Phase II proceedings had not been issued and that the standstill obligation triggered by the filing no longer applied.

Reynolds and Pactiv made a pre-merger filing to the German Federal Cartel Office, which approved the proposed transaction on October 4, 2010 following its Phase I investigation.

Reynolds and Pactiv submitted a premerger notification to the Mexican Federal Competition Commission, or MFCC, which was completed on September 14, 2010. The MFCC has requested additional information from the parties, extending an initial 35 working day review period. However, the ongoing review by the MFCC will not suspend consummation of the merger because the MFCC did not issue a suspension order during the applicable time period.

Legal Proceedings Regarding the Merger

Following the publication of articles in the Wall Street Journal on May 17, 2010 and May 19, 2010 regarding the potential sale of Pactiv and other similar media reports, Pactiv and its board of directors were named as defendants in four putative class actions filed in the Circuit Court of Lake County, Illinois, or the Lake County Actions. The Lake County Actions were brought by purported Pactiv stockholders Alan R. Kahn, Howard Karp, Deidre Sullivan and New Jersey Building Laborers Pension Fund, and were filed on May 19, 2010, May 19, 2010, August 17, 2010 and August 25, 2010, respectively. The Lake County Actions have been consolidated under the caption Kahn v. Wambold, Case No. 10 MR 859 (Ill. Cir. Ct.). The consolidated complaint alleges that Pactiv’s directors breached their fiduciary duties to Pactiv stockholders in connection with the merger, and that Rank Group, Reynolds and Sub aided and abetted those breaches. The plaintiffs seek various forms of relief, including an injunction concerning the merger, certain damages and fees, expenses and costs. On October 5, 2010, Pactiv and its directors filed a motion to dismiss the consolidated complaint on the grounds that it fails to state a claim upon which relief can be granted. On October 6, 2010, the plaintiffs filed a motion to compel discovery and a motion to set a briefing schedule and a hearing date in connection with a motion for a preliminary injunction. The Circuit Court of Lake County, Illinois, has not ruled on the motions.

Pactiv and its board of directors were also named as defendants in four putative class actions filed with the Circuit Court of Cook County, Illinois, or the Cook County Actions. The Cook County Actions were brought by purported Pactiv stockholders Albert Stein, Local Union 373 U.A. Welfare, Pension & Annuity Funds, Robert Timmons and Guy Filippelli, and were filed on August 17, 2010, August 24, 2010, August 25, 2010 and September 3, 2010, respectively. The actions have been consolidated under the caption Stein v. Pactiv Corporation, Case No. 10 CH 35455 (Ill. Cir. Ct.). The consolidated complaint alleges that Pactiv’s directors breached their fiduciary duties to Pactiv stockholders in connection with the merger, and that Pactiv and Reynolds aided and abetted those breaches. The plaintiffs seek various forms of relief, including an injunction prohibiting the merger, fees and other costs. On September 22, 2010, the plaintiffs in the Cook County Actions filed a motion for expedited discovery. The Circuit Court of Cook County, Illinois, has not ruled on the motion.

On October 14, 2010, the parties to the Lake County Actions and the Cook County Actions, or, collectively, the Actions, entered into a memorandum of understanding reflecting an agreement to settle the Actions. Under the agreement, Pactiv agreed to include in this proxy statement certain additional disclosures relating to the transaction. Pactiv, Pactiv’s directors, Rank Group, Reynolds and Sub, or the defendants, each has denied, and continues to deny, that he, she or it committed or aided and abetted the commission of any breach of duty or violation of law, or engaged in any of the wrongful acts alleged in the Actions, and expressly maintains that he, she or it diligently and scrupulously complied with his, her or its fiduciary and other legal duties. Although the defendants believe that the Actions are without merit, the defendants reached the agreement solely to eliminate the burden, expense and uncertainties inherent in further litigation. The agreement is subject to customary conditions, including completion of appropriate settlement documentation, completion of confirmatory discovery by the plaintiffs in the Actions to confirm the fairness of the settlement and approval of the settlement by the Circuit Court of Cook County, Illinois.

If the settlement is consummated, the Actions will be dismissed with prejudice and the defendants will receive from or on behalf of all persons and entities who held Pactiv’s common stock from August 17, 2010 through the date of consummation of the merger (except for such persons and entities properly exercising their right to opt out of the settlement) a release of all claims that were raised or could have been raised in the Actions, including all claims relating to the merger agreement and the transactions contemplated thereby. Members of the purported plaintiff class will receive notice of the proposed settlement, and a hearing before the Circuit Court of Cook County, Illinois, will be scheduled regarding, among other things, approval of the proposed settlement and any application by plaintiffs’ counsel for an award of attorneys’ fees and expenses.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We urge you to read carefully the merger agreement in its entirety because this summary may not contain all the information about the merger agreement that is important to you.

The representations, warranties, covenants and agreements described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement and may be subject to important qualifications, limitations and supplemental information agreed to by Pactiv, Reynolds, Rank Group and Sub in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating contractual risk between Pactiv, Reynolds, Rank Group and Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. The merger agreement is described below, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Pactiv or its business. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC for information regarding Pactiv and its business. See “Where You Can Find More Information” beginning on page 77.

Effective Time

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by the parties to the merger agreement in writing and specified in such certificate of merger, and such time will be the effective time. The filing of the certificate of merger will occur at the closing, which will take place at (i) 9:00 a.m., New York City time, on a date to be agreed by the parties, which will be no later than five business days after the satisfaction or waiver of all of the conditions to the parties’ obligations to consummate the merger (other than conditions that by their terms are to be satisfied by deliveries at the closing, but subject to the satisfaction or waiver of such conditions at the closing) or (ii) such other date and time as agreed to in writing by the parties.

Conversion of Shares; Procedures for Exchange of Certificates

Except for shares held by us as treasury stock, shares owned by Reynolds, Sub or any of their direct or indirect wholly owned subsidiaries and shares for which appraisal rights have been duly exercised under Section 262 of the DGCL, shares of our common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive $33.25 in cash, without interest.

Each share of our common stock held by us as treasury stock and any shares of our common stock owned by Reynolds, Sub or any of their direct or indirect wholly owned subsidiaries will be cancelled and no payment will be made with respect to such shares. Immediately prior to the effective time of the merger, each share of Sub issued and outstanding will be converted into one fully paid and nonassessable share of common stock of Pactiv as the surviving corporation in the merger.

Reynolds will deliver, or cause to be delivered, in trust, to a paying agent selected by Reynolds with our prior approval (such approval not to be unreasonably withheld, conditioned or delayed), for the benefit of the holders of shares of our common stock at the effective time, sufficient funds for timely payment of the aggregate merger consideration to be paid in exchange for all outstanding shares of common stock immediately prior to the effective time (other than any dissenting shares). Promptly after the effective time of the merger, Reynolds will cause the paying agent to send a letter of transmittal and instructions to each holder of shares of our common stock converted into the right to receive the merger consideration for use in the exchange of such shares for the merger consideration. After holders of shares surrender the applicable certificates or book-entry shares and properly complete and execute transmittal materials to the paying agent, the surrendered certificates or book-entry shares will be cancelled, and such holders will be entitled to receive in exchange therefor a cash amount, without interest, equal to the merger consideration for each share of our common stock represented by such surrendered and cancelled certificates or book-entry shares, subject to any required withholding of taxes.

If, at any time prior to the first anniversary of the effective time of the merger, any holder of shares of our common stock who properly exercised his, her or its appraisal rights in accordance with Section 262 of the DGCL prior to the effective time of the merger, fails to perfect or effectively withdraws or loses such holder’s right to dissent from the merger under the DGCL, Reynolds will, or will cause Pactiv to, promptly provide to the paying agent additional funds in the amount of the merger consideration payable with respect to such holder’s shares of common stock.

If, prior to the effective time of the merger, we change the number of issued and outstanding shares of common stock or securities convertible or exchangeable into or exercisable for shares of common stock as a result of a reclassification, stock split, or stock dividend or distribution, or declare or pay any cash or other dividend or make any other distribution, the merger consideration will be equitably adjusted to reflect the change or distribution.

You should not return your Pactiv stock certificates with the enclosed proxy card and should not forward your stock certificates to the paying agent without a letter of transmittal.

If you own shares of our common stock that are held in “street name” by your broker, nominee, fiduciary or other custodian, you will receive instructions from your broker, nominee, fiduciary or other custodian as to how to surrender your “street name” shares and receive cash for those shares.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If after the effective time of the merger, certificates or book-entry shares are presented to the surviving corporation for transfer, they will be cancelled and exchanged for the merger consideration in accordance with the procedures described above.

If you have lost a certificate, or it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements established by the paying agent, including, if necessary, the posting of a bond in a customary amount sufficient to protect the surviving corporation against any claim that may be made against it with respect to that certificate.

Following the date that is one year after the effective time of the merger, any portion of the funds held by paying agent that remain unclaimed by our former stockholders, including the proceeds from investment thereof, shall be delivered to the surviving corporation. Thereafter, our former stockholders may look only to the surviving corporation (subject to abandoned property, escheat or similar laws) for payment of their claim for merger consideration.

Dissenting Shares

Shares of our common stock which are issued and outstanding prior to the effective time of the merger and held by a holder who has properly exercised his, her or its appraisal rights in accordance with Section 262 of the DGCL will cease to be outstanding and be cancelled. Shares of our common stock held be dissenting stockholders will not be converted into the right to receive the merger consideration, unless and until such holder fails to perfect, withdraws or loses the right to appraisal. We have agreed to give Reynolds prompt notice of any demands we receive for appraisal of shares of our common stock, and Reynolds has the opportunity to reasonably participate in all negotiations and proceedings with respect to such demands. We have agreed not to make any payment with respect to, or settle or offer to settle, any such demands without the prior written consent of Reynolds, except as otherwise required by law.

Treatment of Stock Options and Other Equity-Based Awards

At the effective time of the merger, each outstanding option granted under our 2002 Incentive Compensation Plan or any other equity-based compensation plan of Pactiv, whether or not vested or exercisable, will be cancelled and converted into the right to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the excess of $33.25, if any, over the exercise price per share of each such option, multiplied by

•	the number of shares of common stock subject to such option.

At the effective time of the merger, each outstanding restricted stock award granted under our 2002 Incentive Compensation Plan or any other equity-based compensation plan of Pactiv, will fully vest and such awards will be cancelled and converted into the right to receive the $33.25 per share in the same manner as shares of our common stock, with such payment to be subject to any applicable withholding tax.

At the effective time of the merger, each outstanding performance share award granted under our 2002 Incentive Compensation Plan or any other equity-based plan will be cancelled in exchange for an amount in cash, without interest and less any applicable withholding tax, equal to the product of $33.25 and that number of shares determined as the sum of (x) with respect to any completed calendar year(s) or other measuring period(s) for the award, the number of shares notionally or conditionally vested by us for the portion of the award related to such year(s) or period(s) plus (y) with respect to any calendar year(s) or other measuring period(s) for which we have not allocated a notional or conditional number of shares (including the current and future years), the number of shares determined as if 100% of any performance targets or goals were achieved during such year(s) or period(s) and assuming satisfaction of all other conditions for receiving the target amount with respect to all such awards had been met.

Subject to the satisfaction of the obligations set forth above, we will terminate our 2002 Incentive Compensation Plan and any other equity-based plan as of the effective time of the merger.

Treatment of Bonuses, SERP and Deferred Compensation Plans

At the time the 2010 annual cash bonuses would have been paid under the terms of the applicable plan (or on the closing date of the merger for participants of our Amended and Restated Pactiv Corporation Change-in-Control Severance Benefit Plan for Key Executives), we will pay to each participant who has been granted an annual cash bonus in respect of the 2010 calendar year under each of our Executive Incentive Compensation Plan and 2002 Incentive Compensation Plan a minimum bonus equal to a pro rata portion (based on elapsed time through the effective time of the merger) of the cash payment that would have been made thereunder if 100% of any performance targets or goals for the calendar year were achieved and all other conditions for receiving payment were met. Any participant who voluntarily terminates his or her employment with Pactiv prior to the end of the 2010 calendar year will forfeit the right to any minimum bonus. In the event that the merger closes in 2011, the same principles will apply with respect to the payment of annual cash bonuses for the 2011 calendar year. All bonus payments are subject to applicable tax withholding.

As of the effective time of the merger, we will terminate our Deferred Compensation Plan and Deferred Retirement Savings Plan. We will pay to each participant under each plan the balance of each such participant’s deferred compensation account (whether vested or unvested) in a lump sum cash payment in accordance with the terms and conditions set forth in each plan. In addition, as of or prior to the effective time of the merger, we will terminate our Supplemental Executive Retirement Plan and pay to each participant his or her accrued benefit in a lump sum cash payment, in accordance with Section 409A of the Code. Any payments made under each plan will be subject to applicable tax withholding and, if applicable, holding periods required by Section 409A of the Code.

Representations and Warranties

Subject to certain exceptions, we made a number of representations and warranties to Reynolds, relating to, among other things:

•	our corporate organization, subsidiaries and similar corporate matters;

•	our capital structures;

•	the authorization, execution, delivery and performance of the merger agreement and the transactions contemplated thereby and related matters with respect to Pactiv;

•	the absence of violations or breach of our organizational documents or provisions of applicable law, or the default or requirement of consent under any agreement or instrument legally binding on Pactiv or our subsidiaries as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby by Pactiv;

•	financial statements and documents that we have filed with or furnished to the SEC since December 31, 2008, our internal controls and procedures in connection therewith and our correspondence with the SEC in connection therewith;

•	the absence of undisclosed liabilities;

•	since December 31, 2009, the absence of a company material adverse effect;

•	the conduct of our business since December 31, 2009, including the absence of any actions which we are prohibited from taking as described under “The Merger Agreement — Conduct of the Business Pending the Merger;”

•	our employee benefit plans and agreements and matters relating to the Employee Retirement Income Security Act of 1974, as amended, and other related matters;

•	legal proceedings and governmental orders;

•	compliance with applicable laws (including the U.S. Foreign Corrupt Practices Act of 1977) and permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from any governmental authority necessary to conduct our and our subsidiaries’ business;

•	tax matters;

•	our tangible properties and assets;

•	real property, both owned and leased;

•	intellectual property matters;

•	environmental matters;

•	our collective bargaining agreements and related labor and employment matters;

•	this proxy statement and the accuracy of information supplied by us in connection with this proxy statement;

•	resolutions by our board of directors with respect to (i) the determination of the advisability and fairness of the merger to our stockholders, (ii) the approval of the merger agreement and the transactions contemplated thereby and (iii) the recommendation to our stockholders to adopt the merger agreement and approve the merger;

•	the required vote by our stockholders to adopt the merger agreement, our board of directors’ actions with respect to anti-takeover statutes, including Section 203 of the DGCL, and the inapplicability of anti-takeover statutes enacted under U.S. state or federal law to the merger;

•	material contracts, including certain restrictions imposed thereby and materiality thresholds thereof;

•	insurance matters;

•	related-party transactions;

•	fees or commissions owed by us in connection with the transactions contemplated by the merger agreement; and

•	the receipt of an opinion from Perella Weinberg as our financial advisor.

Reynolds and Sub made a number of representations and warranties to us in the merger agreement relating to, among other things:

•	their corporate organization and similar corporate matters;

•	the authorization, execution, delivery and performance of the merger agreement and the transactions contemplated thereby and related matters with respect to Reynolds and Sub;

•	the absence of violations or breach of Reynolds’ or Sub’s organizational documents or provisions of applicable law, or the default or requirement of consent under any agreement or instrument legally binding on Reynolds or any of its subsidiaries as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby by Reynolds or Sub;

•	financial statements of the Reynolds furnished to Pactiv and whether such financial statements conform to International Financial Reporting Standards and fairly present the financial position of Reynolds;

•	since December 31, 2009, the absence of a parent material adverse effect;

•	compliance with applicable laws;

•	the formation and operations of Sub;

•	the accuracy of information supplied by Reynolds or Sub specifically in connection with this proxy statement;

•	fees or commissions owed by Reynolds in connection with the transactions contemplated by the merger agreement;

•	the sufficiency of Reynolds’ financing commitments to pay the aggregate merger consideration, other consideration and all fees and expenses related to the transactions contemplated by the merger agreement and any refinancing of indebtedness of Reynolds or us or its or our respective subsidiaries in connection therewith;

•	the solvency of Reynolds immediately following the effective time of the merger;

•	Reynolds’ and Sub’s and their affiliates’ ownership of our common stock;

•	Reynolds’ and Sub’s and their affiliates’ not being “interested stockholders” under Section 203 of the DGCL;

•	the absence of contracts, agreements or other arrangements between Reynolds and Sub and their affiliates, on one hand, and our management or directors, on the other hand; and

•	Reynolds’ and Sub’s review and analysis of us and our subsidiaries.

Rank Group made a number of representations and warranties to us in the merger agreement relating to, among other things:

•	the authorization, execution, delivery and performance of the merger agreement, the equity commitment letter and the transactions contemplated thereby and related matters with respect to Rank Group;

•	the absence of violations or breach of Rank Group’s organizational documents or provisions of applicable law, or the default or requirement of consent under any agreement or instrument legally binding on Rank

Group or any of its subsidiaries as a result of the execution, delivery and performance of the merger agreement, the equity commitment letter and the consummation of the transactions contemplated thereby by Rank Group;

•	financial statements of Rank Group furnished to Pactiv and whether such financial statements conform to International Financial Reporting Standards and fairly present the financial position of Reynolds;

•	the accuracy of information supplied by Rank Group specifically in connection with this proxy statement;

•	fees or commissions owed by Rank Group in connection with the transactions contemplated by the merger agreement;

•	the sufficiency of Reynolds’ financing commitments to pay the aggregate merger consideration, other consideration and all fees and expenses related to the transactions contemplated by the merger agreement and any refinancing of indebtedness of Reynolds or us or its or our respective subsidiaries in connection therewith;

•	Rank Group’s and its affiliates’ ownership of our common stock;

•	Rank Group’s and its affiliates’ not being “interested stockholders” under Section 203 of the DGCL;

•	the absence of contracts, agreements or other arrangements between Rank Group and their affiliates, on one hand, and our management or directors, on the other hand; and

•	Rank Group’s review and analysis of us and our subsidiaries.

Our, Reynolds’, Sub’s and Rank Group’s representations and warranties do not survive the effective time of the merger, except for covenants or agreements that by their terms are to be performed after the effective time of the merger.

Material Adverse Effect

For purposes of the merger agreement, “company material adverse effect” means any fact, circumstance, change, event, development or effect that has, or would reasonably be expected to have a material adverse effect on, the business, assets, condition (financial or otherwise) or results of operations of Pactiv or its subsidiaries, taken as a whole; provided, however, that any adverse effect on Pactiv or its subsidiaries resulting from:

•	changes that are generally applicable to, the industries and markets in which the we operate, the United States economy or the United States securities or financial markets, including changes in interest rates;

•	any natural disasters, acts of terrorism, war, sabotage, military actions or escalation thereof (whether or not declared);

•	changes in any laws or accounting regulations;

•	except with respect to certain representation and warranties, and certain covenants with respect thereto, the execution of the merger agreement, the announcement of the merger agreement, or the pendency or consummation of the transactions contemplated thereby;

•	any action expressly contemplated by the merger agreement or taken at the written request of Reynolds or Sub;

•	any failure by us or our subsidiaries to meet analysts’ or internal earnings estimates or financial projections, provided that the underlying cause of any such failure shall not be excluded from the determination of company material adverse effect; or

•	the failure of Reynolds to consent to our request to take any of the actions proscribed by provisions of the merger agreement described under “The Merger Agreement — Conduct of Business Pending the Merger;”

shall, in each case, be excluded from the determination of “company material adverse effect;” provided further, that facts, circumstances, changes, events, developments or effects resulting from the matters referred to in first, second or third bulleted paragraphs above shall not be excluded from the determination of company material adverse effect to the extent such facts, circumstances, changes, events, developments or effects have a disproportionate adverse effect on us and our subsidiaries, taken as a whole, in relation to others in the industries in which we and our subsidiaries operate.

Certain of our representations and warranties are subject to qualification based on the existence of a “company material adverse effect.”

Under the merger agreement, “parent material adverse effect” means any fact, circumstance, change, event, development or effect that has, or would reasonably likely have a material adverse effect on, (i) the business, assets, condition (financial or otherwise) or results of operations of Reynolds and its subsidiaries, taken as a whole or (ii) the ability of Reynolds or Sub to consummate the transactions contemplated under the merger agreement. Certain of Reynolds’ and Sub’s representations and warranties are subject to qualification based on the existence of a “parent material adverse effect.”

Under the merger agreement, “investor material adverse effect” means any fact, circumstance, change, event, development or effect that has, or would reasonably likely have a material adverse effect on, (i) the business, assets, condition (financial or otherwise) or results of operations of Rank Group and its subsidiaries, taken as a whole or (ii) the ability of Rank Group to consummate the transactions contemplated under the merger agreement and in the equity commitment letter. Certain of Rank Group’s representations and warranties are subject to qualification based on the existence of an “investor material adverse effect.”

Conduct of Business Pending the Merger

Except with the prior written consent of Reynolds and subject to specified other exceptions, from August 16, 2010 until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with the termination provisions thereof, we and our subsidiaries are to conduct our business only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, we and our subsidiaries are to use commercially reasonable efforts to preserve intact our and their current business organization and preserve our and their relationships with customers, suppliers and others having business dealings with us or them. In addition, the merger agreement provides that, prior to the effective time of the merger, and subject to specified exceptions, neither we nor any of our subsidiaries will, without the prior written consent of Reynolds:

•	adopt any amendment to or other change in our certificate of incorporation or bylaws or adopt any material amendment or other material change in the certificate of incorporation or bylaws or other applicable governing instruments of any of our subsidiaries, except as may be required by the rules and regulations of the NYSE;

•	issue, grant, deliver, sell, dispose of, pledge or otherwise encumber (i) any shares of capital stock or any other ownership interest of Pactiv or any of our subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of Pactiv or any of our subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements to purchase or acquire any shares of capital stock or any other ownership interest of Pactiv or any of its subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of Pactiv or any of our subsidiaries or (ii) any other securities of Pactiv or any of its subsidiaries in respect of, in lieu of, or in substitution for, Pactiv’s common stock outstanding on the date of the merger agreement;

•	redeem, purchase or otherwise acquire any outstanding shares of our common stock;

•	split, combine, subdivide or reclassify any of our common stock or declare, set aside for payment or pay any dividend in respect of any of our common stock or otherwise make any payments to stockholders in their capacity as such, other than dividends by a wholly owned subsidiary;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Pactiv or any of our subsidiaries, other than the merger;

•	acquire, sell, lease or dispose of, or grant any lien on, any assets that, in the aggregate, are material to Pactiv or any of our subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

•	enter into, amend in any material respect or terminate any of our material contracts or any contract that would, if in effect on the date of the merger agreement, constitute a material contract, other in the ordinary course of business consistent with past practice;

•	except as contemplated in our capital expenditure budget for the current fiscal year previously provided to Reynolds or as required for health, safety or environmental regulatory requirements, authorize, or make (i) during 2010, any commitment with respect to any single capital expenditure which is in excess of $10 million or capital expenditures which are, in the aggregate, in excess of $50 million and (ii) during 2011, any capital expenditures during any calendar month which are, in the aggregate, in excess of $10 million;

•	other than borrowings under our existing revolving credit facilities and accounts receivable securitization facility, incur any indebtedness for borrowed money, except for indebtedness for borrowed money in an amount up to $25 million that can be repaid at any time without premium or penalty, or assume or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person (other than to Pactiv or any of our wholly owned subsidiaries), provided that this clause shall not prohibit any extension, replacement or refinancing of revolving credit facilities or the accounts receivable securitization facility, or any borrowing thereunder to the extent any replacement or refinancing facility can be repaid at any time without premium or penalty;

•	(i) grant any material increases in the compensation of any of our directors, officers or key employees, except in the ordinary course of business consistent with past practice and in accordance with past practice or pursuant to any collective bargaining agreement or any benefit plan in effect as of the date of the merger agreement, (ii) enter into any new employment, change in control, retention, bonus or severance agreements with any director, officer or key employee, (iii) enter into, establish or adopt any benefit plan, collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former employees or any of their beneficiaries, except in the ordinary course of business consistent with past practice or as would not result in a material increase in cost to Pactiv;

•	except as contemplated by the merger agreement or in the ordinary course of business consistent with past practice, terminate or materially amend any of our benefit plans;

•	change any of our accounting methods unless required by generally accepted accounting principles of the U.S. or applicable law;

•	(i) make, change or revoke any material tax election or take any position on a material tax return filed on or after the date of the merger agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is required by applicable law or the Code, (ii) enter into any settlement or compromise of any material tax liability, (iii) file any amended tax return that would result in a change in any material tax liability, taxable income or loss, (iv) change any annual tax accounting period, (v) enter into any closing agreement relating to any material tax liability or (vi) surrender any claim for a material refund of taxes;

•	(i) settle or compromise any litigation except if it does not involve a grant of injunctive relief against Pactiv or one of our subsidiaries and any amount paid to the other party (including as reimbursement of legal fees and expenses) does not exceed $5 million or, if greater, the total incurred case reserve amount for such matter, as of the date of the merger agreement, maintained by Pactiv or (ii) make any voluntary contribution to any of our pension plans or any other commitment or concession to or agreement with any governmental entity with respect thereto; or

•	enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

No Solicitation of Third Parties by Pactiv

The merger agreement provides that we will not, and will cause our subsidiaries not to, and will use our reasonable best efforts to cause our and our subsidiaries’ respective officers, directors, employees and other representatives not to:

•	initiate or solicit or knowingly encourage, directly or indirectly, any inquiries with respect to, or the making of, any acquisition proposal;

•	engage in negotiations or discussions with, or furnish access to our properties, books and records or provide any information or data to, any person relating to an acquisition proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal;

•	execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal (other than a confidentiality agreement described below); or

•	grant any waiver, amendment or release under any standstill obligation.

We have agreed that we will, and will direct each of our representatives to, immediately cease any solicitations, discussions or negotiations with any person (other than Reynolds and Sub) that has made or indicated an intention to make an acquisition proposal.

An “acquisition proposal” means any inquiry, offer or proposal made by any person or group of persons other than Reynolds, Sub or any their respective affiliates, relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the consolidated total revenues or consolidated total assets of Pactiv and our subsidiaries, taken as a whole, or securities of Pactiv representing 25% or more of the outstanding voting capital stock of Pactiv or any tender offer, exchange offer, merger, reorganization, consolidation, share exchange or other business combination that if consummated would result in any person or group of persons beneficially owning more than 25% of the outstanding voting capital stock of Pactiv.

Notwithstanding the above, in the event that, prior to our stockholders having adopted the merger agreement and approved the transactions contemplated thereby, we receive a written acquisition proposal, we and our board of directors may participate in discussions or negotiations with, or furnish any information to, any person making such acquisition proposal and its representatives or potential sources of financing (provided that (i) such person will have first entered into a confidentiality agreement that contains confidentiality provisions that are no less favorable to us than those contained in our confidentiality agreement with Rank Group and (ii) all such information has previously been provided or made available to Reynolds or is provided or made available to Reynolds substantially concurrently with the time it is so furnished) if our board of directors determines in good faith, after consultation with our outside legal counsel and financial advisor, that such person is reasonably likely to submit to us an acquisition proposal that is a superior proposal.

A “superior proposal” means any bona fide written acquisition proposal that our board of directors has determined in its good faith judgment after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, and all legal, financial, regulatory and other aspects of such acquisition proposal, including timing and the merger agreement (in each case taking into account any revisions to the merger agreement made or proposed in writing by Reynolds prior to the time of determination):

•	is reasonably likely to be consummated in accordance with its terms; and

•	if consummated, would result in a transaction that is more favorable to us and our stockholders than the transaction contemplated by the merger agreement.

For purposes of the foregoing definition of “superior proposal,” the references to “25%” in the definition of acquisition proposal are replaced by “51%.”

Our board of directors may not (i) approve, endorse or recommend a superior proposal or enter into a definitive agreement with respect to a superior proposal or (ii) qualify, modify or amend in a manner adverse to Reynolds or withhold or withdraw (or publicly propose to do any of the foregoing) the recommendation to our stockholders to adopt the merger agreement and approve the transactions contemplated thereby, except that our board of directors may, at any time prior to our stockholders having adopted the merger agreement, make a change in its recommendation:

•	if an event, fact, development or occurrence that affects our business, assets or operations that is unknown to our board of directors as of the date of the merger agreement becomes known to our board of directors, and as a result thereof, our board of directors determines in good faith (after consultation with its outside counsel and financial advisor) that the failure to make such a change in recommendation would be reasonably likely to violate the directors’ fiduciary duties under applicable law, (or an Intervening Event); or

•	in response to a superior proposal.

Notwithstanding anything to the contrary in the agreement, we may not make a change in recommendation to our stockholders unless:

•	we notify Reynolds in writing of our intention to take such action at least five business days prior to taking such action, in the case of a change in recommendation with respect to an Intervening Event, specifying the basis for such change in recommendation, and in the case of a change in recommendation with respect to a superior proposal, specifying the material terms thereof, the identity of the person(s) making such superior proposal and copies of all relevant documents from such person(s) relating to such superior proposal; and

•	Reynolds does not make, after being provided with reasonable opportunity to negotiate with us and our representatives, within such five business day period, an offer that our board of directors determines, in good faith after consultation with its outside counsel and financial advisors, is at least as favorable to our stockholders as such superior proposal or, in the case of a proposed change in recommendation with respect to an Intervening Event, obviates the need for such a change in recommendation.

Any material amendment or modification to any superior proposal will be deemed to be a new acquisition proposal for the purposes of this paragraph, provided that the notice period and the period during which we are required to negotiate in good faith with Reynolds regarding any revisions to the terms of the merger agreement proposed by Reynolds in response to such new acquisition proposal pursuant to this paragraph shall expire on the later to occur of (i) two business days after we provide written notice of such new acquisition proposal to Reynolds and (ii) the end of the original five business day period described above in this paragraph.

Employee Benefits

Reynolds has agreed, for a period of one year following the merger, or the Continuation Period, to provide compensation (including base salary, incentive compensation opportunities, and cash amounts equal to the value of equity compensation granted in the ordinary course and employee benefits) for the benefit of our nonunion employees that are no less favorable to the compensation and benefits provided to such employees immediately prior to the effective time of the merger. As of the effective time of the merger, the surviving corporation will assume (as appropriate) and honor in accordance with their terms the employment, employment termination, severance and other compensation agreements, plans and arrangements of Pactiv existing immediately prior to the execution of the merger agreement. With respect to our union employees, the Surviving Corporation or one of subsidiaries will assume and honor all collective bargaining agreements and will provide the covered union employees with compensation and benefits as set forth in the collective bargaining agreements.

For purposes of determining eligibility to participate, vesting and entitlement to benefits (but not for accrual of pension benefits) under each benefit plan, program, practice, policy or arrangement maintained by Reynolds or its subsidiaries in which nonunion employees participate following closing, or the Reynolds Plans, service with us and our subsidiaries (or predecessor employers to the extent we provided past service credit) will be treated as service with Reynolds or its subsidiaries, provided that such recognition does not result in a duplication of benefits, and such service also will apply for purposes of satisfying any waiting periods or evidence of insurability requirements. The Reynolds Plans will waive pre-existing condition limitations to the extent waived or not applicable under the applicable benefit plan of Pactiv, and non-union employees will be given credit for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Reynolds Plan.

Non-union employees who are not covered by our Amended and Restated Change in Control Severance Benefit Plan for Key Executives that are terminated without cause during the Continuation Period will be provided the following severance benefits: (i) a cash payment equal to (x) the number of years such non-union employee has been employed by us or our affiliates, rounded to the nearest month, times two, (or the Severance Period) times (y) such non-union employee’s weekly compensation, provided that the amount computed by clause (x) will not be less than four nor greater than 26; (ii) a pro-rated amount of his or her annual bonus, at “target” if such bonus is incentive based; and (iii) health care coverage for a number of weeks equal to the Severance Period.

Indemnification and Insurance

The merger agreement provides that Reynolds will cause the surviving corporation in the merger, and Reynolds and the surviving corporation agree, to (i) honor any existing indemnification agreements to which we are a party and (ii) indemnify our present and former directors and officers or any of our present or former subsidiaries for acts and omissions occurring at or prior to the effective time to the fullest extent permitted by law, and Reynolds will cause the surviving corporation to promptly advance expenses as incurred to the fullest extent permitted by law.

The merger agreement also provides that after the effective time the surviving corporation will maintain in effect provisions in the surviving corporation’s organizational documents related to indemnification and advancement of expenses that are set forth in Pactiv’s organizational documents as of the date of the merger agreement. Prior to the effective time, we may purchase (subject to Reynolds’ consent, which consent shall not be unreasonably withheld) or, at or after the effective time, Reynolds may cause the surviving corporation to purchase, a directors’ and officers’ liability “tail” insurance policy covering a period of six years following the effective time providing substantially equivalent benefits as the current policies maintained by us. If Reynolds or we do not purchase such a “tail” policy, then Reynolds will cause to be maintained by the surviving corporation for a period of six years following the effective time the current directors’ and officers’ liability policies, or may substitute policies of substantially the same coverage containing terms and conditions that are no less advantageous to the insured.

Stockholders’ Meeting; Proxy Statement

We have agreed to hold, as promptly as is practicable, a special meeting of stockholders for the purposes of considering the adoption of the merger agreement and the approval of the merger. In connection with that meeting, we have filed this proxy statement with the SEC and have furnished it to you. Unless the merger agreement has been earlier terminated, we must hold the special meeting and submit the merger agreement for adoption by our stockholders at that meeting, even if our board of directors has changed its recommendation or an acquisition proposal has been commenced, disclosed, announced or submitted to us.

Reasonable Best Efforts

Upon the terms and subject to the conditions of the merger agreement, we and Reynolds have agreed to use our reasonable best efforts to do all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by the merger agreement, including to obtain necessary consents from any governmental entities and any third parties, to make all necessary or advisable registrations, filings, notifications or submissions, and to avoid the entry of, or have vacated any order or judgment or defend any legal proceeding that would prevent or delay the closing of the merger. Under the merger agreement, subject to certain conditions and limitations, we and Reynolds have agreed to use our reasonable best efforts to take all actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act. Reynolds and Sub are not obligated to use reasonable best efforts or take any of the foregoing actions if taking such actions would result, or would reasonably be expected to result in, a material adverse effect on the combined business of Reynolds and the surviving corporation in the merger, at or after the effective time of the merger.

Financing

Reynolds and Sub have acknowledged and agreed that their obligation to consummate the merger in accordance with the terms of the merger agreement is not subject to a financing condition. Reynolds and Sub also have agreed to use their (and Reynolds has agreed to cause Reynolds Group Holdings Inc. to use its) reasonable best efforts to arrange financing on the terms and conditions described in the financing commitment letters, enter into definitive agreements with respect thereto, and satisfy or cause to be satisfied on a timely basis all of the conditions applicable to Reynolds and its subsidiaries contained in such agreements. Reynolds must promptly notify us if the financing is unavailable in the manner or from the sources contemplated by the financing commitment letters and in such case use its reasonable best efforts to arrange for alternative financing that is not materially adverse to Reynolds or us. Rank Group also has agreed to perform its obligations under the equity commitment letter.

Reynolds must promptly furnish us with executed copies of financing agreements related to the financing, provide us with prompt notice of any material breach by any party under any financing related agreements, and otherwise keep us reasonably informed of the status of Reynolds’ efforts to arrange for the financing. Reynolds may amend, replace or otherwise modify the financing commitment letters, provided that such amendments or replacements shall not (i) reduce the amount of financing below an amount that is required to fully fund Reynolds’ obligations under the merger agreement, (ii) materially expand upon any conditions precedent or contingencies to the funding of the financing on the closing date of the merger or (iii) contain terms that would reasonably be expected to prevent or materially delay the consummation of the closing beyond the timing contemplated by the prior financing commitment letters.

Cooperation with the Arrangement of Debt Financing

We have agreed to use our reasonable best efforts to reasonably cooperate and assist Reynolds in causing the conditions to the financing commitment letters to be satisfied and otherwise take actions that may be necessary or desirable in connection with the arrangement and consummation of the financing, including those actions described in “The Merger Agreement — Actions with Respect to Existing Notes” on page 66, provided that such requested cooperation does not unreasonably interfere with our ongoing operations. Upon Reynolds’ reasonable request, such cooperation shall include:

•	participating in a reasonable amount of meetings, presentations, road shows and drafting sessions with rating agencies;

•	assisting with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, high-yield offering prospectuses or memoranda required in connection with the financing;

•	furnishing Reynolds and its financial sources with financial and other pertinent information as may be reasonably requested by Reynolds in connection with the debt financing, including all financial statements and projections, comfort letters and other pertinent information reasonably required by the financing commitment letters and all financial statements, pro forma financial information, financial data, audit reports and other information of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act of 1933 for a registered public offering of non-convertible debt securities or as otherwise reasonably required in connection with the debt financing and the transactions contemplated by the financing commitment letters and the merger agreement;

•	using reasonable best efforts to obtain customary consents, landlord waivers and estoppels, non-disturbance agreements, legal opinions, surveys and title insurance and other documentation and items relating to the debt financing as reasonably requested by Reynolds, provided that such documents will not take effect until the effective time of the merger;

•	taking all actions reasonably necessary to (i) permit the prospective lenders involved in the financing to evaluate Pactiv’s and its subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (ii) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, provided that such accounts, agreements and arrangements shall not become active or take effect until the effective time of the merger;

•	executing and delivering, immediately prior to the consummation of the debt financing, definitive documentation in connection with the debt financing or the pledging of collateral on terms satisfactory to Reynolds, including credit agreements, indentures, purchase agreements and pledge and security documents, provided that such documents will not take effect until the effective time of the merger;

•	at our option, taking or appointing a representative of Reynolds to, take all corporate actions, subject to the occurrence of the closing of the merger, reasonably requested by Reynolds to permit the consummation of the debt financing immediately following the effective time of the merger;

•	taking all actions reasonably desirable to permit the discharge, as of the effective time of the merger, of any indebtedness, liens, hedge agreements or other obligations of Pactiv and its subsidiaries in connection with the financing, including obtaining customary payoff letters, lien terminations and other instruments of discharge;

•	furnishing to Reynolds and the lenders of the debt commitment letter promptly with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;

•	otherwise cooperating with the marketing efforts of Reynolds and its financing sources in connection with the debt financing as necessary or reasonably requested by Reynolds; and

•	providing supporting data and information as is reasonably required to enable Reynolds to prepare any schedule describing the material qualitative and quantitative differences between our financial statements prepared in accordance with GAAP and our financial statements prepared in accordance with International Financial Reporting Standards in connection with the debt financing.

Notwithstanding the foregoing, we will not be required to pay any commitment or fee or incur any liability or obligation prior to the effective time of the merger for which we are not reimbursed or indemnified by Reynolds. In the event the effective time does not occur, Pactiv and its subsidiaries and their respective officers, directors, advisors and representatives shall be indemnified by Reynolds for and against any liabilities, losses, damages or other expenses incurred by them in connection with the financing (except to the extent such losses arise from misconduct or breach of the merger agreement by such parties).

Actions with Respect to Existing Notes

We have agreed that, as soon as reasonably practicable after a written request by Reynolds to do so, on such terms and conditions reasonably specified by Reynolds, we will: (i) make an offer to purchase all of the outstanding aggregate principal amount of our 5.875% Senior Notes due 2012 and our 6.4% Senior Notes due 2018, (ii) commence one or more consent solicitations to amend the applicable indenture to remove the significant negative covenants and default provisions therefrom with respect to such notes, (iii) to the extent the conditions to the effectiveness of the consent solicitation have not been satisfied on or prior to the 35th day before the closing of the merger, commence one or more change of control offers, as defined in the indenture, for such notes such that the requirements to make such offer will be satisfied on or prior to the closing date, (iv) on or prior to the closing of the merger, purchase each note validly tendered pursuant to the tender offer and not withdrawn pursuant to the change of control offer and (v) on or prior to the closing of the merger, to the extent the 5.875% Senior Notes due 2012 remain outstanding, make arrangements satisfactory to the trustee to deliver a notice of optional redemption for such notes and deposit funds with the trustee sufficient to make the optional redemption payment and satisfy and discharge such notes pursuant to the terms thereof. Our obligation to take the foregoing actions is conditioned on the occurrence of the closing and will be funded by amounts provided by Reynolds or one of its subsidiaries. Reynolds shall promptly, upon our request, reimburse us for all documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by us in connection with our cooperation in taking any of the foregoing actions.

Marketing Period

Reynolds is entitled to a marketing period prior to closing to provide it a reasonable and appropriate period of time during which it can market and place the debt financing contemplated by the debt financing commitments for the purposes of financing the merger.

For the purposes of the merger agreement, marketing period means the first period of 20 consecutive business days commencing after the date of the merger agreement and throughout which:

•	Reynolds will have, in all material respects, the required information, consisting of certain financial information required to be provided by us under the merger agreement in connection with the financing of the merger;

•	the mutual conditions to each party’s obligation to effect the merger shall have been satisfied, provided that if the marketing period shall not have commenced prior to January 3, 2011, then the condition relating to approval under the HSR act and applicable foreign antitrust laws need not be satisfied for the purposes of this bulleted paragraph on and after January 3, 2011; and

•	nothing has occurred and no condition exists that would cause any of the conditions to the obligations of Reynolds and Sub (other than the condition that the marketing period shall have occurred and been completed) to fail to be satisfied.

If the marketing period has not ended prior to November 24, 2010, the marketing period will commence no earlier than November 29, 2010 and if the marketing period has not ended prior to December 23, 2010, the marketing period will commence no earlier than January 4, 2011.

In any event, the marketing period will not be deemed to have commenced if, prior to the completion of the marketing period:

•	our independent public accounting firm withdraws its audit opinion with respect to any financial statements contained in our SEC reports, in which case the marketing period will not be deemed to commence unless and until a new unqualified audit opinion is issued by such firm or another independent public accounting firm reasonably acceptable to Reynolds;

•	we are delinquent in filing any Form 10-K or Form 10-Q, in which case the marketing period will not be deemed to commence unless and until, at the earliest, all such delinquencies have been cured;

•	we issue a public statement indicating our intent to restate any of our historical financial statements or that any such restatement is under consideration, in which case the marketing period will not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant SEC reports have been amended or we announce that our conclusion that no restatement will be required in accordance with GAAP; or

•	the financial statements included in the required financial information that is available to Reynolds on the first day of any such period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, in which case the marketing period will not be deemed to commence until the receipt by Reynolds of updated required financial information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 20 (or as applicable, 15) consecutive business day period.

Notwithstanding the foregoing, if the marketing period would, after giving effect to the above, commence on or after November 29, 2010 and end prior to December 23, 2010, all references to a 20 consecutive business day period regarding the marketing period will instead be deemed to refer to a 15 consecutive business day period.

The marketing period will end on any date after commencement of the marketing period that is the date (uninterrupted by any of the events in fourth, fifth, sixth and seventh bulleted paragraphs above) on which Reynolds (and/or any of its subsidiaries or affiliates) shall have received at least $5 billion in net proceeds as contemplated by the debt commitment letter (whether through new term loans under Reynolds’ existing credit agreement, the issuance of the senior notes or otherwise).

Conditions to the Closing of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:

•	the merger agreement is adopted by our stockholders at the special meeting;

•	no governmental entity having jurisdiction over any of the parties to the merger agreement has issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting (temporarily, preliminarily or permanently) consummation of the merger substantially on the terms contemplated by the merger agreement; and

•	all applicable waiting periods have expired or been terminated or applicable approvals have been obtained under the HSR Act, and applicable non-United States merger control, competition or foreign investment laws.

Reynolds and Sub will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	each of our representations and warranties:

•	regarding certain matters related to our corporate power and authority to execute the merger agreement, our board of directors’ recommendation and facilitation of the merger and the requisite shareholder approval thereof, and the fees and opinions of our financial advisors, is true and accurate when made and as of the closing of the merger as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period);

•	with respect to our capitalization is true and accurate when made and as of the closing of the merger as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except for inaccuracies that are, in the aggregate, de minimis; and

•	other than those addressed in the preceding two bulleted paragraphs, are true and accurate when made and as of the closing of the merger as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to materiality or material adverse effect set forth therein), would not, individually or in the aggregate, have a company material adverse effect;

•	we have performed in all material respects our obligations required under the merger agreement at or prior to the closing of the merger (it being understood and agreed that any inability of Reynolds and Sub to obtain the equity and debt financing contemplated by the applicable commitment letter that results primarily from our breach of any covenant or agreement in the merger agreement will be deemed a failure of the condition set forth in this bulleted paragraph to be satisfied, so long as Reynolds notified us in writing of such breach as soon as reasonably practicable after Reynolds became aware of such breach);

•	Reynolds has received a certificate signed by an executive officer of Pactiv certifying that the conditions described in the preceding two items have been satisfied;

•	since the date of the merger agreement, no fact, circumstance, change, event, development or effect has occurred that, individually or in the aggregate, constitutes a company material adverse effect;

•	we have delivered to Reynolds an affidavit, dated as of the closing of the merger, setting forth our name, address and federal employer identification number and stating under penalties of perjury that we are not and have not during the previous five years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; and

•	the marketing period has occurred and been completed, unless (i) Reynolds has received at least $5 billion in net proceeds as contemplated by the debt commitment letter (whether through new term loans under Reynolds’ existing credit agreement, the issuance of the senior notes or otherwise) prior to the commencement of the marketing period and (ii) such proceeds, if funded into escrow, remain in escrow as of the date the closing is required to occur pursuant to the merger agreement.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	each of the representations and warranties of Rank Group, Reynolds and Sub is true and accurate as of the closing of the merger as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to materiality or material adverse effect set forth therein) would not, individually or in the aggregate, have, with respect to Rank Group, an investor material adverse effect or, with respect to Reynolds and Sub, a parent material adverse effect;

•	each of Rank Group, Reynolds and Sub has performed in all material respects all of their respective obligations required under the merger agreement at or prior to the closing of the merger agreement; and

•	we have received a certificate signed by an executive officer of Rank Group and an executive officer of Reynolds certifying that the conditions described in the preceding two bulleted paragraphs have been satisfied.

Termination of the Merger Agreement

We and Reynolds can terminate the merger agreement under certain circumstances, including:

•	by mutual written agreement;

•	the merger has not occurred on or prior to the termination date, which is March 16, 2011 (but the right to terminate the merger agreement under this circumstance will not be available to any party whose failure to fulfill any of its obligations under the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated on or before such date), provided that such date may be extended by Reynolds to June 16, 2011 if all conditions to effect the merger other than one or more of certain regulatory conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied by deliveries at the closing) at the time of such extension;

•	any governmental entity having jurisdiction over any of the parties to the merger agreement has issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or other action has become final and nonappealable; or

•	the special meeting has concluded without our stockholders having adopted the merger agreement and approved the transactions contemplated thereby.

We can terminate the merger agreement:

•	upon a breach of any covenant or agreement on the part of Reynolds or Sub, or if any representation or warranty of Reynolds or Sub is or becomes untrue, which in any case would give rise to the failure of the related conditions to our obligations to consummate the merger, except that (i) if such breach is curable by Reynolds and Sub through the exercise of their reasonable best efforts and Reynolds and Sub are exercising their reasonable best efforts to cure such breach, then we may not terminate the merger agreement as a result of such breach unless such breach is not cured on or prior to the date that is the earlier of 30 days after we have provided written notice of such breach to Reynolds or the termination date, and (ii) the right to terminate under this paragraph will not be available to us if we are then in material breach of any of our covenants or other agreements contained in the merger agreement; or

•	if all the mutual conditions to the parties’ obligations to consummate the merger and the conditions to the obligations of Reynolds and Sub to consummate the merger are satisfied (other than those conditions that by their terms are to be satisfied by deliveries to Reynolds at the closing of the merger) and Reynolds and Sub fail to complete the closing of the merger as required by the merger agreement, provided that we may not terminate the merger agreement pursuant to this paragraph unless Reynolds’ breach is not cured on or prior to the date that is the earlier of 30 days after we have provided written notice of such failure to Reynolds or the termination date.

Reynolds can terminate the merger agreement:

•	upon a breach of any covenant or agreement on our part, or if any of our representations or warranties is or becomes untrue, which would give rise to the failure of the related conditions to Reynolds’ and Sub’s obligations to consummate the merger, except that (i) if such breach is curable by us through the exercise of our reasonable best efforts and we are exercising our reasonable best efforts to cure such breach, then Reynolds may not terminate the merger agreement as a result of such breach unless such breach is not cured on or prior to the date that is the earlier of 30 days after Reynolds has provided us with written notice of such breach or the termination date, and (ii) the right to terminate under this paragraph will not be available to Reynolds if it is then in material breach of any of its covenants or other agreements contained in the merger agreement; or

•	if our board of directors has effected a change in recommendation.

Termination Payments and Expenses

Except as otherwise provided for below and in certain circumstances described under “The Merger Agreement — Financing” and “The Merger Agreement — Actions with Respect to Existing Notes,” all costs and expenses incurred in connection with the merger, the merger agreement, and the consummation of the transactions contemplated by the merger agreement will be paid by the party incurring such costs and expenses.

Company Payments

The merger agreement requires that we pay Reynolds a termination payment of $160 million if:

•	Reynolds or we terminate the merger agreement because the special meeting has concluded without our stockholders having adopted the merger agreement and approved the transactions contemplated thereby, or

•	Reynolds terminates the merger agreement after the fifth day following the date on which our board of directors has effected a change in recommendation in response to a superior proposal, and

•	in the case of a termination described in the first bulleted paragraph above, there has been publicly disclosed after the date of the merger agreement and prior to the time of the special meeting, an acquisition proposal which is not withdrawn prior to the time of the special meeting, and

•	in the case of a termination described in either the first bulleted paragraph or the second bulleted paragraph above, within 12 months after such termination, either we enter into a definitive agreement with respect to any acquisition proposal or such a transaction occurs.

The merger agreement also requires that we pay Reynolds a termination payment of $160 million if Reynolds terminates the merger agreement because our board of directors has effected a change in recommendation and:

•	in the case of a change in recommendation in response to a superior proposal, such termination occurs on or prior to the fifth day following the date on which our board of directors changes its recommendation, or

•	in the case of a change in recommendation for any other reason, such termination occurs at any time.

For purposes of determining whether a termination fee is payable by us, an “acquisition proposal” means any inquiry, offer or proposal made by any person or group of persons other than Reynolds, Sub or any their respective affiliates, relating to any direct or indirect acquisition or purchase of a business that constitutes 51% or more of the consolidated total revenues or consolidated total assets of Pactiv and its subsidiaries, taken as a whole, or securities of Pactiv representing 51% or more of the outstanding voting capital stock of Pactiv or any tender offer, exchange offer, merger, reorganization, consolidation, share exchange or other business combination that if consummated would result in any person or group of persons beneficially owning more than 51% of the outstanding voting capital stock of Pactiv.

The merger agreement requires that we pay Reynolds a termination payment of $500 million if the merger agreement is terminated:

•	by us or Reynolds because the merger is not completed on March 16, 2011 (or, if extended by Reynolds to seek to obtain certain regulatory approvals, June 16, 2011) and at such time all of the mutual conditions to the parties’ obligations to consummate the merger and the conditions to our obligations to consummate the merger have been satisfied (other than those conditions that by their terms are to be satisfied by deliveries at the closing or are not satisfied due to a willful breach by us of any of our covenants in the merger agreement),

•	by Reynolds due to a breach of any covenant or agreement on our part, or if any of our representations or warranties is or becomes untrue, which would give rise to the failure of the related conditions to Reynolds’ and Sub’s obligations to consummate the merger, or

•	by Reynolds because our board of directors has effected a change in recommendation, and, in each case,

•	the financing contemplated by the debt and equity commitment letters has been funded or, absent our breach of any covenant or other agreement in the merger agreement (provided that if any such breach occurred prior to the date of termination, that Reynolds notified us in writing of such breach as soon as reasonably practicable after Reynolds became aware of such breach) or the failure of our representation and warranty in the merger agreement with respect to our financial statements to be true and correct in all material respects, would be available at closing, and

•	we have willfully breached any of our covenants or other agreements in the merger agreement.

Reynolds Fees

If the termination date remains March 16, 2011 because Reynolds has not extended such date to seek to obtain certain regulatory approvals as described in “The Merger Agreement — Termination of the Merger Agreement” and the merger agreement is terminated by:

•	(i) us or Reynolds because the merger was not consummated by March 16, 2011, or (ii) us because of a breach of any covenant or agreement on the part of Reynolds or Sub, or if any representation or warranty of Reynolds or Sub is or becomes untrue, which in any case would give rise to the failure of the related conditions to our obligations to consummate the merger, and, at such time:

•	all of the mutual conditions to the parties’ obligations to consummate the merger and the conditions to Reynolds’ and Sub’s obligations to consummate the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied by deliveries at the closing or are not satisfied due to a willful breach by Rank Group, Reynolds or Sub of any of their respective covenants or other agreements in the merger agreement) and the closing did not occur when required pursuant to the merger agreement, then Reynolds is required to pay us a termination fee of:

•	$250 million if none of Rank Group, Reynolds or Sub is in willful breach of any of their respective covenants or other agreements in the merger agreement, or

•	$500 million if any of Rank Group, Reynolds or Sub is in willful breach of any of their respective covenants or other agreements under the merger agreement, or

•	(x) all of the mutual conditions to the parties’ obligations to consummate the merger and the conditions to Reynolds’ and Sub’s obligations to consummate the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied by deliveries at the closing), other than the certain conditions that are not satisfied due to the failure to receive any required consent or clearance under antitrust laws or any action by any governmental entity to prevent the merger for antitrust reasons, and (y) the failure of such conditions to be satisfied was not due to any requirement by any governmental entity as a condition to its approval of the merger agreement that Reynolds or Sub agree to any divestiture or restriction that would, or would reasonably be expected to, result in a material adverse effect on the combined business of Reynolds and the surviving corporation at or after the effective time, then Reynolds is required to pay us a termination fee of $500 million (however, if Reynolds would not have been able to consummate the closing because the financing contemplated by the debt and equity commitment letters would not have been available and none of Rank Group, Reynolds or Sub is in willful breach of any of their respective covenants or other agreements in the merger agreement, then Reynolds will only be obligated to pay us a termination fee of $250 million).

•	If we terminate the merger agreement because all of the mutual conditions to the parties’ obligations to consummate the merger agreement and the conditions to Reynolds’ and Sub’s obligations to consummate the merger have been satisfied (other than those conditions that by their terms are to be satisfied by deliveries at the closing) and Reynolds and Sub fail to complete the closing of the merger as required by the merger agreement, then Reynolds is required to pay us a termination fee of:

•	$250 million if none of Rank Group, Reynolds or Sub is in willful breach of any of their respective covenants or other agreements in the merger agreement, or

•	$500 million if any of Rank Group, Reynolds or Sub is in willful breach of any of their respective covenants or other agreements under the merger agreement.

For purposes of the foregoing, Reynolds will not be required to make any such payments if the financing contemplated by the debt and equity commitment letters (or any replacement thereof permitted or required by the merger agreement) would not have been available as a result of the failure of our representation and warranty in the merger agreement with respect to our financial statements to be true and correct in all material respects.

If Reynolds has extended the termination date to June 16, 2011 in order to seek to obtain certain regulatory approvals and the merger agreement is terminated by:

•	(i) us or Reynolds because the merger was not consummated by June 16, 2011, or (ii) us because of breach of any covenant or agreement on the part of Reynolds or Sub, or if any representation or warranty of Reynolds or Sub is or becomes untrue, which in any case would give rise to the failure of the related conditions to our obligations to consummate the merger, and, at such time, (x) all of the mutual conditions to the parties’ obligations to consummate the merger and the conditions to Reynolds’ and Sub’s obligations to consummate the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied by deliveries at the closing), other than certain conditions that are not satisfied due to the failure to receive any required consent or clearance under antitrust laws or any action by any governmental entity to prevent the merger for antitrust reasons, and (y) the failure of such conditions related to antitrust matters to be satisfied was not due to any requirement by any governmental entity as a condition to its approval of the merger agreement that Reynolds or Sub agree to any divestiture or restriction that would, or would reasonably be expected to, result in a material adverse effect on the combined business of Reynolds and the surviving corporation at or after the effective time, then Reynolds is required to pay us a termination fee of $500 million, or

•	we terminate the merger agreement because all of the mutual conditions to the parties’ obligations to consummate the merger agreement and the conditions to Reynolds’ and Sub’s obligations to consummate the merger have been satisfied (other than those conditions that by their terms are to be satisfied by deliveries at the closing) and Reynolds and Sub fail to complete the closing of the merger as required by the merger agreement, then Reynolds is required to pay us a termination fee of $500 million (however, Reynolds will not be required to make such payment if the financing contemplated by the debt and equity commitment letters would not have been available as a result of the failure of our representation and warranty in the merger agreement with respect to our financial statements to be true and correct in all material respects).

In no event will (i) we be required to pay the $160 million termination payment (which will be credited against any payment of the $500 million termination payment that may be required to be paid by us) or the $500 million termination payment on more than one occasion and (ii) Reynolds be required to pay the $250 million termination fee (which will be credited against any payment of the $500 million termination fee that may be required to be paid by Reynolds) or the $500 million termination fee on more than one occasion.

For the purposes of determining whether a termination fee is payable, a “willful breach” means a material breach that (i) is a consequence of an act undertaken or omitted by a party with the knowledge (actual or constructive) that the taking or omitting of such act would, or would be reasonably expected to, cause a breach of the merger agreement and (ii) would prevent or materially delay the closing of the merger or give another party to the merger agreement the right not to consummate the merger. Any failure by Reynolds or Sub to consummate the closing of the merger as a result of their inability to obtain the financing contemplated by the debt and equity commitment letters will not, in and of itself, be deemed to constitute a willful breach. In addition, any breach of our obligations described under “The Merger Agreement — No Solicitation of Third Parties by Pactiv” on page 61 that meets the description of clause (i) in this paragraph, will constitute a willful breach.

Remedies

In the event Rank Group, Reynolds and Sub fail to consummate the closing of the merger or otherwise breach the merger agreement or fail to perform thereunder, then, except for the limited circumstance to seek specific performance as described in “The Merger Agreement — Specific Performance” on page 73, our sole and exclusive remedy against Rank Group, Reynolds, Sub and any of their respective directors, officers, employees, equity holders, affiliates, representatives, agent or advisors in respect of the merger agreement, any agreement executed in connection therewith, including the equity and debt financing commitments, and the transactions contemplated by the foregoing, will be to terminate the merger agreement and collect any termination fee or fees due to us pursuant to the terms of the merger agreement.

In the event we fail to consummate the closing of the merger or otherwise breach the merger agreement or fail to perform thereunder, then, except for an order of specific performance as described in “The Merger Agreement — Specific Performance” on page 73, Rank Group’s, Reynolds’ and Sub’s sole and exclusive remedy against us and any of our directors, officers, employees, equity holders, affiliates, representatives, agent or advisors in respect of the merger agreement, any agreement executed in connection therewith and the transactions contemplated by the foregoing, will be to terminate the merger agreement and collect any termination fee or fees due them pursuant to the terms of the merger agreement.

Amendment and Waiver of the Merger Agreement

Subject to applicable law, the merger agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of our stockholders, by written agreement of the parties to the merger agreement, by action taken by their respective boards of directors (or individuals holding similar positions), at any time prior to the effective time of the merger, except that after our stockholders have adopted the merger agreement and approved the transactions contemplated thereby, no amendment, modification or supplement may reduce or change the merger consideration or adversely affect the rights of our stockholders without the approval of such stockholders.

Any failure of any of the parties to the merger agreement to comply with any obligation, covenant, agreement or condition in the merger agreement may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Specific Performance

Rank Group, Reynolds and Sub are entitled to seek specific performance to enforce all of our obligations under the merger agreement.

We are entitled to seek specific performance of Rank Group’s obligations under the equity commitment letter and Reynolds’ obligation to cause the affiliate financing to be funded to fund the merger and to consummate the merger only in the event that (i) Reynolds and Sub are required to complete the closing pursuant the merger agreement, (ii) the debt financing has been funded or will be funded at the closing if the equity financing is funded at the closing and (iii) Reynolds and Sub fail to complete the closing pursuant to the merger agreement. We will not be entitled to enforce or seek to enforce specifically Rank Group’s obligations under the equity commitment letter or Reynolds’ obligations to cause the equity financing to be funded or to complete the merger if the debt financing has not been funded (or will not be funded at the closing if the equity financing is funded at the closing). If a court of competent jurisdiction has declined to specifically enforce Rank Group’s obligations under the equity commitment letter and the obligations of Reynolds and Sub to consummate the merger pursuant to a claim for specific performance brought against Rank Group, Reynolds and Sub, we may be entitled to a termination fee described under “The Merger Agreement — Termination Payments and Expenses” beginning on page 70.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table shows how many shares of Pactiv common stock each non-employee director, each executive officer, and the directors and executive officers as a group owned on October 14, 2010.

Pactiv does not have director qualifying shares. Ownership means the right to direct the voting or the sale of the shares, even if those rights are shared with someone else as indicated in the footnotes to the table.

				Total
	Shares of			Shares,
	Common		Common	Options
	Stock		Stock	and	Percent of
Name of Beneficial Owner	Owned(1)	Options(2)	Equivalents(3)	Equivalents	Class(4)

Directors
Larry D. Brady	4,157	6,000	39,429	49,586	*
K. Dane Brooksher	3,000	18,000	21,873	42,873	*
Robert J. Darnall	15,332	12,000	30,670	58,002	*
Mary R. (Nina) Henderson	7,075	24,000	11,499	42,574	*
N. Thomas Linebarger	0	0	33,752	33,752	*
Roger B. Porter	4,147	27,000	46,301	77,448	*
Norman H. Wesley	7,337	24,000	17,684	49,021	*
Executive Officers
Edward T. Walters	60,413	67,200	40,608	168,221	*
Peter J. Lazeredes	107,859	271,327	429	379,615	*
Richard L. Wambold	236,638	1,005,000	93,914	1,335,552	*
Michael O. Oliver	5,500	0	5,298	10,798	*
John N. Schwab	77,655	228,000	53,401	359,056	*
Joseph E. Doyle	15,974	0	41,480	57,454	*
All directors and executive officers as a group (13 individuals)	545,087	1,682,527	436,338	2,663,952	1.9%

*	Less than 1.0%

(1)	Includes shares held in the Pactiv Corporation 401(k) Savings and Investment Plan. Each person listed has sole voting and investment power over the shares set forth in this column, except shares held in such plan are held of record by the trustee of such plan, are voted by the trustee in accordance with instructions received from plan participants, and may be transferred by the beneficiary only in accordance with the terms of the plan.

(2)	Includes shares that are subject to options exercisable as of October 14, 2010, or within 60 days of such date. Such shares cannot be voted or transferred until acquired.

(3)	Common Stock Equivalents are amounts invested under the DCP or DSRP. Common Stock Equivalents do not have voting rights.

(4)	Assuming, for each person listed, his or her exercise of the options set forth above, but excluding Common Stock Equivalents.

ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

This table shows how much Pactiv common stock is owned by holders known to us to beneficially own more than 5% of our common stock, as of October 1, 2010. This information below is as reported by such holders’ filings with the SEC. For this table, beneficial ownership means the right to direct the voting or sale of shares, even if those rights are shared with others.

	Number of Shares
	or Amount of	Percent of
Name and Address of Beneficial Owner	Securities Owned	Class

Adage Capital Partners, L.P. 200 Claredon Street, 52nd floor Boston, MA 02116	9,791,790	7.40%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	7,099,586 (1)	5.36%
Highfields Capital I L.P.	6,642,531 (2)	5.0%
Highfields Capital II L.P.
Highfields Capital III L.P. c/o Highfields Capital Management L.P. John Hancock Tower 200 Claredon Street, 59th floor Boston, MA 02116

(1)	The Vanguard Group, Inc. holds sole voting power of 211,846 shares, sole dispositive power of 6,910,140 shares, and shared dispositive power with Vanguard Fiduciary Trust Company, or VFTC, a wholly owned subsidiary, of 189,446 shares. VFTC directs the voting of the 189,446 shares subject to shared dispositive power.

(2)	Highfields Capital I L.P., Highfields Capital II L.P., and Highfields Capital III L.P., (or collectively, the Highfields Funds) hold 513,746 shares, 1,773,005 shares, and 4,355,780 shares, respectively. Highfields Capital Management L.P. is the investment manager of each of the Highfields Funds.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of stockholders of Pactiv. However, if the merger is not completed, Pactiv’s public stockholders will continue to be entitled to attend and participate in Pactiv stockholders’ meetings. If the merger is not completed and any stockholder intends to present a proposal to be considered for inclusion in Pactiv’s proxy material in connection with the 2011 Annual Meeting of Stockholders, the proposal must be in proper form (per SEC Regulation 14a, Rule 14a-8 — Stockholder Proposals) and received by Pactiv at its principal executive offices by December 2, 2010. Stockholder proposals to be presented at the 2011 Annual Meeting of Stockholders which are not to be included in Pactiv’s proxy materials must be received by us no earlier than January 16, 2011, nor later than February 15, 2011, in accordance with the procedures in our bylaws.

OTHER MATTERS

At this time, we know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Pactiv filings with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as amended by Form 10-K/A filed June 4, 2010;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010;

•	Current Reports on Form 8-K with filing dates of October 5, 2010, September 23, 2010, August 17, 2010, May 15, 2010, April 1, 2010 and February 24, 2010;

•	Definitive Proxy Statement on Schedule 14A with a filing date of April 1, 2010, and the additional definitive proxy soliciting materials and Rule 14a-12 material on Schedule 14A with a filing date of April 1, 2010; and

•	the additional definitive proxy soliciting materials and Rule 14a-12 material on Form 8-K with filing dates of October 5, 2010, September 23, 2010 and August 17, 2010.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting of our stockholders or the termination of the merger agreement. These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy and information statements.

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Pactiv Corporation
1900 West Field Court
Lake Forest, Illinois 60045
Attention: Investor Relations
Telephone: (847) 482-2000

If you would like to request documents from us, please do so by November 1, 2010, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available at the investor relations tab of our website, http://www.pactiv.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038
(866) 295-3782

MISCELLANEOUS

Pactiv has supplied all information relating to Pactiv, and Rank Group and Reynolds have supplied, and Pactiv has not independently verified, all of the information relating to Rank Group, Reynolds and Sub contained in “Summary Term Sheet — The Companies,” “Summary Term Sheet — Financing,” “The Merger — Financing,” “The Merger Agreement — Financing” and “The Companies.”

You should not send in your Pactiv certificates until you receive the transmittal materials from the paying agent. Our record stockholders who have further questions about their share certificates or the exchange of our common stock for cash should contact the paying agent.

You should rely only on the information contained in this proxy statement to vote on the merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated October 15, 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A — Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER
by and among
RANK GROUP LIMITED,
REYNOLDS GROUP HOLDINGS LIMITED,
REYNOLDS ACQUISITION CORPORATION,
and
PACTIV CORPORATION
AUGUST 16, 2010

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 16, 2010 (this ‘‘Agreement”), by and among Pactiv Corporation, a Delaware corporation (the “Company”), Rank Group Limited, a company organized under the laws of New Zealand (“Investor”), Reynolds Group Holdings Limited, a company organized under the laws of New Zealand (“Parent”), and Reynolds Acquisition Corporation, a Delaware corporation and indirect wholly-owned Subsidiary of Parent (“Sub”).

WHEREAS, the respective boards of directors of Investor, Parent, Sub and the Company have approved, and have determined that it is advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and Sub upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2012 Notes” means the Company’s 5.875% notes due 2012, which were issued pursuant to the Indenture.

“2018 Notes” means the Company’s 6.40% notes due 2018, which were issued pursuant to the Indenture.

“Action” means any claim, action, litigation, investigation, arbitration, mediation, suit in equity or at law or administrative or regulatory proceeding before a Governmental Entity, arbitrator, mediator or similar body.

“Acquisition Proposal” means any inquiry, offer or proposal made by any Person or group of Persons other than Parent, Sub or any Affiliate thereof relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the consolidated total revenues or consolidated total assets of the Company and its Subsidiaries, taken as a whole, or securities of the Company representing 25% or more of the outstanding voting capital stock of the Company or any tender offer, exchange offer, merger, reorganization, consolidation, share exchange or other business combination that if consummated would result in any Person or group of Persons beneficially owning 25% or more of the outstanding voting capital stock of the Company.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Affiliate Commitment Letter” has the meaning set forth in Section 5.10.

“Affiliate Financing” has the meaning set forth in Section 5.10.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, Laws and orders, writs, judgments, injunctions, decrees or awards that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition

“Benefit Plans” has the meaning set forth in Section 4.8(a).

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Bridge Finco” has the meaning set forth in Section 5.10.

“Bridge Loan Borrowers” has the meaning set forth in Section 5.10.

“Business Day” means a day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York are authorized or required by Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 3.1(d).

“Change in Recommendation” has the meaning set forth in Section 6.3(d).

“Change of Control Refinancing” has the meaning set forth in Section 6.13(a).

“Cleanup” means all actions required under applicable Environmental Laws to cleanup, remove, or remediate Hazardous Materials in the environment.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Material Adverse Effect” means any fact, circumstance, change, event, development or effect that has, or would reasonably be expected to have a material adverse effect on, the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any adverse effect on the Company and its Subsidiaries resulting from (A) changes that are generally applicable to (i) the industries and markets in which the Company and its Subsidiaries operate, (ii) the United States economy or (iii) the United States securities or financial markets, including changes in interest rates, (B) any natural disasters, acts of terrorism, war, sabotage, military actions or escalation thereof (whether or not declared), (C) changes in any Laws or accounting regulations, (D) other than for purposes of the representations and warranties made in Section 4.4 and, to the extent related to such representations and warranties, the condition specified in Section 7.2(a), the execution of this Agreement, the announcement of this Agreement, the pendency or consummation of the transactions contemplated hereby, (E) any action expressly contemplated by this Agreement or taken at the written request of Parent or Sub, (F) any failure by the Company or its Subsidiaries to meet analysts’ or internal earnings estimates or financial projections or (G) the failure of Parent to consent to the Company’s request to take any of the actions proscribed in Section 6.1, shall, in each case, be excluded from the determination of Company Material Adverse Effect; provided further, that (x) facts, circumstances, changes, events, developments or effects resulting from the matters referred to in clauses (A), (B) or (C) above shall not be excluded from the determination of Company Material Adverse Effect to the extent such facts, circumstances, changes, events, developments or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to others in the industries in which the Company and its Subsidiaries operate, and (y) the underlying cause of any of the matters referred to in clause (F) shall not be excluded from the determination of a Company Material Adverse Effect.

“Company Option” has the meaning set forth in Section 3.3(a).

“Company Recommendation” has the meaning set forth in Section 4.17.

“Company Requisite Vote” has the meaning set forth in Section 4.17.

“Company SEC Reports” has the meaning set forth in Section 4.5(a).

“Company Special Meeting” has the meaning set forth in Section 6.7(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.2.

“Consent Solicitation” has the meaning set forth in Section 6.13(a).

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Continuation Period” has the meaning set forth in Section 6.4(a).

“Continuing Company Plans” has the meaning set forth in Section 6.4(b).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments or other instruments or obligations.

“Covered Persons” means, with respect to any Person, its directors, officers, employees, equityholders, Affiliates, Representatives, agents or advisors.

“Credit Suisse” has the meaning set forth in Section 4.21.

“Debt Commitment Letter” has the meaning set forth in Section 5.10.

“Debt Financing” has the meaning set forth in Section 5.10.

“Debt Tender Offer” has the meaning set forth in Section 6.13(a).

“Deferred Compensation Plans” has the meaning set forth in Section 3.4(b).

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.5.

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Claim” means any Action, demand, abatement order or other order, by a Governmental Entity or any third party, alleging liability arising out of, based on, or resulting from, (a) the presence or Release of any Hazardous Materials at a location, currently or formerly owned or operated by the Company, or at any third party location at which the Company has sent, or caused to be sent, Hazardous Materials or (b) any violation of any Environmental Law.

“Environmental Laws” means all applicable and legally enforceable Laws relating to pollution or protection of the environment or natural resources, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of, or exposure to, Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar foreign, state and local statutes, in effect as of the date hereof, and any regulations promulgated thereto.

“Equity Plans” means the Company’s 2002 Incentive Plan or any other equity-based compensation plan of the Company.

“ERISA” has the meaning set forth in Section 4.8(a).

“ERISA Affiliate” has the meaning set forth in Section 4.8(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Change of Control Notes” means the 2012 Notes and the 2018 Notes.

“FCPA” has the meaning set forth in Section 4.10(b).

“Fee Letter” has the meaning set forth in Section 5.10.

“Financing” has the meaning set forth in Section 5.10.

“Financing Agreements” has the meaning set forth in Section 6.9(b).

“Financing Commitments” has the meaning set forth in Section 5.10.

“Financing Sources” means the Persons that are party to the Financing Commitments, including any Person that becomes a party thereto by joinder agreement or is a party to any definitive agreement (including any fee letter) contemplated thereby, but excluding Parent, Reynolds Group Holdings Inc., and Bridge Finco.

“Foreign Benefit Plan” has the meaning set forth in Section 4.8(a).

“GAAP” has the meaning set forth in Section 4.5(a).

“Governmental Entity” has the meaning set forth in Section 4.4.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. §300.5, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Indenture” means the Indenture, dated as of September 29, 1999, between Tenneco Packaging Inc. and The Chase Manhattan Bank, as trustee, as amended, restated, supplemented and otherwise modified from time to time, including as supplemented by the Sixth Supplemental Indenture and the Seventh Supplemental Indenture, in each case with The Bank of New York Trust Company, as trustee, and dated as of June 25, 2007.

“Insured Parties” has the meaning set forth in Section 6.6(b).

“Intellectual Property” means all (i) copyrights and copyrightable subject matter, and registrations and applications for any of the foregoing; (ii) patents and patent applications, including any continuations, divisionals, continuations-in-part, renewals, and reissues for any of the foregoing; (iii) trademarks, service marks, trade names, logos, slogans, and other similar designations of source or origin, together with the goodwill of the business symbolized by any of the foregoing, and registrations and applications for any of the foregoing; (iv) trade secrets and confidential processes, know how, and information; (v) Internet domain names; (vi) rights in computer software, including application software, system software and firmware, including in all source code and object code versions thereof, in any and all forms and media, and in all related documentation; and (vii) other similar intangible assets.

“Intervening Event” has the meaning set forth in Section 6.3(d).

“Investor” has the meaning set forth in the Preamble.

“Investor Material Adverse Effect” means any fact, circumstance, change, event, development or effect that has, or would reasonably likely have a material adverse effect on, (i) the business, assets, condition (financial or otherwise) or results of operations of Investor and its Subsidiaries, taken as a whole or (ii) the ability of Investor to consummate the transactions contemplated hereby and in the Affiliate Commitment Letter.

“knowledge” means such facts and other information that as of the date of determination are actually known to the chief executive officer, president, chief financial officer and general counsel of the referenced party, in each case after reasonable inquiry of their direct reports.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“Lenders” has the meaning set forth in Section 5.10.

“Licenses” has the meaning set forth in Section 4.10(a).

“Liens” means claims, liens, charges, security interests or encumbrances of any nature whatsoever.

“Marketing Period” means the first period of 20 consecutive Business Days commencing after the date hereof and throughout which (i) Parent shall have, in all material respects, the Required Information, (ii) the conditions set forth in Section 7.1 shall have been satisfied; provided that if the Marketing Period shall not have commenced prior to January 3, 2011, then the condition set forth in Section 7.1(c) need not be satisfied for purposes of this clause (ii) on and after January 3, 2011, and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 (other than Section 7.2(f)) to fail to be satisfied; provided that (x) if the Marketing Period has not ended prior to November 24, 2010, the Marketing Period shall commence no earlier than November 29, 2010, (y) if the Marketing Period has not ended prior to December 23, 2010, the Marketing Period shall commence no earlier than January 4, 2011 and (z) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period:

(A) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Reports, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect by Ernst & Young LLP or another independent public accounting firm reasonably acceptable to Parent;

(B) the Company shall have been delinquent in filing any Form 10-K or Form 10-Q, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, all such delinquencies have been cured;

(C) the Company shall have issued a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant Company SEC Report or Company SEC Reports have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP; or

(D) the financial statements included in the Required Financial Information that is available to the Parent on the first day of any such period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, in which case the Marketing Period shall not be deemed to commence until the receipt by the Parent of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 20 (or as applicable, 15) consecutive Business Day period;

provided, further, that, notwithstanding the foregoing, (1) if the Marketing Period would, after giving effect to this clause (1), commence on or after November 29, 2010 and end prior to December 23, 2010, all references in the definition of “Marketing Period” to a “20 consecutive Business Day period” shall instead be deemed to refer to a “15 consecutive Business Day Period” and (2) the Marketing Period shall end on any date after commencement of the Marketing Period that is the date (uninterrupted by any of the events in clauses (A) through (D) above) on which Parent (and/or any of its Subsidiaries or Affiliates) shall have received at least $5,000,000,000 in net proceeds as contemplated by the Debt Commitment Letter (whether through new term loans under Parent’s existing credit agreement, the issuance of the Senior Notes or otherwise).

“Material Contract” has the meaning set forth in Section 4.18.

“Maximum Amount” has the meaning set forth in Section 8.2(c)(i)(1).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Multiemployer Plan” has the meaning set forth in Section 4.8(a).

“Non-Union Employees” has the meaning set forth in Section 6.4(a).

“Option Payment” has the meaning set forth in Section 3.3(a).

“Optional Redemption” has the meaning set forth in Section 6.13(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Fee” has the meaning set forth in Section 8.2(c)(i)(1).

“Parent Financial Statements” has the meaning set forth in Section 5.4(a).

“Parent Incentive Plan” has the meaning set forth in Section 6.4(b).

“Parent Material Adverse Effect” means any fact, circumstance, change, event, development or effect that has, or would reasonably likely have a material adverse effect on, (i) the business, assets, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) the ability of Parent or Sub to consummate the transactions contemplated hereby.

“Parent Plans” has the meaning set forth in Section 6.4(a).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Perella Weinberg” has the meaning set forth in Section 4.21.

“Performance Award Consideration” has the meaning set forth in Section 3.3(c).

“Performance Share Award” has the meaning set forth in Section 3.3(c).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Proxy Statement” has the meaning set forth in Section 6.7(b).

“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representatives” has the meaning set forth in Section 6.2.

“Required Information” has the meaning set forth in Section 6.9(c)(iii).

“Restricted Stock Award” has the meaning set forth in Section 3.3(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Senior Notes” has the meaning set forth in the Debt Commitment Letter.

“Sub” has the meaning set forth in the Preamble.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, or (iii) that such Person controls directly or indirectly through one or more intermediaries, where ‘‘control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Superior Proposal” means any bona fide written Acquisition Proposal that the Company’s board of directors has determined in its good faith judgment after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, and all legal, financial, regulatory and other aspects of such Acquisition Proposal, including timing and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), (i) is reasonably likely to be consummated in accordance with its terms and (ii) if consummated, would result in a transaction that is more favorable to the Company and its stockholders than the transaction contemplated hereby; provided that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definition of Acquisition Proposal shall be replaced by “51%.”

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including, income, gross receipts, excise, real or personal property, sales, withholding, social security, employment, unemployment, severance, national insurance (or other similar contributions or payments), occupation, capital, stamp, use, service, service use, value added, windfall profits, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, customs, duties or similar fees, levies or assessments imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties, fines or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Termination Payment” has the meaning set forth in Section 8.2(b)(i).

“Transaction Litigation” has the meaning set forth in Section 6.11.

“Union Employees” has the meaning set forth in Section 6.4(e).

“willful breach” has the meaning set forth in Section 8.2(a).

Section 1.2  Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been furnished if requested by the party to which such information or documents are to be made available.

(e) The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to August 16, 2010, unless the context otherwise requires.

(f) References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.

(g) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement.

ARTICLE II

THE MERGER

Section 2.1  The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company and Sub shall consummate a merger (the “Merger”) pursuant to which (i) Sub shall merge with and into the Company and the separate corporate existence of Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the DGCL.

Section 2.2  Effective Time.  Parent, Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be filed on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Delaware as provided in the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

Section 2.3  Closing.  The closing of the Merger (the “Closing”) will take place at (i) 9:00 a.m., New York City time, on a date to be agreed by the parties, which shall be no later than five Business Days (or such lesser number of Business Days as may remain prior to the Termination Date) after the satisfaction or waiver of all of the conditions set forth in Article VII (other than conditions that by their terms are to be satisfied by deliveries at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois or (ii) such other date, time, and/or place as agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” For the avoidance of doubt, a condition set forth in Article VII may only be waived in writing by the party or parties entitled to such condition under this Agreement.

Section 2.4  Certificate of Incorporation and By-laws of the Surviving Corporation.  The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time be amended and restated in full to read as set forth in Exhibit A and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation. The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be the name of the Company, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such by-laws.

Section 2.5  Directors and Officers of the Surviving Corporation.  The directors of Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

ARTICLE III

CONVERSION OF SHARES

Section 3.1  Conversion of Shares.

(a) At the Effective Time, each share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) hereof and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $33.25 in cash (the “Merger Consideration”) without any interest thereon.

(b) Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of the common stock, par value $0.01 per share, of the Surviving Corporation.

(c) All shares of Common Stock that are owned by the Company as treasury stock and any shares of Common Stock owned by Parent, Sub or any other direct or indirect wholly owned Subsidiary of Parent shall, at the Effective Time, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration without any interest thereon pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Common Stock held by them.

Section 3.2  Exchange of Certificates Representing Common Stock.

(a) At or prior to the Closing, Parent shall deliver or cause to be delivered, in trust, to a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the holders of shares of Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash being hereinafter referred to as the “Consideration Fund”) to be paid pursuant to this Section 3.2 in exchange for all outstanding shares of Common Stock immediately prior to the Effective Time (other than any Dissenting Shares).

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger

Consideration pursuant to the provisions of this Article III, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment or (ii) money market mutual or similar funds having assets in excess of $1,000,000,000. Earnings on the Consideration Fund shall be the sole and exclusive property of the Surviving Corporation and shall be paid to the Surviving Corporation, as the Surviving Corporation directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, Parent or the Surviving Corporation shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund. If, at any time prior to the first anniversary of the Effective Time, any holder of Dissenting Shares fails to perfect, or effectively withdraws or loses such holder’s right to dissent from the Merger under the DGCL, Parent shall promptly provide, or cause the Company to promptly provide, additional funds to the Paying Agent in the amount of the Merger Consideration payable with respect to Dissenting Shares held by such holder.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

(h) Parent, Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(i) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 3.3  Stock Options and Other Equity-Based Awards.

(a) Each outstanding option, whether or not vested or exercisable, granted under the Equity Plans (each, a “Company Option”), shall be cancelled and converted into a right to receive a cash payment equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of each such Company Option, multiplied by (ii) the number of shares of Common Stock covered by such holder’s Company Option (the “Option Payment”), with such payment to be subject to applicable Tax withholding. Prior to the Effective Time, the committee of the Company’s board of directors responsible for administering the Equity Plans shall have exercised its interpretive authority under the applicable adjustment provisions of the applicable Equity Plan to provide for the foregoing. Notwithstanding the foregoing, the Company shall use its reasonable best efforts to obtain the consent of each holder of a Company Option to the cancellation of such holder’s Company Options in exchange for the Option Payment and such option holder’s acknowledgement that, upon receipt of the Option Payment, such holder will no longer have any rights with respect to any Company Option.

(b) Not later than immediately prior to the Effective Time, the Company shall take all such actions as may be required to cause each restricted stock award granted under the Equity Plans and outstanding immediately before the Effective Time (each, a “Restricted Stock Award”), to fully vest as of the Effective Time and such Restricted Stock Award shall be cancelled and converted into the right to receive the Merger Consideration in the same manner as shares of Common Stock under Section 3.1, with such payment to be subject to applicable Tax withholding.

(c) Each outstanding performance share award or performance unit award granted under the Equity Plans (each a “Performance Share Award”) shall be cancelled effective as of the Effective Time in exchange for a cash payment to be made by the Company to the holder of each Performance Share Award as of the Effective Time. The cash payment payable to each holder of a Performance Share Award shall be equal to the product of the (i) the Merger Consideration and (ii) that number of shares determined as the sum of (x) with respect to any completed calendar year(s) or other measuring period(s) for a Performance Share Award, the number of shares notionally or conditionally vested by the Company for the portion of the holder’s Performance Share Award related to such year(s) or period(s) plus (y) with respect to any calendar year(s) or other measuring period(s) for which the Company has not allocated a notional or conditional number of shares (including the current and future years), the number of shares determined as if one hundred percent (100%) of any performance targets or goals were achieved during such year(s) or period(s) and assuming satisfaction of all other conditions for receiving the target amount with respect to all such awards had been met (the “Performance Award Consideration”), with such payment to be subject to applicable Tax withholding. Except as otherwise required under the terms of the applicable award or as necessary to avoid the imposition of any additional taxes or penalties on any Performance Award Consideration pursuant to Section 409A of the Code, all amounts payable pursuant to this Section 3.3(c) shall be paid as promptly as practicable following the Effective Time, without interest.

(d) The Company shall cause each Equity Plan to be terminated, effective as of and conditioned upon, the Effective Time, subject to the satisfaction of the obligations set forth in this Section 3.3.

Section 3.4  Payout of Bonus, SERP and Deferred Compensation Plans.

(a) Except as provided below, at the time the 2010 annual cash bonuses would have been paid under the terms of the applicable plan (or on the Closing Date for participants of the Amended and Restated Pactiv Corporation Change-in-Control Severance Benefit Plan for Key Executives), the Company shall pay to each participant who has been granted an annual cash bonus award in respect of the 2010 calendar year under each of the Company’s Executive Incentive Compensation Plan and 2002 Incentive Compensation Plan a minimum bonus equal to a pro rata portion (based on elapsed time) of the cash payment that would have been made thereunder if one hundred percent (100%) of any performance targets or goals for the 2010 calendar year were achieved and assuming satisfaction of all other conditions for receiving payment had been met. Notwithstanding the foregoing, any participant who voluntarily terminates his or her employment with the Company prior to the end of the 2010 calendar year shall forfeit the right to any such minimum bonus. In the event the Closing Date occurs in the 2011 calendar year, the principles set forth in this Section 3.4(a) shall apply to the same extent and in the same manner to each participant who has been granted an annual cash bonus award in respect of the 2011 calendar year. Any such bonus payments will be subject to applicable Tax withholding.

(b) The Company shall pay to each participant under each of the Company’s Deferred Compensation Plan and Deferred Retirement Savings Plan (collectively, the “Deferred Compensation Plans”), the balance of each such participant’s deferred compensation account (whether vested or unvested) in a lump sum cash payment in accordance with the terms and conditions set forth in the Deferred Compensation Plans. Any payment made under the Deferred Compensation Plans pursuant to this Section 3.4(b) shall be subject to applicable Tax withholding and, if applicable, holding periods required by Section 409A of the Code. As of the Effective Time, the Company shall terminate the Deferred Compensation Plans. Prior to the Closing, the Company shall adopt the amendment to the Pactiv Corporation Rabbi Trust substantially in the form set forth on Schedule 3.4(b) of the Company Disclosure Schedule.

(c) As of or prior to the Effective Time, the Company shall terminate the Company’s Supplemental Executive Retirement Plan and pay to each participant thereof such participant’s accrued benefit in a lump sum cash payment, in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B).

Section 3.5  Shares of Dissenting Stockholders.  Notwithstanding anything in this Agreement to the contrary, shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has properly exercised his appraisal rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall cease to be outstanding and be cancelled. Dissenting Shares shall not be converted into the right to receive the Merger Consideration as set forth herein, unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Common Stock, and Parent shall have the opportunity to reasonably participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent or as otherwise required by Law, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.6  Adjustments to Prevent Dilution.  In the event that the Company changes the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), or stock dividend or stock distribution, or declares or pays any cash or other dividend or makes any other distribution, the Merger Consideration shall be equitably adjusted to reflect such change or distribution and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this sentence.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports filed by the Company prior to the date of this Agreement (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Reports that are predictive, forward-looking or primarily cautionary in nature) or in the Company Disclosure Schedule, the Company represents and warrants to Parent and Sub as follows:

Section 4.1  Organization.  Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent a copy of its certificate of incorporation and by-laws, as currently in effect, and the Company is not in violation of any provision of its certificate of incorporation or by-laws.

Section 4.2  Capitalization.

(a) As of August 13, 2010, the authorized capital stock of the Company consists of (i) 350,000,000 shares of Common Stock, 136,196,665 (including 3,200,000 shares issued to the Pactiv Corporation Rabbi Trust that are not considered outstanding for purposes of financial reporting) of which were issued and outstanding and none of which were held by the Company in treasury (other than shares held by the Pactiv Corporation Rabbi Trust, which are considered held in treasury for purposes of financial accounting) and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share, no shares of which were issued. All the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of August 13, 2010, Company Options were outstanding for 3,469,484 shares of Common Stock, Restricted Stock Awards were outstanding for 114,700 shares of Common Stock (all of which shares are included in the calculation of the 136,196,665 shares of Common Stock outstanding on such date) and Performance Share Awards were outstanding with respect to (i) 1,704,431 shares of Common Stock (excluding performance factors) and (ii) 2,031,816 shares of Common Stock if computed in accordance with Section 3.3(c)). Section 4.2(a) of the Company Disclosure Schedules set forth, as of August 13, 2010, a list of (x) for each outstanding Company Option, the optionee’s name, the date of grant, the number of shares of Common Stock issuable upon exercise of such Company Option and the exercise price, (y) for each outstanding Restricted Stock Award, the grantee’s name, the date of grant and the number of shares of Common Stock subject to such Restricted Stock Award and the vesting date and (z) for each outstanding Performance Share Award, the grantee’s name and the date of grant. As of the date hereof, other than as set forth in Section 4.2(a) of the Company Disclosure Schedule, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) stock appreciation rights, phantom stock shares or similar rights to payment based upon the performance, value or market price of the capital stock of the Company or any of its Subsidiaries, (iii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iv) irrevocable proxies, stockholder agreements, voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. No dividend or other distribution payable in cash, stock, property or otherwise has been declared, and not paid, in respect of the Common Stock. None of the Company’s Subsidiaries owns any shares of capital stock of the Company.

(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all liens, pledges, security interests or other encumbrances. The name, jurisdiction of incorporation or organization and equity ownership for each of the Company’s Subsidiaries is set forth in Section 4.2(b) of the Company Disclosure Schedule.

(c) Neither the Company nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than Subsidiaries of the Company and interests set forth in Section 4.2(c) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity.

Section 4.3  Authorization; Validity of Agreement; Company Action.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its stockholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby (other than the consummation of the Financing or as contemplated in Section 6.13), have been duly authorized by its board of directors and, except for, with respect to the Merger, obtaining the approval of its stockholders, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby (other than the consummation of the Financing or as contemplated in Section 6.13). This Agreement has been duly executed and delivered by the Company and, subject to approval by the Company’s stockholders (and assuming due and valid authorization, execution and delivery hereof by Investor, Parent and Sub), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4  Consents and Approvals; No Violations.  Except for (a) filings pursuant to the HSR Act and any required filings or notifications under any foreign antitrust, competition or investment Laws, (b) applicable requirements of and filings with the SEC under the Exchange Act, (c) filings with the New York Stock Exchange, (d) the filing of the Certificate of Merger and (e) applicable requirements under corporation or “blue sky” laws of various states, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iv) require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency or self regulatory organization (a “Governmental Entity”); except in the case of clauses (ii), (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain (A) would not, individually or in the aggregate, have a Company Material Adverse Effect, or (B) would occur or be required as a result of the business or activities in which Parent or Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Sub.

Section 4.5  SEC Reports.

(a) The Company has filed all reports and other documents with the SEC required to be filed or furnished by the Company since December 31, 2008 (such documents, together with any current reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments) in conformity with GAAP. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.

(b) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act), which such disclosure controls and procedures are effective in providing reasonable assurance (i) regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP and (ii) that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities.

(c) The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2008 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports. To the knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review.

Section 4.6  No Undisclosed Liabilities.  Except for (a) liabilities and obligations incurred in the ordinary course of business since December 31, 2009, (b) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, (c) liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect and (d) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article IV, since December 31, 2009, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Section 4.7  Absence of Certain Changes.  Except as contemplated by this Agreement, since December 31, 2009 through the date hereof, (i) there has not occurred any fact, circumstance, change, event, development or effect that, individually or in the aggregate, would have a Company Material Adverse Effect, (ii) the Company has not taken any action that would be prohibited by Sections 6.1(a) through 6.1(o) if taken after the date hereof without Parent’s consent and (iii) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice.

Section 4.8  Employee Benefit Plans; ERISA.

(a) Section 4.8(a) of the Company Disclosure Schedule sets forth a list of each material deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, policy, program, agreement or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)); each material profit-

sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA) other than any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”); each material employment, retention, change in control, termination or severance agreement; and each other material employee benefit plan, fund, program, policy, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (any such trade or business, an “ERISA Affiliate”), or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could incur any direct or indirect liability, whether contingent or otherwise (each, disregarding any materiality qualifier, a “Benefit Plan” and collectively, the “Benefit Plans”). “Foreign Benefit Plan” means any Benefit Plan that is subject to the laws of any jurisdiction outside the United States. The Company has made available to Parent a true and complete copy of (i) each Benefit Plan and all amendments thereto (or in the case of any Benefit Plan that is not in writing, a written description thereof), (ii) the most recent trust instruments or insurance contracts, (iii) the most recent Form 5500 filed with the Internal Revenue Service or any similar reports filed with Governmental Entities in non-U.S. jurisdictions having authority over any Foreign Benefit Plan and all schedules thereto, (iv) the most recent audited financial statements, (v) the most recent actuarial valuations, and (vi) the most recent determination or opinion letter issued by the Internal Revenue Service or similar approval under non-U.S. Law.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Benefit Plan is now and has been operated and administered in accordance with the requirements of all applicable Laws, including ERISA, the Code and any similar non-U.S. Law, and in accordance with their terms and all contributions and premiums required to have been paid by the Company with respect to each Benefit Plan have been paid within the time prescribed under the terms of such Benefit Plan or applicable Law.

(c) Each Benefit Plan intended to qualify under section 401(a) of the Code and each trust intended to qualify under section 501(a) of the Code has either received a favorable determination or opinion letter from the United States Internal Revenue Service with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable treasury regulations of the Code or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion letter, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter that could reasonably be expected to adversely affect the qualified status of any Benefit Plan.

(d) (i) no liability under Title IV, Section 412 of the Code or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full in the time prescribed under applicable Law, (ii) to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under Title IV of ERISA and (iii) the Pension Benefit Guaranty Corporation has not instituted proceedings under section 4042 of ERISA to terminate any Benefit Plan and to the knowledge of the Company, no event has occurred that would reasonably be expected to cause the Pension Benefit Guaranty Corporation to institute any such proceedings. No Benefit Plan or any trust established thereunder that is subject to Section 302 of ERISA or Section 412 of the Code or any comparable provision of non-U.S. Law has any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived.

(e) None of the Company, any of its Subsidiaries or any of its ERISA Affiliates has been involved in any transaction that could cause the Company, any of its Subsidiaries, or following the Closing, Parent or any of their respective Affiliates to be subject to liability under Section 4069 or 4212 of ERISA. No event has occurred and, to the knowledge of the Company, no condition exists that would, either directly or by reason of the Company’s affiliation with any of their ERISA Affiliates, subject to the Company or any of its Subsidiaries to any material tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law.

(f) To the knowledge of the Company, (i) there are no material unresolved claims or disputes under the terms of, or in connection with, any Benefit Plan (other than routine undisputed claims for benefits), and (ii) as of the date hereof, no action, legal or otherwise, has been commenced with respect to any such material claim, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(g) Except as set forth in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment under any Benefit Plan, (ii) accelerate the time of payment or vesting of benefits, or materially increase the amount of compensation, due to any such employee, officer or director under any Benefit Plan, (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Benefit Plan or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G.1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) To the knowledge of the Company, with respect to any Multiemployer Plan, (i) neither the Company, any of the Subsidiaries, nor any ERISA Affiliate has, since September 26, 1980, made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, that has not been satisfied in full or incurred any contingent liability under Section 4204 of ERISA, (ii) no event has occurred or is reasonably expected to occur with respect to the Company or any Subsidiary that presents a material risk of a “complete withdrawal” or “partial withdrawal” and (iii) neither the Company, any of the Subsidiaries, nor any ERISA Affiliates has incurred any liability due to the termination, insolvency or reorganization of any such Multiemployer Plan within the last six years or has received any notification that any such Multiemployer Plan is in reorganization (within the meaning of Section 4121 of ERISA) or has been terminated and no such Multiemployer Plan is expected to be in reorganization, insolvent or terminated.

(i) Neither the Company, nor any of the Subsidiaries has any material liability with respect to any current or former employee in respect of post-retirement health, medical or life insurance benefits, except as required by applicable Law.

(j) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Foreign Benefit Plan that is required to be funded is funded to the extent required by applicable Law, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or any of its Subsidiaries.

(k) The Company’s Supplemental Executive Retirement Plan is the only non-qualified defined benefit plan maintained by the Company or any of its Subsidiaries that needs to be terminated in connection with this Transaction in order to satisfy the requirements set forth in Treasury Regulation Section 1.409A-3(j)(4)(ix)(B).

Section 4.9  Litigation.  There is no Action pending or, to the knowledge of the Company, threatened, that would, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any order, writ, judgment, injunction, decree or award that would, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, there are no SEC inquiries or investigations or other inquiries or investigations by a Governmental Entity pending or, to the knowledge of the Company, threatened, in each case, regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

Section 4.10  Compliance with Law.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties, (b) the Company and its Subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities (“Licenses”), required to conduct their respective businesses as currently conducted and (c) the Company and its Subsidiaries are in compliance with the terms of such Licenses. Notwithstanding the foregoing, this Section 4.10 shall not apply to employee benefit plans, Taxes, Environmental Laws or labor matters, which are the subject exclusively of the representations and warranties in Section 4.8, Section 4.11, Section 4.14, and Section 4.15, respectively.

(b) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, neither the Company, any Subsidiary of the Company, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder, the “FCPA”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. During the last three (3) years, neither the Company nor any of its Subsidiaries has received any communication that alleges that the Company or any of its Subsidiaries, or any Representative thereof is, or may be, in material violation of, or has, or may have, any material liability under, the FCPA which has not been resolved.

Section 4.11  Taxes.

(a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed, (ii) paid all material Taxes required to be paid other than such Taxes as are being contested in good faith by the Company or its Subsidiaries and (iii) accrued all material Taxes required to be accrued (in accordance with GAAP).

(b) There is no proceeding, audit or written claim pending or proposed with respect to any material Taxes of the Company or any of its Subsidiaries. None of the Company or its Subsidiaries has received any written notice from any taxing authority to the effect that such authority shall conduct an audit or investigation of any material Tax matter. There are no claims asserted in writing for Taxes or assessments upon the Company or any of its Subsidiaries. No jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a claim in writing that the Company or any of its Subsidiaries is required to file a Tax Return for such jurisdiction.

(c) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries is currently a party to any agreement providing for the allocation or sharing of Taxes.

(e) There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Reports, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith and for which adequate reserves are maintained in the Company SEC Reports in conformity with GAAP.

(f) Within the past two years, none of the Company or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(g) None of the Company or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h) All material Taxes that the Company or any of its Subsidiaries has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been duly and timely paid to the proper taxing authority.

(i) None of the Company or its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. law that is currently in effect.

(j) None of the Company or its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise.

(k) All elections made under Treasury Regulation Section 301.7701-3 for the Company and its Subsidiaries are set forth on Section 4.11(k) of the Company Disclosure Schedule.

(l) Neither the Company nor any Subsidiary has outstanding any material deferred intercompany gain or loss either under United States federal income tax law or under any similar state, local or non-United States tax law.

(m) Neither the Company nor any Subsidiary has made an election pursuant to Section 108(i) of the Code.

Section 4.12  Tangible Assets.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and/or one or more of its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real properties and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

(b) Section 4.12(b) of the Company Disclosure Schedule sets forth a true and complete list of all material real property owned in fee by the Company or any of its Subsidiaries and the address and owner of each such parcel of real property.

(c) The Company’s board of directors has not made any determination as to whether, with respect to any of its or any of its Subsidiaries’ manufacturing plants or testing or research and development facilities located in the United States (other than its territories and possessions), the manufacturing, testing, research and development operations performed at such plant or facility is not of material importance to the total business conducted by the Company and its Subsidiaries such that such plant or facility does not constitute a Principal Manufacturing Property (as defined in the Indenture).

Section 4.13  Intellectual Property.  Section 4.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign: (i) patents and patent applications; (ii) trademark registrations and applications; (iii) Internet domain names; and (iv) copyright registrations and applications owned by the Company or any of its Subsidiaries. The Company or one of its Subsidiaries is the sole owner of the foregoing registrations and applications, and such registrations and applications are in effect and subsisting. Section 4.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all material contracts pursuant to which the Company or a Subsidiary licenses or otherwise grants to a third party, or receives a license or other grant from a third party of, Intellectual Property rights (other than contracts granting rights to readily available software or hardware). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries, as currently conducted, does not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property, (ii) as of the date hereof there is no such claim, nor any claim that challenges the validity, enforceability of ownership of, or the right to use, sell or license any Intellectual Property owned by the Company or any of its Subsidiaries, pending or threatened in writing against the Company or any Subsidiary of the Company, (iii) no Person is infringing or otherwise violating any Intellectual Property owned by the Company or any Subsidiary of the Company and as of the date hereof no such claim is pending or threatened in writing against any Person by either the Company or any Subsidiary of the Company and (iv) the Company and its Subsidiaries own or have a valid right to use, all Intellectual Property used in their businesses as currently conducted. To the knowledge of the Company, and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with applicable Law, as well as their own policies, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and its Subsidiaries, and as of the date hereof no claims are pending or threatened in writing against the Company or its Subsidiaries alleging a violation of any Person’s privacy or personal information.

Section 4.14  Environmental.

(a) Each of the Company and its Subsidiaries is in compliance with all Environmental Laws, except for noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect, which compliance includes the possession by the Company and its Subsidiaries of material Licenses required for their current operations under applicable Environmental Laws, and compliance with the terms and conditions thereof.

(b) Neither the Company nor any of its Subsidiaries has received written notice of, or is subject to any formal administrative or judicial proceeding with respect to, any Environmental Claims against the Company or any Subsidiary, and to the knowledge of the Company, no Environmental Claims have been threatened, that would, individually or in the aggregate, constitute a Company Material Adverse Effect.

(c) To the knowledge of the Company, with respect to the real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, there have been no Releases of Hazardous Materials that require a Cleanup or would otherwise result in any liability to the Company or any of its Subsidiaries, other than any such Cleanups or liability that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.15  Labor Matters.

(a) As of the date hereof, there are no pending or, to the knowledge of the Company, threatened material strikes, lockouts, work stoppages, slowdowns or union organizing campaign involving the employees of the Company or any of its Subsidiaries with respect to their employment with the Company or any of its Subsidiaries.

(b) Section 4.15(b) of the Company Disclosure Schedule lists all collective bargaining agreements between the Company or one of its Subsidiaries and a labor union or labor organization, as of the date hereof.

(c) As of the date hereof, there is no unfair labor practice charge or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, except for any such charge or proceeding that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, employment discrimination, equal opportunity, labor relations, collective bargaining, immigration, employee classification, wages, hours, benefits and workers compensation, except for noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.16  Proxy Statement.  The Proxy Statement will not, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub for inclusion or incorporation by reference therein. The Proxy Statement will, at the time it is first mailed to stockholders of the Company and at the time of the Company Special Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.17  Board Vote; Company Requisite Vote; Takeover Statutes.  At or prior to the date hereof, the board of directors of the Company, at a meeting duly called and held, has, by unanimous vote of all directors then in office, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interest of the Company’s stockholders; (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger; and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger (the “Company Recommendation”). Assuming the accuracy of the representations and warranties of Parent and Sub in Section 5.13, (i) the affirmative vote of holders of a majority of the outstanding shares of Common Stock is the only vote of holders of any class of securities of the Company which are required to adopt this Agreement (the “Company Requisite Vote”) and (ii) the board of directors of the Company has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to this Agreement or the transactions contemplated hereby, including the Merger. In connection with the Company Requisite Vote, each holder of shares of Common Stock entitled to vote at the Company Special Meeting is entitled to one vote per share. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.

Section 4.18  Contracts.

(a) Except for this Agreement, Benefit Plans and Contracts filed with the SEC prior to the date hereof or as set forth in Section 4.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, as of the date of this Agreement, party to or bound by any Contract which is:

(i) a “material contract” required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) a Contract which, to the knowledge of the Company, contains any covenant binding upon the Company or any of its Subsidiaries that restricts the ability of the Company or any of its Subsidiaries to compete in any business in which the Company or its Subsidiaries is engaged or with any Person or in any geographic area that, in each case, are material to the Company and its Subsidiaries, taken as a whole, except for any such Contract that may be cancelled (and with respect to which such restrictions shall immediately be terminated in connection with such cancellation) without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 60 days or less;

(iii) a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iv) an indenture, credit agreement or loan agreement pursuant to which any indebtedness for borrowed money in excess of $10,000,000 of the Company or any of its Subsidiaries is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of its Subsidiaries;

(v) a Contract which was entered into after December 31, 2007 or which is not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of capital stock or other equity interests of another Person or of assets constituting a business for aggregate consideration in excess of $50,000,000;

(vi) a Contract which, by its terms, calls for aggregate payments by the Company and its Subsidiaries under such Contract of more than $100,000,000 over the remaining term of such Contract (other than this Agreement, Contracts subject to clause (iv) above, purchase orders for the purchase of inventory, services or equipment in the ordinary course of business consistent with past practices, leases or licenses of real property and Contracts that may be cancelled without penalty or other liability to the Company or any of its Subsidiaries upon notice of 60 days or less);

(vii) a Contract with respect to an acquisition or divestiture of capital stock or other equity interests of another Person or of assets constituting a business pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $10,000,000;

(viii) to the knowledge of the Company, contains any covenant granting “most favored nation” status; or

(ix) is a lease for one or more parcels of real property that is or are material to the conduct of the business.

Each such Contract described in clauses (i) through (ix) is referred to as a “Material Contract.”

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect; provided that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding thereof may be brought and (ii) there is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto. The Company has made available to Parent true and complete copies of each Material Contract, including any amendments or modifications thereto.

(c) The aggregate indebtedness for borrowed money that is outstanding or may be incurred under Contracts that would be required to be listed under section (iv) of Section 4.18(a) of the Company Disclosure Letter if clause (iv) of Section 4.18(a) did not contain an exception for Contracts entered into in the ordinary course of business that relate to obligations for borrowed money that do not exceed $10,000,000 but are not listed under such section of Section 4.18(a) of the Company Disclosure Letter is not in excess of $50,000,000.

Section 4.19  Insurance.  The Company and its Subsidiaries maintain policies of insurance in such coverage amounts and against such risks as are customary in all material respect for companies or properties of similar size in the industry in which the Company and its Subsidiaries operate. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries are in full force and effect and, with respect to such insurance policies, no written notice of cancellation or termination has been received by the Company.

Section 4.20  Interested Party Transactions.  Since December 31, 2009, no event has occurred or transaction entered into that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC under the Exchange Act.

Section 4.21  Brokers or Finders.  No investment banker, broker, finder, consultant or intermediary other than Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Perella Weinberg Partners LP (“Perella Weinberg”), the fees and expenses of which will each be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.22  Opinion of Financial Advisors.  The board of directors of the Company has received the opinion of Perella Weinberg, dated as of August 15, 2010, to the effect that, as of such date, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the Merger Consideration to be received by holders of shares of Common Stock (other than Parent, Sub or any other direct or indirect wholly-owned Subsidiary of Parent) pursuant to the Merger is fair, from a financial point of view, to such holders.

Section 4.23  No Other Representations.  Except for the representations and warranties contained in this Article IV, neither the Company or any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary, makes any representation or warranty, express or implied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF INVESTOR, PARENT AND SUB

Except as disclosed in the Parent Disclosure Schedule, (i) Parent and Sub (jointly and severally) and (ii) Investor (only with respect to Sections 5.2(b), 5.3(b), 5.4(b), 5.8, 5.9, 5.10, 5.12, 5.13, 5.14 and 5.15) represent and warrant to the Company as follows:

Section 5.1  Organization.  Each of Parent and Sub is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the articles of incorporation and bylaws or other equivalent organizational documents of Parent and Sub, as currently in effect, and neither Parent nor Sub is in violation of any provision of its articles of incorporation or bylaws or other equivalent organizational documents.

Section 5.2  Authorization; Validity; Necessary Action.

(a) Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Parent and Sub and no other action on the part of Parent or Sub is necessary to adopt this Agreement or to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and (assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and Sub, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Investor has the requisite corporate power and authority to execute and deliver this Agreement and the Affiliate Commitment Letter and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Investor of this Agreement and the Affiliate Commitment Letter, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Investor and no other action on the part of Investor is necessary to adopt this Agreement or the Affiliate Commitment Letter or to authorize the execution and delivery by Investor of this Agreement or the Affiliate Commitment Letter and the consummation by it of the transactions contemplated hereby and thereby. Each of this Agreement and the Affiliate Commitment Letter has been duly executed and delivered by Investor and (with respect to this Agreement, assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of Investor, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3  Consents and Approvals; No Violations.

(a) Except for (a) filings pursuant to the HSR Act and any required filings or notifications under any foreign antitrust, competition or investment Laws, (b) applicable requirements under the Exchange Act, (c) the filing of the Certificate of Merger, (d) applicable requirements under corporation or “blue sky” laws of various states and (e) as set forth on Section 5.3 of the Parent Disclosure Schedule, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational document) of Parent or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) require on the part of Parent or Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect.

(b) Except for (a) filings pursuant to the HSR Act and any required filings or notifications under any foreign antitrust, competition or investment Laws, (b) applicable requirements under the Exchange Act, (c) the filing of the Certificate of Merger and (d) applicable requirements under corporation or “blue sky” laws of various states, neither the execution, delivery or performance of this Agreement or the Affiliate Commitment Letter by Investor nor the consummation by Investor of the transactions contemplated hereby or thereby will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational document) of Investor, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Investor or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to Investor, any of its Subsidiaries or any of their properties or assets or (iv) require on the part of Investor any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have an Investor Material Adverse Effect.

Section 5.4  Financial Statements.

(a) Parent has made available to the Company (i) the audited statements of financial position and the related audited statements of comprehensive income and cash flows of Parent and its consolidated Subsidiaries for the years ended December 31, 2008 and December 31, 2009 and (ii) an unaudited condensed consolidated balance sheet of Parent and its consolidated Subsidiaries as of March 31, 2010 and the related unaudited consolidated statements of operation and cash flows for the three months then ended, including the notes thereto. All of the foregoing financial statements are hereinafter collectively referred to as the “Parent Financial Statements.” The Parent Financial Statements have been prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

(b) Investor has made available to the Company (i) the audited statements of financial position and the related audited statements of comprehensive income and cash flows of Investor and its consolidated

Subsidiaries for the years ended December 31, 2008 and December 31, 2009 and (ii) an aggregated balance sheet of Investor and its Affiliates as of June 30, 2010. The financial statements referred to in clause (i) of this Section 5.4(b) have been prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Investor and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. The financial information referred to in clause (ii) of this Section 5.4(b) have been prepared for usage by management of Investor in the ordinary course of business and fairly reflect information contained in books and records of Investor that have been maintained in accordance with past practice.

Section 5.5  Absence of Certain Changes.  Except as (a) disclosed in the Parent Financial Statements or (b) contemplated by this Agreement, since December 31, 2009 through the date hereof, Parent has not suffered a Parent Material Adverse Effect.

Section 5.6  Compliance with Law.  Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties.

Section 5.7  Sub’s Operations.  Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.8  Proxy Statement.  None of the information supplied by Investor, Parent or Sub specifically for inclusion in the Proxy Statement will, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.9  Brokers or Finders.  No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Investor or Parent or any of their respective Subsidiaries.

Section 5.10  Sufficient Funds.  Parent has delivered to the Company complete and accurate copies of (a) an executed commitment letter (the “Debt Commitment Letter”) from Credit Suisse Securities (USA) LLC, Credit Suisse AG, HSBC Securities (USA) Inc., HSBC Bank USA, National Association, and Australia and New Zealand Banking Group Limited (the “Lenders”), pursuant to which the Lenders have committed, on the terms and subject to the conditions set forth therein, to lend the amounts set forth therein to Polaris Bridge Finance 1 LLC, a Delaware limited liability company and a wholly-owned Subsidiary of an Affiliate of Parent (“Bridge Finco”), a wholly-owned Subsidiary of Bridge Finco, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC and Reynolds Group Issuer (Luxembourg) S.A. (collectively, the “Bridge Loan Borrowers”) for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”), (b) an executed commitment letter (the “Affiliate Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitments”) from Investor, pursuant to which Investor has committed to invest the amounts set forth therein, subject to the terms and conditions set forth therein (the “Affiliate Financing” and, together with the Debt Financing, the “Financing”) and (c) the fee letter associated with the Debt Commitment Letter (the “Fee Letter”) (it being understood that such letter has been redacted to omit the fee amounts provided therein). The Affiliate Commitment Letter provides, and will continue to provide, that the Company is a third-party beneficiary thereof. Bridge Finco is an Affiliate, but not a direct or indirect Subsidiary, of Parent. As of the date hereof, and, to Parent’s knowledge as of the date hereof of existing plans and intentions, as of the Closing, subject to the satisfaction of the conditions to Parent’s obligation to consummate the Merger set forth in Article VII hereof and the accuracy in all material respects of the representations and warranties set forth in the penultimate sentence of Section 4.5(a), the funds provided by the Financing, together with Parent’s and the Company’s consolidated cash on hand (as of the date hereof and as of the Effective Time), will be, if funded at Closing, sufficient to fully fund all of Parent’s and Sub’s obligations under this Agreement in compliance with the terms hereof and the terms of the indebtedness of Parent or the Company or their respective Subsidiaries, including payment of the aggregate Merger Consideration and payment of all fees and expenses related to the transactions contemplated by this Agreement and any refinancing of indebtedness of Parent or the Company or their respective Subsidiaries in connection therewith. Except as set forth in (i) the Financing Commitments and (ii) Section 2 of the Affiliate Commitment Letter, there are no conditions precedent to the respective obligations of the Lenders to fund the Debt Financing or of Investor to fund the Affiliate Financing. There are no other agreements, side letters or arrangements that would permit the Lenders to reduce the amount of the Debt Financing, that would permit Investor to reduce the amount of the Affiliate Financing or that could otherwise affect the availability of the Debt Financing or the Affiliate Financing. The Affiliate Commitment Letter has been duly executed and delivered by, and is a legal, valid and binding obligation of, Parent and Investor and the Debt Commitment Letter has been duly executed and delivered by, and is a legal, valid and binding obligation of, Parent and Bridge Finco and, to the knowledge of Parent, all other parties thereto. There are no contractual or, as of the date hereof, legal restrictions that would prohibit the Bridge Note Issuers (as defined in Annex III to Exhibit B of the Debt Commitment Letter) from causing the full amount of the proceeds of the unsecured bridge loans and the proceeds of the Bridge Notes (as defined in Annex III to Exhibit B of the Debt Commitment Letter), if received by the Bridge Note Issuers, to be made available to Merger Sub in connection with the consummation of the transactions contemplated hereby. The administrative agent fee letter associated with the Debt Commitment Letter does not contain any conditions precedent to the funding of the bridge facilities contemplated by the Debt Commitment Letter or the issuance by certain Subsidiaries of Parent of senior secured notes and senior notes as contemplated by the Debt Commitment Letter. As of the date hereof, each of the Financing Commitments is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect. All commitment and other fees required to be paid under the Financing Commitments on or prior to the date hereof have been paid and, as of the date hereof, to the knowledge of Parent, there is no fact or occurrence existing that would make any of the statements (including assumptions) set forth in any of the Financing Commitments inaccurate in any material respect. Assuming no breach or default by the Company under this Agreement, there is no fact or occurrence known to Parent or Sub as of the date of this Agreement that would cause the conditions to funding of the Financing not to be satisfied at or before the Effective Time, and, subject to such assumption, neither Parent nor Sub has reason to believe as of the date hereof that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments.

Section 5.11  Solvency.  Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy in all material respects of the representations and warranties of the Company in this Agreement as of the Closing Date and compliance by the Company in all material respects with the covenants contained in this Agreement, and (c) the reasonability of any estimates, projections or forecasts of the Company and its Subsidiaries that were provided to Parent, immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby), (i) the fair value of the assets of Parent and its Subsidiaries (on a consolidated basis) will be in excess of their debts and liabilities, subordinated, contingent or otherwise (on a consolidated basis), (ii) the present fair saleable value of the assets of Parent and its Subsidiaries (on a consolidated basis) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise (on a consolidated basis), as such debts and other liabilities become absolute and matured, (iii) Parent and its Subsidiaries (on a consolidated basis) will be able to pay their debts and liabilities, subordinated, contingent or otherwise (on a consolidated basis), as such debts and liabilities become absolute and matured, and (iv) Parent and its Subsidiaries (on a consolidated basis) will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the Closing Date. Parent and Sub are not causing a transfer of property or incurrence of an obligation in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent, Sub, the Company or any Subsidiary of the Company.

Section 5.12  Share Ownership.  None of Investor, Parent, Sub or any of their respective Affiliates beneficially owns any Common Stock.

Section 5.13  Interested Stockholder.  Prior to the board of directors of the Company approving this Agreement, the Merger and the other transactions contemplated thereby for purposes of the applicable provisions of the DGCL, none of Investor, Parent, Sub or their respective Affiliates was at any time an “interested stockholder” (as defined in section 203 of the DGCL) with respect to the Company.

Section 5.14  Absences of Arrangements with Management.  Other than this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Investor, Parent or Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or board of directors, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.15  Investigation by Parent and Sub.  Each of Investor, Parent and Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Investor, Parent and Sub has been provided access to the records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Investor, Parent and Sub has relied solely upon the representations and warranties set forth in Article IV and its own investigation and analysis, and each of Parent and Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Investor, Parent or Sub or any of their Representatives. Without limiting the generality of the foregoing, except as expressly and specifically covered by a representation or warranty set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Investor, Parent or Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Investor, Parent or Sub or their Representatives in any “data room,” confidential information memorandum or otherwise.

ARTICLE VI

COVENANTS

Section 6.1  Interim Operations of the Company.  During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly contemplated or permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly contemplated or permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule, prior to the Effective Time, the Company shall not, and shall cause its Subsidiaries not to:

(a) (i) adopt any amendment to or other change in the certificate of incorporation or bylaws of the Company or (ii) adopt any material amendment or other material change in the certificate of incorporation or bylaws or other applicable governing instruments of any of the Company’s Subsidiaries, except, in the case of each of the foregoing clauses (i) and (ii), as may be required by the rules and regulations of the New York Stock Exchange;

(b) except for Common Stock to be issued or delivered pursuant to the Company Options outstanding on the date hereof or pursuant to the Company’s Benefit Plans as in effect on the date hereof with respect to new hires consistent with past practice and in an amount that does not exceed

20,000 shares of Common Stock (or options or other equity based awards) in the aggregate, issue, grant, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, grant, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

(c) except pursuant to the Company’s Benefit Plans as in effect on the date hereof, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Common Stock;

(d) split, combine, subdivide or reclassify any Common Stock or declare, set aside for payment or pay any dividend in respect of any Common Stock or otherwise make any payments to stockholders in their capacity as such, other than dividends by a wholly owned Subsidiary of the Company;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

(f) other than in the ordinary course of business consistent with past practice, acquire, sell, lease or dispose of, or grant any Lien on, any assets that, in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(g) other than in the ordinary course of business consistent with past practice, enter into, amend in any material respect or terminate any Material Contract or any Contract that would, if in effect on the date hereof, constitute a Material Contract;

(h) except as contemplated in the Company’s capital expenditure budget for the current fiscal year previously provided to Parent or as required for health, safety or environmental regulatory requirements, authorize, or make (i) during 2010, any commitment with respect to any single capital expenditure which is in excess of $10,000,000 or capital expenditures which are, in the aggregate, in excess of $50,000,000 and (ii) during 2011, any capital expenditures during any calendar month which are, in the aggregate, in excess of $10,000,000;

(i) other than borrowings under its revolving credit facilities and accounts receivable securitization facility as such facilities are in effect on the date hereof made in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, except for indebtedness for borrowed money in an amount up to $25,000,000 that can be repaid at any time without premium or penalty, or assume or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company, provided that this clause (i) shall not prohibit any extension, replacement or refinancing of revolving credit facilities or the accounts receivable securitization facility, or any borrowings thereunder to the extent any replacement or refinancing facility can be repaid at any time without premium or penalty;

(j) (i) grant any material increases in the compensation of any of the Company’s directors, officers or key employees, except in the ordinary course of business consistent with past practice and in accordance with past practice or pursuant to any collective bargaining agreement listed on Section 4.15(b) of the Company Disclosure Schedule or any Benefit Plan in effect as of the date hereof, (ii) enter into any new employment, change in control, retention, bonus or severance agreements with any director, officer or key employee, or (iii) enter into, establish, or adopt any Benefit Plan, collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former employees or any of their beneficiaries, except in the ordinary course of business consistent with past practice or as would not result in a material increase in cost to the Company;

(k) except as may be contemplated by this Agreement or in the ordinary course of business consistent with past practices, terminate or materially amend any of its Benefit Plans;

(l) change any of the accounting methods used by the Company unless required by GAAP or applicable Law;

(m) (i) make, change or revoke any material Tax election or take any position on a material Tax Return filed on or after the date of this Agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is required by applicable Law or the Code, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return that would result in a change in any material Tax liability, taxable income or loss, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax liability or (vi) surrender any claim for a material refund of Taxes;

(n) (i) settle or compromise any litigation except if it does not involve a grant of injunctive relief against the Company or one of its Subsidiaries and any amount paid to the other party (including as reimbursement of legal fees and expenses) does not exceed $5,000,000 or, if greater, the total incurred case reserve amount for such matter, as of the date of this Agreement, maintained by the Company or (ii) make any voluntary contribution to any of the Company’s pension plans or any other commitment or concession to or agreement with any Governmental Entity with respect thereto; or

(o) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2  Access to Information.  Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants, Financing Sources and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not unreasonably disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties, Contracts, assets, liabilities and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Sub if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party so long as the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) waive any attorney-client or other legal privilege so long as the Company shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement. The confidentiality agreement, dated May 25, 2010 (the “Confidentiality Agreement”), between the Company and Investor shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder.

Section 6.3  Acquisition Proposals.

(a) The Company will not, and will cause its Subsidiaries not to, and will instruct and use its reasonable best efforts to cause the Company’s and its Subsidiaries’ respective officers, directors, employees and other Representatives not to, (i) initiate or solicit or knowingly encourage, directly or indirectly, any inquiries with respect to, or the making of, any Acquisition Proposal or (ii) except as permitted below, (A) engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information or data to, any Person(s) relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement in connection with the actions contemplated by Section 6.3(b) that contains confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement) or (D) grant any waiver, amendment or release under any standstill obligation. The Company shall, and shall direct each of its Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than Parent or Sub) that has made or indicated an intention to make an Acquisition Proposal.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Requisite Vote, in the event that the Company receives a bona fide written Acquisition Proposal, the Company and its board of directors may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any information to, any Person making such Acquisition Proposal and its Representatives or potential sources of financing (provided that (i) such Person shall have first entered into a confidentiality agreement that contains confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement and (ii) all such information has previously been provided or made available to Parent or is provided or made available to Parent substantially concurrently with the time it is so furnished) if, prior to taking any action described in this Section 6.3(b), the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Person is reasonably likely to submit to the Company an Acquisition Proposal that is a Superior Proposal.

(c) The Company will promptly (and in any event within one (1) Business Day) notify Parent of the receipt by the Company of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal (including furnishing copies of any written materials evidencing such Acquisition Proposal). The Company will keep Parent reasonably informed on a reasonably current basis of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto (including promptly furnishing copies of any written materials evidencing such material amendments or proposed amendments) and will promptly notify Parent of any determination by the Company’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.

(d) The board of directors of the Company shall not (i) approve, endorse or recommend a Superior Proposal or enter into a definitive agreement with respect to a Superior Proposal or (ii) qualify, modify or amend in a manner adverse to Parent or withhold or withdraw (or publicly propose to do any of the foregoing) the Company Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”); provided that the board of directors of the Company may, at any time prior to obtaining the Company Requisite Vote, make a Change in Recommendation (x) if an event, fact, development or occurrence that affects the business, assets or operations of the Company that is unknown to the Company’s board of directors as of the date of this Agreement (an “Intervening Event”) becomes known to the Company’s board of directors if the Company’s board of directors has, as a result thereof, determined, in good faith (after consultation with its outside counsel and financial advisor), that the failure to make a Change in Recommendation would be reasonably likely to violate the directors’ fiduciary duties under applicable Law or (y) in response to a Superior Proposal.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company may not make a Change in Recommendation (including any disclosure pursuant to Section 6.3(f) that would constitute a Change in Recommendation) unless (i) it notifies Parent in writing of its intention to take such action at least five (5) Business Days prior to taking such action, specifying the basis for the Change in Recommendation in the case of an Intervening Event and, in the case of a Superior Proposal, the material terms thereof, the identity of the Person(s) making such Superior Proposal and copies of all relevant documents from such Person(s) relating to such Superior Proposal, and (ii) Parent does not make, after being provided with reasonable opportunity to negotiate with the Company and its Representatives, within such five (5) Business Day period, an offer that the board of directors of the Company determines, in good faith after consultation with its outside counsel and financial advisors, is at least as favorable to the Company’s stockholders as such Superior Proposal or, in the case of a proposed Change in Recommendation as a result of an Intervening Event, obviates the need for such a Change in Recommendation. Any material amendment or modification to any Superior Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3; provided that the notice period and the period during which the Company and its Representatives are required to negotiate in good faith with Parent regarding any revisions to the terms of this Agreement proposed by Parent in response to such new Acquisition Proposal pursuant to this paragraph (e) above shall expire on the later to occur of (x) two (2) Business Days after the Company provides written notice of such new Acquisition Proposal to Parent and (y) the end of the original five (5) Business Day period described above in this paragraph (e).

(f) Nothing contained in this Section 6.3 shall be deemed to prohibit the Company or the Company’s board of directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), or (ii) making any disclosure to its stockholders if the board of directors of the Company has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided that any such disclosure (other than a “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act or any similar communication to the stockholders of the Company) shall be deemed for all purposes of this Agreement to be a Change in Recommendation unless the Company’s board of directors publicly states that it has not changed its previous recommendation with respect to the Merger within three (3) Business Days following any request by Parent.

Section 6.4  Employee Benefits.

(a) For a period of one (1) year following the Effective Time (the “Continuation Period”), except as may otherwise be agreed, Parent shall cause the Surviving Corporation to provide to each employee of the Company and its Subsidiaries who is not represented by a union or labor organization (each, a “Non-Union Employee”) (i) compensation (including base salary, incentive compensation opportunities, and cash amounts equal to the value of equity compensation (determined based on the grant-date fair value) granted in the ordinary course (as opposed to special, one-time grants) and employee benefits to such Non-Union Employees for 2010, but excluding any compensation triggered in whole or in part by the consummation of the transactions contemplated hereby) that is no less favorable in the aggregate to the compensation and employee benefits provided to such Non-Union Employee immediately prior to the Effective Time, provided that neither the base salary nor the incentive compensation opportunities shall be reduced from the levels provided to the Non-Union Employees immediately prior to the Effective Time. The parties hereto acknowledge and agree that the Non-Union Employees will not participate in any stock based compensation plans or programs following the Effective Time. Subject to the foregoing, nothing herein shall prevent the Surviving Corporation from amending or terminating any employee benefit plan, program or arrangement following the Effective Time to the extent permitted under the terms of any such employee benefit plan, program or arrangement. With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries following the Effective Time and in which Non-Union Employees participate (the “Parent Plans”), for purposes of determining eligibility to participate, vesting and entitlement to benefits (but not for accrual of pension benefits) service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent or its Subsidiaries, as applicable; provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods or evidence of insurability requirements. Each Parent Plan shall waive pre-existing condition limitations to the extent waived or not applicable under the applicable Benefit Plan. Non-Union Employees shall be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the year in which the Effective Time occurs under a corresponding Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(b) As of the Effective Time, Parent shall cause the Surviving Corporation and the appropriate Subsidiaries of the Surviving Corporation to assume (as appropriate) and honor in accordance with their terms the employment, employment termination, severance and other compensation agreements, plans and arrangements (collectively, the “Continuing Company Plans”), in each case existing immediately prior to the execution of this Agreement; provided, however, that, subject to the limitations set forth in Section 6.4(a), nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Continuing Company Plan to the extent permitted under the terms of the applicable Continuing Company Plan.

(c) With respect to any Non-Union Employee not covered by the Company’s Amended and Restated Change in Control Severance Benefit Plan for Key Executives, if Parent or the Surviving Corporation terminates the employment of such Non-Union Employee during the Continuation Period, Parent shall cause the Surviving Corporation to pay to such Non-Union Employee severance benefits as set forth in Section 6.4(d) of the Company Disclosure Schedule.

(d) With respect to employees of the Company and its Subsidiaries who are represented by a union or labor organization (the “Union Employees”), Parent agrees to cause the Surviving Corporation or one of its Subsidiaries to assume and honor all existing collective bargaining agreements between the Company or one of its Subsidiaries and a labor union or labor organization and provide such Union Employees with compensation and benefits as set forth in such collective bargaining agreements.

Section 6.5  Publicity.  The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company. Unless the Company’s board of directors has effected a Change in Recommendation, neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements.

Section 6.6  Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) honor any existing indemnification agreements to which the Company is a party and (ii) indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries or corporate parents (the “Indemnified Parties”) against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law, and Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law. The certificate of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the certificate of incorporation and by-laws of the Company on the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties.

(b) Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided that Parent and the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that are no less advantageous to the Insured Parties. Alternatively, at Parent’s option, Parent may cause the Surviving Corporation to purchase at or after the Effective Time, or at the Company’s option (subject to Parent’s consent, which consent shall not be unreasonably withheld), the Company may purchase prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’

and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(c) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.6.

(d) This Section 6.6 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.6 and the certificate of incorporation and by-laws of the Surviving Corporation.

(e) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7  Proxy Statement.

(a) The Company shall, in accordance with applicable Law and its certificate of incorporation and by-laws, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Special Meeting”) as soon as practicable following the date hereof for the purpose of considering the adoption of this Agreement and the approval of the Merger. Unless required by applicable Law, the Company shall not postpone the Company Special Meeting, or adjourn the Company Special Meeting if a quorum is present, without the prior written consent of Parent.

(b) In connection with the Company Special Meeting, as soon as practicable (and in any event within ten (10) Business Days) following the date hereof, the Company shall prepare and file with the SEC a proxy statement (together with all amendments and supplements thereto, the “Proxy Statement”) relating to the Merger and this Agreement and furnish the information required to be provided to the stockholders of the Company pursuant to the DGCL and any other applicable Laws. The Company shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement (which comments shall be reasonably considered by the Company). The Company will advise Parent promptly of any comments on the Proxy Statement by the SEC and responses thereto or requests by the SEC for additional information. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall consult with Parent and reasonably consider in good faith its comments prior to responding to SEC comments with respect to the Proxy Statement. Subject to the provisions of this Agreement, the Proxy Statement shall include the Company Recommendation and the Company shall use its reasonable best efforts to obtain the Company Requisite Vote; provided, however that if the Company’s board of directors effects a Change in Recommendation in accordance with Section 6.3, the Company may cease to use such efforts. A Change in Recommendation permitted by Section 6.3 will not constitute a breach by the Company of this Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is terminated in accordance with Section 8.1, the Company, regardless of whether the board of directors has approved, endorsed or recommended an Acquisition Proposal or has effected a Change in Recommendation, but in compliance with the DGCL, will call, give notice of, convene and hold the Company Special Meeting as soon as reasonably practicable following the date hereof and will submit this Agreement for adoption by the stockholders of the Company at the Company Special Meeting.

Section 6.8  Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, and (C) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any material communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity beyond the Termination Date without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. Without limiting this Section 6.8, Parent agrees to take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the condition to the Closing regarding expiration of the waiting period under the HSR Act to be satisfied no later than five days prior to the Termination Date, including proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent (or its Subsidiaries) or the Company or otherwise taking or committing to take actions that limit Parent’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Parent (or its Subsidiaries) or the Company, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the Closing. Notwithstanding the foregoing, the obligations of this Section 6.8 shall not apply to each of Parent and Sub if compliance with this Section 6.8 would result in, or would reasonably be expected to result in, a material adverse effect on the combined business of Parent and the Surviving Corporation at or after the Effective Time.

Section 6.9  Financing.

(a) Parent and Sub acknowledge and agree that their obligation to consummate the Closing is not subject to a financing condition under Article VII.

(b) Parent and Sub shall use their (and Parent shall cause Reynolds Group Holdings Inc. to use its) reasonable best efforts to (i) arrange the Financing on the terms and conditions described in the Financing

Commitments, (ii) enter into definitive agreements with respect thereto in a timely manner and on the terms and subject to the conditions contained in the Financing Commitments and (iii) satisfy on a timely basis all conditions applicable to Parent, Reynolds Group Holdings Inc. and Sub contained in such definitive agreements. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments, (A) Parent shall promptly notify the Company and (B) Parent and Sub shall use their (and Parent shall cause Reynolds Group Holdings Inc. to use its) reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are, in the aggregate, no more materially adverse to Parent, Sub or the Company, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto, provided that, for the avoidance of doubt, neither Parent nor Sub shall be required to seek equity financing from any source other than the Investor, or in any amount in excess of or in any form other than that contemplated by the Affiliate Commitment Letter (such definitive agreements entered into pursuant to the first or second sentence of this Section 6.9(b) being referred to as the “Financing Agreements”). All obligations of the parties set forth in this Agreement with respect to the Financing shall apply with respect to any Financing Agreements. Parent and Sub shall (and Parent shall cause Reynolds Group Holdings Inc. to) seek to cause (i) Bridge Finco and the other Bridge Loan Borrowers to draw the bridge facilities contemplated by the Debt Commitment Letter or any Financing Agreements and/or (ii) certain Subsidiaries of Parent to issue the Senior Notes, in each case, to the extent necessary to cause the Closing to occur within five (5) Business Days of the first date upon which all conditions set forth in Section 7.1 and Section 7.2 (other than Section 7.2(c)) are satisfied. Parent and Sub shall, shall cause their Subsidiaries to, and shall use their reasonable best efforts to cause their Representatives to, comply with the terms, and satisfy on a timely basis the conditions, of the Financing Commitments, the Financing Agreements and any related fee and engagement letters. Parent shall (x) furnish to the Company complete, correct and executed copies of the Financing Agreements promptly upon their execution, (y) give the Company prompt notice of any material breach by any party of any of the Financing Commitments or the Financing Agreements of which Parent or Sub becomes aware or any termination thereof and (z) otherwise keep the Company reasonably informed of the status of Parent’s and Sub’s efforts to arrange the Financing (or any replacement thereof). Parent and Sub shall have the right from time to time to amend, replace, supplement or otherwise modify each of the Financing Commitments; provided that any such amendment, replacement, supplement or other modification shall not (1) reduce the amount of the Financing to an amount below the amount that is required, together with Parent’s and the Company’s consolidated cash on hand that is not restricted cash or otherwise unavailable to fund Parent’s and Sub’s obligations under this Agreement, to fully fund all of Parent’s and Sub’s obligations under this Agreement, (2) expand upon in any material respect the conditions precedent or contingencies to the funding on the Closing Date of the Financing as set forth in the Financing Commitments, or (3) contain terms that would reasonably be expected to prevent, impede or materially delay the consummation of the Closing beyond the timing contemplated by the prior Financing Commitments; and in any event, Parent shall disclose to the Company promptly its intention to amend, replace, supplement or modify any of the Financing Commitments and shall keep the Company reasonably informed of the terms thereof; provided, further, that notwithstanding the foregoing, Parent and Sub may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement. Any reference in this Agreement to (I) “Financing”, “Affiliate Financing” or “Debt Financing” shall include such financing as amended, replaced, supplemented or modified as contemplated by this Section 6.9(b) and (II) “Financing Commitments”, “Affiliate Commitment Letter” or “Debt Commitment Letter” shall include such documents as amended, replaced, supplemented or modified as contemplated by this Section 6.9(b).

(c) The Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause the Company’s and each of its Subsidiaries’ Representatives to, at Parent’s sole expense, reasonably cooperate to assist Parent and Sub in causing the conditions in the Financing Commitments to be satisfied and as otherwise may be necessary or desirable in connection with the arrangement and consummation of the Financing (including, for the avoidance of doubt the Senior Notes), the Debt Tender Offer and the Consent Solicitation as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere (giving due regard for the complexity and anticipated timing of the Financing, the

Debt Tender Offer and the Consent Solicitation) with the ongoing operations of the Company and its Subsidiaries). Such cooperation shall include, at the reasonable request of Parent,

(i) participating in a reasonable amount of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

(ii) assisting with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, high-yield offering prospectuses or memoranda required in connection with the Financing;

(iii) furnishing Parent and its Financing Sources as promptly as practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent in connection with the Debt Financing, including all financial statements and projections, comfort letters and other pertinent information reasonably required by the Financing Commitments and all financial statements, pro forma financial information, financial data, audit reports and other information of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of non-convertible debt securities of the Company or as otherwise reasonably required in connection with the Debt Financing and the transactions contemplated by the Financing Commitments and this Agreement (all such information in this clause (iii), the “Required Information”);

(iv) using reasonable best efforts to obtain customary consents, landlord waivers and estoppels, non-disturbance agreements, legal opinions, surveys and title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent, provided that such documents will not take effect until the Effective Time;

(v) taking all actions reasonably necessary to (x) permit the prospective lenders involved in the Financing to evaluate the Company and its and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (y) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, provided that such accounts, agreements and arrangements shall not become active or take effect until the Effective Time;

(vi) executing and delivering, immediately prior to the consummation of the Debt Financing, definitive documentation in connection with the Debt Financing or the pledging of collateral on terms satisfactory to the Parent, including credit agreements, indentures, purchase agreements and pledge and security documents, provided that such documents will not take effect until the Effective Time;

(vii) at the Company’s option, taking or appointing a Representative of Parent to, take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing immediately following the Effective Time;

(viii) taking all actions reasonably desirable to permit the discharge as of the Effective Time of any indebtedness, liens, hedge agreements or other obligations of the Company and its Subsidiaries in connection with the Financing, including obtaining customary payoff letters, lien terminations and other instruments of discharge;

(ix) furnishing to the Parent and the Lenders promptly with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;

(x) otherwise cooperating with the marketing efforts of the Parent and the Financing Sources in connection with the Debt Financing as necessary or reasonably requested by the Parent; and

(xi) providing supporting data and information as is reasonably required to enable Parent to prepare any schedule describing the material qualitative and quantitative differences between the Company’s financial statements prepared in accordance with GAAP and the Company’s financial statements prepared in accordance with International Financial Reporting Standards in connection with the Debt Financing.

(d) As of the date hereof, it is the good faith intention of Parent and Sub to seek to market all or a portion of the Debt Financing immediately after the date hereof and on an ongoing basis, and Parent and Sub may seek to consummate all or a portion of the Debt Financing prior to the commencement of the Marketing Period hereunder. In this regard, the Company acknowledges that its cooperation obligations in Section 6.9(c) include the obligation to cooperate with any such efforts.

(e) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing (or any replacements thereof) prior to the Effective Time for which it is not reimbursed or indemnified by Parent. If the Effective Time does not occur, the Company, its Subsidiaries and their respective officers, directors, advisors and Representatives shall be indemnified and held harmless by Parent for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing (other than to the extent such losses arise from the misconduct of or breach of this Agreement by the Company, any of its Subsidiaries or their respective officers, directors, advisors and representatives) and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries).

(f) Each of Parent and Sub acknowledges and agrees that the Company and its Affiliates and employees of the Company and its Affiliates have no responsibility for any financing that Parent or Sub may raise in connection with the transactions contemplated hereby.

(g) Investor hereby agrees to perform its obligations under the Affiliate Commitment Letter.

(h) Parent shall prepare the reconciliation schedules contemplated by clause (xi) of Section 6.9(c) with respect to either (as Parent may elect) (i) the quarterly financial statements of the Company for the period ended June 30, 2010 as promptly as reasonably practicable after the date hereof or (ii) the quarterly financial statements for the period ended September 30, 2010 as promptly as reasonably practicable after such financial statements are received by Parent (using supporting data and information provided by the Company), in each case regardless of whether such schedules are anticipated to be used in the marketing of any Debt Financing, so as to determine and inform the Company regarding the information and calculations required to prepare such reconciliation schedules, with a view to streamlining the process of preparing such schedules in anticipation of future marketing efforts or the Marketing Period.

Section 6.10  Sub and Surviving Corporation.  Parent will take all actions necessary to (a) cause Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement and the Financing Commitments, (b) cause Sub to consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness.

Section 6.11  Transaction Litigation.  The Company shall control, and the Company shall give Parent the opportunity to participate in the defense, settlement and/or prosecution of any Actions commenced or, to the Company’s knowledge, threatened against, relating to or otherwise affecting the Company or any of its Subsidiaries in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement (“Transaction Litigation”); provided, that neither the Company nor any of its Subsidiaries or Representatives shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation (other than any settlement solely for monetary damages in an amount less than $5,000,000) or consent to the same unless Parent shall have consented thereto in writing, which consent shall not be unreasonably withheld, delayed or conditioned; provided, further, that after receipt of the Company Requisite Vote, the Company shall cooperate with Parent and, if requested by Parent, use its reasonable best efforts to settle any unresolved Transaction Litigation in accordance with Parent’s direction, except that in no event shall the Company be required to agree to any such settlement that would require the Company or any of its Subsidiaries to take or refrain from taking any action, or to pay any amount, prior to the Closing.

Section 6.12  Resignation of Directors.  At the Closing, except as otherwise may be agreed by Parent, the Company shall deliver to Parent the resignation of all members of the Company’s board of directors who are in office immediately prior to the Effective Time from the board of directors or similar governing body of each of the Company’s Subsidiaries, which resignations shall be effective at the Effective Time.

Section 6.13  Actions with Respect to Existing Change of Control Notes.

(a) As soon as reasonably practicable after the receipt of any written request by Parent to do so, the Company shall or shall cause the issuer of the Existing Change of Control Notes to take the following actions on such terms and conditions that are consistent with the requirements of the Existing Change of Control Notes and otherwise reasonably specified, from time to time, by Parent: (i) make an offer to purchase with respect to all of the outstanding aggregate principal amount of the Existing Change of Control Notes (the “Debt Tender Offer”), (ii) commence one or more consent solicitations (the “Consent Solicitation”) to amend the Indenture to remove the significant negative covenants and default provisions therefrom with respect to the Existing Change of Control Notes, (iii) to the extent the conditions to the effectiveness of the Consent Solicitation (other than those conditions that can only be satisfied upon the closing of the Consent Solicitation and related tender offer) have not been satisfied on or prior to the 35th day before the Closing Date, commence one or more Change of Control Offers (as defined in the Indenture) for the Existing Change of Control Notes such that the requirements to make a Change of Control Offer under the Indenture with respect to the Existing Change of Control Notes on or prior to the Closing Date shall have been satisfied, (iv) on or prior to the Closing Date, purchase each Existing Change of Control Note validly tendered pursuant to the Debt Tender Offer and validly tendered and not withdrawn pursuant to the Change of Control Offer and (v) on or prior to the Closing Date, to the extent any 2012 Notes are not validly tendered pursuant to the Debt Tender Offer or the Change of Control Offer or are withdrawn, make arrangements satisfactory to the Trustee to deliver a notice of optional redemption for the 2012 Notes and deposit funds with the Trustee sufficient to make the optional redemption payment and satisfy and discharge such 2012 Notes pursuant to the terms thereof (the “Optional Redemption” and together with the transactions described in (i) to (iv) above, the “Change of Control Refinancing”), and Parent shall assist the Company in connection with the Change of Control Refinancing. Notwithstanding the foregoing, (x) the closing of any Change of Control Refinancing shall be conditioned on the occurrence of the Closing and funded by amounts provided by Parent or one of its Subsidiaries, and (y) the Company and its Subsidiaries shall not be required to take any action in violation of Law or the Indenture in connection with the Change of Control Refinancing. The Company shall provide, shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Change of Control Refinancing.

(b) Parent shall prepare all necessary and appropriate documentation (including, if applicable, all mailings to the holders of the Existing Change of Control Notes and all SEC filings) in connection with the Change of Control Refinancing. Parent and the Company shall reasonably cooperate with each other in the preparation of such documentation, which shall be subject to the prior review of, and comment by, the Company. If at any time prior to the completion of the Change of Control Refinancing any information in such documentation should be discovered by the Company or Parent that should be set forth in an amendment or supplement to such documentation, so that such documentation shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Parent (subject to the review of, and comment by, the Company) describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the Existing Change of Control Notes.

(c) Parent shall promptly, upon request by the Company, reimburse the Company for all documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.13. Without duplication of any amounts reimbursed by Parent pursuant to the immediately foregoing sentence, Parent shall indemnify and hold harmless the Company, its Affiliates and their respective officers, advisors and Representatives from and against any and all losses, damages, claims, costs, expenses, interests, awards, judgments and penalties suffered or incurred by any of them of any type in connection with the Change of Control Refinancing and/or the provision of information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf of the Company or any of its Affiliates) to the fullest extent permitted by applicable Law.

ARTICLE VII

CONDITIONS

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Sub, if permissible under applicable Law) of the following conditions:

(a) the Company Requisite Vote shall have been obtained;

(b) no Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting (temporarily, preliminarily or permanently) consummation of the Merger on the terms contemplated by this Agreement; and

(c) all applicable waiting periods shall have expired or been terminated or applicable approvals shall have been obtained under (i) the HSR Act and (ii) the non-United States merger control, competition or foreign investment Laws listed on Section 7.1 of the Company Disclosure Schedule.

Section 7.2  Conditions to the Obligations of Parent and Sub.  The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

(a) each of the representations and warranties of the Company (i) other than those set forth in Section 4.2 (Capitalization), Section 4.3 (Authorization; Validity of Agreement; Company Action), Section 4.17 (Board Vote; Company Requisite Vote; Takeover Statute), Section 4.21 (Brokers or Finders) and Section 4.22 (Opinion of Financial Advisors) shall be true and accurate when made and as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) set forth in Section 4.3 (Authorization; Validity of Agreement; Company Action), Section 4.17 (Board Vote; Company Requisite Vote; Takeover Statute), Section 4.21 (Brokers or Finders) and Section 4.22 (Opinion of Financial Advisors) shall be true and accurate when made and as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period) and (iii) set forth in Section 4.2 (Capitalization) shall be true and accurate when made and as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except for inaccuracies that are, in the aggregate, de minimis;

(b) the Company shall have performed in all material respects all of the obligations, and complied in all material respects with all of the agreements, required to be performed by, or complied with by it, under this Agreement at or prior to the Closing (it being understood and agreed that any inability of Parent and Sub to obtain the Financing that results primarily from a breach of any covenant or other agreement in this Agreement by the Company shall be deemed a failure of the condition set forth in this

Section 7.2(b) to be satisfied; provided that Parent notified the Company in writing of such breach as soon as reasonably practicable after Parent became aware of such breach);

(c) Parent shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(d) since the date of this Agreement, there shall not have occurred any fact, circumstance, change, event, development or effect that, individually or in the aggregate, constitutes a Company Material Adverse Effect;

(e) the Company shall have delivered to Parent an affidavit, dated as of the Closing Date, setting forth the Company’s name, address and federal employer identification number and stating under penalties of perjury that the Company is not and has not during the previous five years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; and

(f) unless (x) Parent (and/or any of its Subsidiaries or Affiliates) shall have received at least $5,000,000,000 in net proceeds as contemplated by the Debt Commitment Letter (whether through new term loans under Parent’s existing credit agreement, the issuance of the Senior Notes or otherwise) prior to the commencement of the Marketing Period and (y) such proceeds, if funded into escrow, shall remain in escrow as of the date the Closing is required to occur pursuant to Section 2.3 (assuming for this purpose that the condition in this Section 7.2(f) has been satisfied), the Marketing Period shall have occurred and been completed.

Section 7.3  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) each of the representations and warranties of Investor, Parent and Sub shall be true and accurate as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, have, with respect to Investor, an Investor Material Adverse Effect or, with respect to Parent and Sub, a Parent Material Adverse Effect;

(b) each of Investor, Parent and Sub shall have performed in all material respects all of the respective obligations, and complied in all material respects with all of the respective agreements, required to be performed by, or complied with by, Investor, Parent or Sub, as the case may be, under this Agreement at or prior to the Closing; and

(c) the Company shall have received certificates signed by an executive officer of Investor and an executive officer of Parent, dated as of the Closing Date, each to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4  Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement in accordance with and subject to such party’s obligations under this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1  Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval of this Agreement:

(a) by the mutual written agreement of the Company and Parent.

(b) by either the Company or Parent:

(i) if the Merger shall not have occurred on or prior to the seven month anniversary of the date of this Agreement (the “Termination Date”); provided however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; and provided further, however, that if, as of the Termination Date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied by deliveries at the Closing), other than the conditions set forth in Section 7.1(b) or Section 7.1(c) due to the failure to receive any required consent or clearance under applicable Antitrust Laws from a Governmental Entity of competent jurisdiction or any action by any Governmental Entity of competent jurisdiction to prevent the Merger for antitrust reasons, then Parent may extend the Termination Date to the ten-month anniversary of the date of this Agreement, in which case the Termination Date shall be deemed to be for all purposes such date;

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(iii) if the Company Special Meeting shall have been duly called and held and shall have concluded without obtaining the Company Requisite Vote.

(c) by the Company

(i) upon a breach of any covenant or agreement on the part of Parent or Sub, or if any representation or warranty of Parent or Sub shall be or become untrue, which in any case would give rise to the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b); provided that (x) if such breach is curable by Parent and Sub through the exercise of their reasonable best efforts and Parent and Sub are exercising their reasonable best efforts to cure such breach, the Company may not terminate this Agreement as a result of such breach unless such breach is not cured on or prior to the date that is the earlier of thirty (30) days after the Company has provided written notice of such breach to Parent or the Termination Date, and (y) the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it is then in material breach of any of its covenants or other agreements contained in this Agreement; or

(ii) if all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than conditions that by their terms are to be satisfied by deliveries to Parent under Sections 7.2(c) and 7.2(e) at the Closing) and Parent and Sub fail to complete the Closing when required pursuant to Section 2.3, provided that the Company may not terminate this Agreement as a result of such failure unless such breach is not cured on or prior to the date that is the earlier of thirty (30) days after the Company has provided written notice of such failure to Parent or the Termination Date.

(d) by Parent:

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be or become untrue, which in any case would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b); provided that (x) if such breach is curable by the Company through the exercise of its reasonable best efforts and the

Company is exercising its reasonable best efforts to cure such breach, Parent may not terminate this Agreement as a result of such breach unless such breach is not cured on or prior to the date that is the earlier of thirty (30) days after Parent has provided written notice of such breach to the Company or the Termination Date, and (y) the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it is then in material breach of any of its covenants or other agreements contained in this Agreement; or

(ii) if the Company’s board of directors shall have effected a Change in Recommendation.

Section 8.2  Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Investor, Parent, Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Investor, Parent, Sub and the Company, the obligations pursuant to this Section 8.2, Article IX and the last sentence of Section 6.2 and provided that, notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement shall survive any such termination in accordance with its terms. Nothing contained in this Section 8.2 shall relieve Investor, Parent, Sub or the Company, subject to Section 9.11, from liability for fraud or willful breach of any of its covenants or agreements in this Agreement, or as provided for in the Confidentiality Agreement. For purposes of this Agreement, “willful breach” means a material breach that (1) is a consequence of an act undertaken or omitted by a party with the knowledge (actual or constructive) that the taking or omitting of such act would, or would be reasonably expected to, cause a breach of this Agreement and (2) would prevent or materially delay the Closing or give another party to this Agreement the right not to consummate the Merger; it being understood and agreed that (x) a failure by Parent or Sub to consummate the Closing as a result of their inability to obtain the Financing shall not, in and of itself, be deemed to constitute a willful breach and (y) any breach of Section 6.3 that meets the description of clause (1) of this definition shall constitute a willful breach.

(b) If this Agreement is terminated

(i) (x) by Parent or the Company pursuant to Section 8.1(b)(iii), or (y) by Parent pursuant to Section 8.1(d)(ii), and such termination occurs after the fifth (5th) day following the date on which the Company makes a Change of Recommendation in response to a Superior Proposal and (A) in the case of a termination described in clause (x) of this Section 8.2(b)(i), there has been publicly disclosed after the date of this Agreement and prior to the time of the Company Special Meeting, an Acquisition Proposal which is not withdrawn prior to the time of the Company Special Meeting, and (B) in the case of a termination described in either clause (x) or clause (y) of this Section 8.2(b)(i), within twelve (12) months after such termination, either (1) the Company enters into a definitive agreement with respect to a transaction pursuant to any Acquisition Proposal or (2) such a transaction occurs, then the Company shall pay to or at the direction of Parent a termination payment of $160,000,000 in cash (the “Termination Payment”), within two (2) Business Days after the consummation of the transaction contemplated by clause (B) above; provided, that, solely for the purposes of this Section 8.2(b), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references in such definition to 25% shall be changed to 51%; and

(ii) by Parent pursuant to Section 8.1(d)(ii) (x) in the case of a Change in Recommendation in response to a Superior Proposal, and such termination occurs on or prior to the fifth (5th) day following the date on which the Company makes a Change of Recommendation in response to a Superior Proposal, or (y) in the case of a Change in Recommendation for any other reason, at any time, then the Company shall pay to or at the direction of Parent the Termination Payment.

(c) If Parent has not extended the Termination Date pursuant to Section 8.1(b)(i) and this Agreement is terminated by:

(i) the Company or Parent pursuant to Section 8.1(b)(i) or the Company pursuant to Section 8.1(c)(i), and, at such time,

(1) all the conditions set forth in Section 7.1 and Section 7.2 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied by deliveries at the Closing or are not satisfied due to a willful breach by Investor, Parent or Sub of any of their respective covenants or other agreements in this Agreement), and the Closing did not occur when required under Section 2.3 then (i) Parent shall pay to the Company a fee of $250,000,000 in cash (the “Parent Fee”) if none of Investor, Parent or Sub are in willful breach of its covenants or other agreements in this Agreement and (ii) Parent shall pay a fee of $500,000,000 (the “Maximum Amount”) if Investor, Parent or Sub are in willful breach of any of their respective covenants or other agreements in this Agreement; provided that Parent shall not be required to pay any such amount if the Financing would not have been available as a result of the failure of the representations and warranties of the Company set forth in the penultimate sentence of Section 4.5(a) to be true and correct in all material respects; or

(2) (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied by deliveries at the Closing), other than the conditions set forth in Section 7.1(b) or Section 7.1(c) due to the failure to receive any required consent or clearance under Antitrust Laws from a Governmental Entity of competent jurisdiction or any action by any Governmental Entity of competent jurisdiction to prevent the Merger for antitrust reasons and (B) the failure of the conditions set forth in Section 7.1(b) or Section 7.1(c) to be satisfied was not due to any requirement by any Governmental Entity as a condition to its approval of the transactions contemplated hereby that Parent or Sub agree to any divestiture or restriction that would, or would reasonably be expected to, result in a material adverse effect on the combined business of Parent and the Surviving Corporation at or after the Effective Time, then Parent shall pay to the Company the Maximum Amount; provided that (x) if Parent would not have been able to consummate the Closing because the Financing would not have been available and none of Investor, Parent or Sub is in willful breach of its covenants or other agreements in this Agreement, Parent shall only be obligated to pay to the Company the Parent Fee, and not the Maximum Amount and (y) Parent shall not be required to pay the Parent Fee or the Maximum Amount if the Financing would not have been available as a result of the failure of the representations and warranties of the Company set forth in the penultimate sentence of Section 4.5(a) to be true and correct in all material respects;

(ii) the Company pursuant to Section 8.1(c)(ii), then (x) Parent shall pay to the Company the Parent Fee, if none of Investor, Parent or Sub is in willful breach of its covenants or agreements in this Agreement, and (y) Parent shall pay the Maximum Amount, if any of Investor, Parent or Sub is in willful breach of its covenants or other agreements in this Agreement; provided that Parent shall not be required to pay any such amount if the Financing would not have been available as a result of the failure of the representations and warranties of the Company set forth in the penultimate sentence of Section 4.5(a) to be true and correct in all material respects.

(d) If Parent has extended the Termination Date pursuant to Section 8.1(b)(i) and this Agreement is terminated by:

(i) the Company or Parent pursuant to Section 8.1(b)(i) or the Company pursuant to Section 8.1(c)(i) and, at such time, (x) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions that by their terms are to be satisfied by deliveries at the Closing), other than the conditions set forth in Section 7.1(b) and Section 7.1(c) due to the failure to receive any required consent or clearance under Antitrust Laws from a Governmental Entity of competent jurisdiction or any action by any Governmental Entity of competent jurisdiction to prevent the Merger for antitrust reasons and (y) the failure of the conditions set forth in Section 7.1(b) or Section 7.1(c) to be satisfied was not due to any requirement by any Governmental Entity as a condition to its approval of the transactions contemplated hereby that Parent or Sub agree to any divestiture or restriction that would, or would reasonably be expected to, result in a material adverse effect on the combined business of Parent and the Surviving Corporation at or after the Effective Time, then Parent shall pay to the Company the Maximum Amount; or

(ii) the Company pursuant to Section 8.1(c)(ii), then Parent shall pay to the Company the Maximum Amount; provided that Parent shall not be required to pay any such amount if the Financing would not have been available as a result of the failure of the representations and warranties of the Company set forth in the penultimate sentence of Section 4.5(a) to be true and correct in all material respects.

(e) If (i) this Agreement is terminated by (A) the Company or Parent pursuant to Section 8.1(b)(i) and at such time all the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied by deliveries at the Closing or are not satisfied due to a willful breach by the Company of any of its covenants or other agreements in this Agreement), (B) Parent pursuant to Section 8.1(d)(i) or (C) Parent pursuant to Section 8.1(d)(ii), (ii) the Debt Financing has been funded or, absent a breach of any covenant or other agreement in this Agreement by the Company (provided that if any such breach occurred prior to the date of termination, that Parent notified the Company in writing of such breach as soon as reasonably practicable after Parent became aware of such breach) or absent a failure of the representations and warranties of the Company set forth in the penultimate sentence of Section 4.5(a) to be true and correct in all material respects, would be available at the Closing and (iii) the Company has willfully breached any of its covenants or other agreements in this Agreement, then the Company shall pay to Parent the Maximum Amount, less the amount of any Termination Payment previously paid to Parent by the Company.

(f) Except as otherwise specified in this Section 8.2, any required payment of the Termination Payment, the Parent Fee or the Maximum Amount shall be made as promptly as reasonably practicable, and, in any event, within two (2) Business Days, following the applicable termination.

(g) All payments contemplated by this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by the applicable party and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. The parties hereto agree that in no event shall (i) the Company be required to pay the Termination Payment (which, for the avoidance of doubt, shall be credited against any payment of the Maximum Amount that may be required to be paid by the Company) or the Maximum Amount on more than on occasion and (ii) Parent be required to pay the Parent Fee (which, for the avoidance of doubt, shall be credited against any payment of the Maximum Amount that may be required to be paid by Parent) or the Maximum Amount on more than one occasion. Notwithstanding any other provision of this Agreement, if Parent provides the Company with an IRS Form W-8BEN prior to the payment of any payment contemplated by this Section 8.2 claiming that such payment is not subject to U.S. federal withholding Tax under the Convention Between the United States of America and New Zealand for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, then (i) the Company shall not (absent a change in Law) withhold any U.S. federal withholding Tax from the payment of any such payment and (ii) Parent shall indemnify the Company for (and hold it harmless against) the full amount of any losses of the Company or any Affiliate arising from an assertion by any Governmental Entity that such payment was subject to U.S. federal withholding Tax, including, but not limited to, any such U.S. federal withholding Tax, any interest or penalties related thereto, any Taxes imposed or asserted on or attributable to amounts payable under this Section 8.2(g) and any reasonable third-party expenses incurred by the Company in connection with an assertion by any Governmental Entity, that such payment was subject to U.S. federal withholding Tax whether or not any such were correctly or legally imposed or asserted by the relevant Governmental Entity. At the Company’s option, (i) Parent shall control the portion of any audit or other proceeding that may give rise to an indemnity payment pursuant to this Section 8.2(g) or (ii) the Company shall control such portion of any audit or other proceeding and shall permit Parent to fully participate in such portion. Neither Parent nor the Company shall settle the portion of any audit or other proceeding that may give rise to an indemnity payment pursuant to this Section 8.2(g) without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Each party shall promptly inform the other party upon receipt of any claim from any Governmental Entity that could reasonably be expected to give rise to an indemnity claim pursuant to this Section 8.2(g).

(h) Notwithstanding anything to the contrary in this Agreement, (i) in the event Investor, Parent and Sub fail to effect the Closing or otherwise breach this Agreement or fail to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 9.11, the Company’s sole and exclusive remedy against Investor, Parent, Sub, or any of their respective Covered Persons in respect of this Agreement, any agreement executed in connection herewith, including, without limitation, the Financing Commitments, and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with Section 8.1 and collect any amounts due pursuant to Section 8.2(c) or (d), and upon payment of any such amounts, none of Investor, Parent, Sub or any of their respective Covered Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and (ii) in the event the Company fails to effect the Closing or otherwise breaches this Agreement or fails to perform hereunder, then, except for an order of specific performance as contemplated by Section 9.11, Investor’s, Parent’s and Sub’s sole and exclusive remedy against the Company or any of its Covered Persons in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with Section 8.1 and collect any amounts due pursuant to Section 8.2(b) or Section 8.2(e), and upon payment of any such amounts, none of the Company nor any of its Covered Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby

(i) In the event that the Company shall fail to pay the Termination Payment or the Maximum Amount when due, or Parent shall fail to pay the Parent Fee or the Maximum Amount when due, the Company shall reimburse Parent, or Parent shall reimburse the Company, as the case may be, for all reasonable costs and expenses actually incurred or accrued by the Company or Parent (including reasonable fees and expenses of counsel), as the case may be, in connection with any Action (including the filing of any lawsuit) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions), at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s stockholders hereunder without the approval of such stockholders.

Section 9.2  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3  Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or electronic mail or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a) if to Investor, Parent or Sub, to:

Rank Group Holdings Limited
c/o Rank Group
Level Nine
148 Quay Street
P.O. Box 3515
Auckland, New Zealand
Facsimile: +612 9268 6694
E-mail: Helen.golding@rankgroup.co.nz

with a copy to:

Debevoise & Plimpton 919 Third Avenue New York, NY 10022 Facsimile: 212-9096836 Attention:	Jeffrey J. Rosen Kevin M. Schmidt E-mail: jrosen@debevoise.com kmschmidt@debevoise.com

(b) if to the Company, to:

Pactiv Corporation
1900 West Field Court
Lake Forest, Illinois 60045
Facsimile: 847-615-6417
Attention: Joseph Doyle, General Counsel
E-mail: JDoyle@Pactiv.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, Illinois 60606 Facsimile: 312-407-0411 Attention:	Charles W. Mulaney, Jr. Brian W. Duwe E-mail: Charles.Mulaney@skadden.com Brian.Duwe@skadden.com or to such other address, facsimile number or electronic mail address for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or electronic mail address or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address, facsimile number or electronic mail address of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4  Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be adequate response and disclosure of such fact, circumstance or information with respect to any representation, warranty or covenant in any section of Article IV or Article VI, on the one hand, or Article V, on the other hand, calling for disclosure of such fact, circumstance or information to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to such other representation, warranty or covenant, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations, warranties or covenants. The inclusion of any item in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5  Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

Section 9.6  Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein), the Confidentiality Agreement and the Affiliate Commitment Letter (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as provided in Article III on and after the Effective Time, Section 6.6 and this Section 9.6, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding clause (b) of the preceding sentence, (i) the Indemnified Parties shall have the right to seek specific performance and pursue monetary damages in the event of Parent’s or the Surviving Corporation’s breach of Section 6.6, (ii) the provisions of Section 8.2(h), Section 9.11(d) and Section 9.11(e) shall be enforceable by each Covered Person of a party and its successors and assigns and (iii) the provisions of Section 9.9 shall be enforceable by each Financing Source and its successors and assigns.

Section 9.7  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9  Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware and (d) each of the parties hereto agrees that each of the other parties shall have the right to bring any Action for enforcement of a judgment entered by any Federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources, other than Investor, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing Commitments or the Fee Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE FINANCING COMMITMENTS OR THE FINANCING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(B).

Section 9.10  Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 hereof in any such Action by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11  Specific Performance; Limitation on Liability.

(a) Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to compel specific performance of this Agreement in any Action instituted in accordance with Section 9.9.

(b) Notwithstanding anything to the contrary in this Agreement, including Section 9.11(a), it is agreed that the Company shall be entitled to seek specific performance of Section 6.9(g) and Parent’s obligation to cause the Affiliate Financing to be funded to fund the Merger and to consummate the Merger only in the event that (i) Parent and Sub are required to complete the Closing pursuant to Section 2.3, (ii) the Debt Financing has been funded or will be funded at the Closing if the Affiliate Financing is funded at the Closing and (iii) Parent and Sub fail to complete the Closing in accordance with Section 2.3. The Company shall not be entitled to enforce or seek to enforce specifically Section 6.9(g) or Parent’s obligations to cause the Affiliate Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Affiliate Financing is funded at the Closing). Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. If a court of competent jurisdiction has declined to specifically enforce Section 6.9(g) and the obligations of Parent and Sub to consummate the

Merger pursuant to a claim for specific performance brought against Investor, Parent and Sub pursuant to this Section 9.11(b), the Company shall be entitled to the Parent Fee or the Maximum Amount, as applicable, to the extent it is entitled to such amount under the terms of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, including Section 9.11(a), except as provided in Section 9.11(b), the parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Investor, Parent or Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Section 8.2; provided, however, that (i) this Section 9.11 does not limit the remedies available to the Indemnified Parties under Section 9.6 and (ii) the Company shall be entitled to an injunction or injunctions to prevent any breach by Parent or Sub of (A) the last two sentences of Section 6.2 and (B) Section 6.5.

(d) Other than as provided in clause (i) of the second sentence of Section 9.6 and this Section 9.11, neither the Company nor any of its Covered Persons shall have any liability to Investor, Parent, Sub or any of their respective Covered Persons under or in respect of this Agreement or any agreement executed in connection herewith or the transactions related hereto under any theory other than payment by the Company of the Termination Payment and/or the Maximum Amount (subject to the crediting described in Section 8.2(g)) under the terms of Section 8.2, if applicable, and any reimbursements payable by the Company pursuant to Section 8.2(i).

(e) Other than as provided in clause (i) of the second sentence of Section 9.6 or as required to comply with an order of specific performance granted in accordance with this Section 9.11, none of Investor, Parent, Sub and any of their respective Covered Persons shall have any liability to the Company or any of its Covered Persons under or in respect of this Agreement or any agreement executed in connection herewith, including the Financing Commitments, or the transactions related hereto or thereto under any theory other than payment by Parent of the Parent Fee and/or the Maximum Amount (subject to the crediting described in Section 8.2(g)) under the terms of Section 8.2, if applicable, and any reimbursements payable by Parent pursuant to Section 6.9(e), Section 6.13(c) or Section 8.2(i).

Section 9.12  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent and/or Sub may assign all or any of their rights and obligations hereunder as collateral to any Financing Source or to any Affiliate of Parent after providing written notice thereof to the Company; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.13  Expenses.  All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the transactions contemplated hereby is consummated.

Section 9.14  Headings.  Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.15  Waivers.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

IN WITNESS WHEREOF, the Company, Investor, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PACTIV CORPORATION

By:	/s/ Richard L. Wambold
Name:     Richard L. Wambold

Title:	Chairman and CEO

RANK GROUP LIMITED

By:	/s/ Greg Cole
Name:     Greg Cole

Title:	Director

REYNOLDS GROUP HOLDINGS LIMITED

By:	/s/ Greg Cole
Name:     Greg Cole

Title:	Director

REYNOLDS ACQUISITION CORPORATION

By:	/s/ Greg Cole
Name:     Greg Cole

Title:	President

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PACTIV CORPORATION

FIRST:  The name of the Corporation is PACTIV CORPORATION.

SECOND:  The Corporation’s registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is ten thousand (10,000) shares of Common Stock, par value $0.01 per share

FIFTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By Laws.

(b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

(c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By Laws) shall be vested in and exercised by the Board of Directors.

(d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By Laws of the Corporation, except to the extent that the By Laws or this Certificate of Incorporation otherwise provide.

(e) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SIXTH:  The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

Annex B — Opinion of Perella Weinberg Partners LP

PERELLA WEINBERG PARTNERS LP 767 FIFTH AVENUE NEW YORK, NY 10153 PHONE: 212-287-3200 FAX: 212-287-3201

August 15, 2010

The Board of Directors
Pactiv Corporation
1900 West Field Court
Lake Forest, Illinois 60045

Members of the Board of Directors:

We understand that Pactiv Corporation, a Delaware corporation (the “Company”), is considering a transaction whereby Reynolds Group Holdings Limited, a New Zealand corporation (“Parent”), will effect a merger involving the Company. Pursuant to a proposed Agreement and Plan of Merger dated as of August 14, 2010 (the “Merger Agreement”), among Parent, Rank Group Limited, a New Zealand corporation (“Investor”), Rank Acquisition Corporation, a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company, (a) Merger Sub will merge with and into the Company (the “Merger”) as a result of which the Company will become a wholly owned subsidiary of Parent, and (b) each outstanding share of Common Stock of the Company, par value $0.01 per share (the “Shares”), other than Shares held in treasury or shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent (“Parent Affiliates”), will be converted into the right to receive $33.25 in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness from a financial point of view to the holders of the Shares other than Parent Affiliates (the “Holders”), of the $33.25 per Share in cash to be received by such Holders in the proposed Merger.

For purposes of the opinion set forth herein, we have, among other things:

1. reviewed certain publicly available financial statements and other business and financial information of the Company, including research analyst reports;

2. reviewed certain internal financial statements, analyses, forecasts, and other financial and operating data relating to the business of the Company, in each case, prepared by management of the Company (the “Company Forecasts”);

3. reviewed certain publicly available financial forecasts relating to the Company;

4. discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

5. compared the financial performance of the Company with that of certain publicly-traded companies which we believe to be generally relevant;

6. compared the financial terms of the Merger with the publicly available financial terms of certain transactions which we believe to be generally relevant;

7. reviewed the historical trading prices and trading activity for the Shares, and compared such price and trading activity of the Shares with that of securities of certain publicly-traded companies which we believe to be generally relevant;

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8. reviewed the premia paid in certain publicly available transactions, which we believed to be generally relevant;

9. reviewed a draft, dated August 14, 2010, of the Merger Agreement; and

10. conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the management of the Company that information furnished by them for purposes of our analysis does not contain any material omissions or misstatements of material fact. With respect to the Company Forecasts, we have been advised by management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby and we express no view as to the assumptions on which they are based. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company. With respect to pension plan and other post-employment benefit liabilities, we have, at your direction, relied on calculations provided to us by management of the Company and have not made any independent evaluation thereof, nor have we been furnished with any actuarial report relating thereto. In addition, we have not evaluated the solvency of any party to the Merger Agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed that the final executed Merger Agreement will not differ in any material respect from the draft Merger Agreement reviewed by us and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without material modification, waiver or delay. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $33.25 per Share in cash to be received by the Holders pursuant to the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement or the form of the Merger or the likely timeframe in which the Merger will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the $33.25 per Share in cash to be received by the Holders pursuant to the Merger Agreement or otherwise. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may be available to the Company. We have not been authorized to solicit and have not solicited indications of interest in a transaction with the Company from any party, although we understand that another financial advisor to the Company has solicited indications of interest in such a transaction from other parties.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services payable upon the rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Perella Weinberg Partners LP and its affiliates and the Company, Parent or Investor pursuant to which compensation was received by Perella Weinberg Partners LP or its affiliates; however Perella Weinberg Partners LP and its affiliates may in the future provide investment banking and other financial services to the Company, Parent and Investor and their respective affiliates for which they would expect to receive compensation. In the ordinary course of our business activities, Perella Weinberg Partners LP or its

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affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates. The issuance of this opinion was approved by a fairness committee of Perella Weinberg Partners LP.

It is understood that this opinion is for the information and assistance of the Board of Directors of the Company in connection with, and for the purposes of its evaluation of, the Merger. This opinion is not intended to be and does not constitute a recommendation to any Holder as to how such Holder should vote or otherwise act with respect to the proposed Merger or any other matter. In addition, we express no opinion as to the fairness of the Merger to, or any consideration to, the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, on the date hereof, the $33.25 per Share in cash to be received by the Holders pursuant to the Merger Agreement is fair from a financial point of view to the Holders.

Very truly yours,

PERELLA WEINBERG PARTNERS LP

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Annex C — Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228, §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, §262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, §24; 57 Del. Laws, c. 148, §§27-29; 59 Del. Laws, c. 106, §12; 60 Del. Laws, c. 371, §§3-12; 63 Del. Laws, c. 25, §14; 63 Del. Laws, c. 152, §§1, 2; 64 Del. Laws, c. 112, §§46-54; 66 Del. Laws, c. 136, §§30-32; 66 Del. Laws, c. 352, §9; 67 Del. Laws, c. 376, §§19, 20; 68 Del. Laws, c. 337, §§3, 4; 69 Del. Laws, c. 61, §10; 69 Del. Laws, c. 262, §§1-9; 70 Del. Laws, c. 79, §16; 70 Del. Laws, c. 186, §1; 70 Del. Laws, c. 299, §§2, 3; 70 Del. Laws, c. 349, §22; 71 Del. Laws, c. 120, §15; 71 Del. Laws, c. 339, §§49-52; 73 Del. Laws, c. 82, §21; 76 Del. Laws, c. 145, §§11-16; 77 Del. Laws, c. 14, §§12, 13; 77 Del. Laws, c. 253, §§47-50; 77 Del. Laws, c. 290, §§16, 17.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 00000764181 R2.09.05.010
PACTIV CORPORATION
1900 WEST FIELD COURT
LAKE FOREST, ILLINOIS 60045
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on November 14, 2010 to be counted for final tabulation. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. 401(k) participants should read the voting instructions included on the reverse side of this proxy card.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. on November 14, 2010 to be counted for final tabulation. Have your proxy card in hand when you call and then follow the instructions. 401(k) participants should read the voting instructions included on the reverse side of this proxy card.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,
Edgewood, NY 11717.
The Board of Directors recommends a vote
FOR each of the following proposals: For Against Abstain
1. To adopt the Agreement and Plan of Merger, dated as of August 16, 2010, by and among Pactiv Corporation, Rank Group Limited,
Reynolds Group Holdings Limited and Reynolds Acquistition Corporation, an indirect wholly owned subsidiary of Reynolds Group
Holdings Limited, and approve the transactions contemplated thereby. 2. To adjourn the special meeting to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and approving the transactions contemplated thereby at the time of the special meeting.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 00000764182 R2.09.05.010

Vote 24 hours a day, 7 days a week! Your telephone of Internet vote must be received by 11:59 p.m. Eastern time on November 14, 2010, to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send your proxy by mail.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com .
PACTIV CORPORATION
PROXY / CONFIDENTIAL VOTING INSTRUCTIONS
This proxy is solicited on behalf of the Board of Directors for the Special Meeting of Stockholders
on November 15, 2010.
The undersigned hereby appoints Richard L. Wambold and Edward T. Walters, and each of them, with full power of substitution, as Proxies to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of Pactiv Corporation common stock held of record by the undersigned at the close of business on October 14, 2010, and entitled to vote at the Special Meeting of Stockholders of
Pactiv Corporation to be held at 3:00 p.m., Chicago time, on November 15, 2010, or at any adjournment thereof, and to vote, in their discretion, upon such other matters as may properly come before the Special Meeting. 401(k) Plan Participants:
This card also serves as voting instructions to the Trustees of the Pactiv Corporation 401(k) Savings and Investment Plan and the Pactiv Hourly 401(k)
Savings and Investment Plan. By signing on the reverse side, you are instructing the Trustees of the plans to vote all shares of Common Stock of Pactiv
Corporation allocated to your plan account(s) at the Special Meeting of Stockholders to be held on November 15, 2010, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the Special Meeting. Only the Trustees can vote these shares. These shares cannot be voted in person at the Special Meeting. How you vote these shares is confidential. The Trustees will not disclose how you have instructed the Trustees to vote. If the Trustees do not receive your voting instructions by 11:59 p.m., Eastern time, on November 11, 2010, either by telephone, Internet or receipt of this signed voting instruction card, shares allocated to your plan account(s) will be voted by the applicable Trustee in the same proportion as those shares held by the plan for which the applicable Trustee has received voting instructions from plan participants.
Continued and to be signed on reverse side